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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

Senseonics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	52-2000730 (IRS Employer Identification No.)

20451 Seneca Meadows Parkway
Germantown, MD 20876-7005
(Address of principal executive offices, including zip code)

(301) 515-7260
(Registrant's telephone number, including area code)

ASN Technologies, Inc.
10291 South 1300 East, #118
Sandy, UT 84094
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page
EXPLANATORY NOTE	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.	4
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.	5
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.	5
FORM 10 INFORMATION	8
THE BUSINESS	8
RISK FACTORS	36
SELECTED CONSOLIDATED FINANCIAL DATA	76
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	78
PRINCIPAL STOCKHOLDERS	95
MANAGEMENT	98
EXECUTIVE COMPENSATION	106
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	118
LEGAL PROCEEDINGS	122
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	123
DESCRIPTION OF CAPITAL STOCK	125
INDEMNIFICATION OF DIRECTORS AND OFFICERS	128
FINANCIAL STATEMENTS	129
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.	130
ITEM 4.01 CHANGES IN ACCOUNTANTS.	131
ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.	132
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.	132
ITEM 5.03 AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.	133
ITEM 5.06 CHANGE IN SHELL COMPANY STATUS.	133
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.	133

EXPLANATORY NOTE

        Upon the completion of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, or the Merger Agreement, Senseonics Holdings, Inc. became the Parent Company of Senseonics, Incorporated, as more fully described below.

        We were originally incorporated as ASN Technologies, Inc. in Nevada on June 26, 2014. Prior to the Acquisition, we were in the business of designing and developing a location-based mobile application to allow users to share information about nearby social and other events.

        On December 4, 2015, pursuant to the Merger Agreement and the transactions contemplated thereby, we reincorporated in Delaware and changed our name to Senseonics Holdings, Inc. Upon the closing of the Acquisition, all of the outstanding capital stock, options and warrants of to purchase shares of Senseonics, Incorporated were converted into 57,739,953 shares of our common stock, options to purchase 9,251,164 shares of our common stock and warrants to purchase 5,090,661 shares of our common stock, hereafter referred to as the "Acquisition." Accordingly, Senseonics, Incorporated became our wholly-owned subsidiary.

        At the same time we entered into the Merger Agreement, we entered into a Spin-Out Agreement, pursuant to which in connection with the closing of the Acquisition, the assets of our former business were transferred to Daniel Davis, our former president and director, in exchange for $9,000 and the assumption by Mr. Davis of all liabilities related to our former business (as described elsewhere herein).

        As a result of the Acquisition, we acquired the business of Senseonics, Incorporated, a medical technology company focused on the design, development and commercialization of glucose monitoring systems to improve the lives of people with diabetes by enhancing their ability to manage their disease with relative ease and accuracy.

        Unless otherwise indicated in this Current Report on Form 8-K, or this Report, all references herein to "we," "us," "our Company," "our," "Senseonics," the "Company," or the "Registrant" refers to Senseonics Holdings, Inc. and the business of Senseonics, Incorporated, after giving effect to the Acquisition. Unless otherwise indicated in this Report, all references in this Report to our board of directors refer to our board of directors as reconstituted upon the closing of the Acquisition. Our business following the Acquisition consists solely of that of our subsidiary, Senseonics, Incorporated.

        This Report contains summaries of material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This Report contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but are also contained elsewhere in this Report. In some cases, you can identify forward-looking statements by the words "may," "might," "will," "could," "would," "should," "expect," "intend," "plan," "objective," "anticipate," "believe," "estimate," "predict," "project," "potential," "target," "seek," "contemplate," "continue" and "ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Report, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

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  our plans to develop and commercialize Eversense;

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  our planned U.S. pivotal clinical trial;

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  the timing and availability of data from our clinical trials;

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  the timing of our planned regulatory filings;

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  the timing of and our ability to obtain and maintain regulatory approval of Eversense;

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  the clinical utility of Eversense;

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  our ability to develop future generations of Eversense;

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  our future development priorities;

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  our ability to obtain reimbursement coverage for Eversense;

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  our expectations about the willingness of healthcare providers to recommend Eversense to people with diabetes;

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  our commercialization, marketing and manufacturing capabilities and strategy;

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  our ability to comply with applicable regulatory requirements;

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  our ability to maintain our intellectual property position;

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  our estimates regarding the size of, and future growth in, the market for CGM systems; and

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  our estimates regarding our future expenses and needs for additional financing.

        Forward-looking statements are based on management's current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management's beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. You should refer to the "Risk Factors" section of this Report for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Report will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements speak only as of the date of this Report. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this Report.

Item 1.01    Entry into a Material Definitive Agreement.

        The information contained in Item 2.01 below relating to the various agreements described therein is incorporated herein by reference.

Item 2.01    Completion of Acquisition or Disposition of Assets.

Merger with Senseonics, Incorporated

        On December 4, 2015, we entered into the Merger Agreement with Senseonics, Incorporated and SMSI Merger Sub, Inc. to acquire Senseonics, Incorporated. The transactions contemplated by the Merger Agreement were consummated on December 7, 2015, or the Closing, and pursuant to the terms of the Merger Agreement, (i) all outstanding shares of common stock of Senseonics, Incorporated, $0.01 par value per share, or the Senseonics Shares, were exchanged for shares of our common stock, $0.001 par value per share, or the Company Shares, and (ii) all outstanding options and warrants to purchase Senseonics Shares, or the Senseonics Options and Senseonics Warrants, respectively, were each exchanged or replaced with options and warrants to acquire shares of our common stock, or the Company Options and Company Warrants, respectively. We refer herein to the transactions described in clauses (i) and (ii), collectively, as the Acquisition. Accordingly, Senseonics, Incorporated became our wholly-owned subsidiary. Immediately prior to the closing of the Acquisition, all issued and outstanding shares of Senseonics, Incorporated's preferred stock were converted into shares of Senseonics, Incorporated common stock. The Merger Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Issuance and Exchange of Company Shares for Senseonics Shares

        At the Closing, each Senseonics Share outstanding immediately prior to the Closing was converted into the right to receive 2.0975 Company Shares, or the Exchange Ratio, with all fractional shares rounded down to the nearest whole share. Accordingly, we issued an aggregate of 57,739,953 Company Shares for all of the then-outstanding Senseonics Shares.

Issuance and Exchange of Company Options and Company Warrants for Senseonics Options and Senseonics Warrants

        At the Closing, we issued Company Options in exchange for Senseonics Options. The Company Options cover a number of Company Shares equal to the product (rounded down to the next whole number of Company Shares) of the number of Senseonics Shares underlying each Senseonics Option immediately prior to the Closing multiplied by the Exchange Ratio, and have an exercise price per Company Share equal to the per share exercise price of such Senseonics Option immediately prior to the Closing divided by the Exchange Ratio. The Company Options continue to vest and become exercisable on the same vesting schedule. We similarly issued Company Warrants in exchange for Senseonics Warrants. Accordingly, we reserved 9,251,164 and 5,090,661 Company Shares for issuance upon the exercise of Company Options and Company Warrants, respectively, or the Reserved Shares.

        The Senseonics Options had been issued pursuant to either the Senseonics, Incorporated 1997 Stock Option Plan, as amended, or the 1997 plan, or the Senseonics, Incorporated 2015 Equity Incentive Plan, or the 2015 plan. Pursuant to the Merger Agreement, we assumed the 1997 plan and the 2015 plan upon the Closing.

Repurchase of Outstanding Company Shares

        At the same time we entered into the Merger Agreement, we and Laura Magrone, one of our former stockholders, entered into a Repurchase Agreement pursuant to which she sold an aggregate of 119,979,892 shares of our common stock, or the Repurchase Shares, to us at $0.0001 per share, for an aggregate consideration of $11,998 in connection with the Closing. The Repurchase Shares were immediately canceled and returned to our authorized but unissued shares. The Repurchase Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Spin-Out of the Company's Former Operating Business

        At the same time we entered into the Merger Agreement, we and Daniel Davis executed a Spin-Out Agreement pursuant to which, in connection with the Closing, our former business was transferred to Mr. Davis in exchange for $9,000 and the assumption by Mr. Davis of all liabilities related to our former business. Pursuant to the Spin-Out Agreement, the Company transferred to Mr. Davis the assets of our former business, including (i) the name "ASN Technologies, Inc.", (ii) the website http://death-valley.asnti.com and (iii) our former business operations as they existed on December 4, 2015, including any operations on the above-listed website. Immediately after the Acquisition, the business of Senseonics, Incorporated became our sole focus. The Spin-Out Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Reincorporation and Name Change

        In connection with the Acquisition, we reincorporated in Delaware and changed our name to "Senseonics Holdings, Inc." Our Certificate of Incorporation is filed as an exhibit to this Report and is incorporated herein by reference.

Change in Directors and Officers of the Company

        In connection with the Acquisition, our former sole director appointed the persons designated by Senseonics, Incorporated to our board of directors and, thereafter, resigned. Our newly elected board of directors immediately appointed the officers designated by Senseonics, Incorporated. Identification of our directors and officers, including biographical information for each of them, is included elsewhere in the "Management" section of this Report.

Registration Rights Agreement

        Immediately following the Closing, we entered into a Registration Rights Agreement with the former Senseonics, Incorporated preferred stockholders in order to grant such stockholders certain registration rights. Under the Registration Rights Agreement, the stockholders were granted demand, piggyback and Form S-3 registration rights. See "Description of Capital Stock—Registration Rights." The Registration Rights Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Energy Capital, LLC Borrowing Facility

        In connection with the Acquisition, we entered into a Note Purchase Agreement with Energy Capital, LLC pursuant to which Energy Capital may lend us an aggregate principal amount of up to $10.0 million, subject to specified conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness." The Note Purchase Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Amendment to Oxford Finance LLC Borrowing Facility

        In December 2015, we amended our Loan and Security Agreement with Oxford Finance LLC, or Oxford, to allow us to borrow up to an additional $5.0 million following our receipt of the CE mark for Eversense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness." The Consent and First Amendment to Loan and Security Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Aggregate Beneficial Ownership of our Common Stock After the Acquisition

        Prior to the Closing, the former Senseonics, Incorporated stockholders owned no shares of our common stock and there were no material relationships between the management of Senseonics, Incorporated and our management. After the Closing, and after giving effect to the issuance of the Company Shares and the reservation of the Reserved Shares, the number of shares of our common stock issued and outstanding was 75,760,061 and an additional 14,341,825 shares of common stock were reserved for issuance upon the exercise of options and warrants. Of the total 90,101,886 shares of common stock outstanding and issuable upon exercise of outstanding options and warrants, the aggregate ownership of our common stock on a fully diluted basis is as follows:

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  the former holders of Senseonics Shares, Senseonics Options and Senseonics Warrants held an aggregate ownership of approximately 80% of our common stock on a fully diluted basis; and

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  our stockholders owning all of our common stock immediately prior to the Closing held an aggregate ownership of approximately 20% of our common stock on a fully diluted basis.

        The foregoing description is a summary of the material terms of the Acquisition and is not intended to modify or supplement any factual disclosures about us or Senseonics, Incorporated in any public reports filed by us with the Securities and Exchange Commission, or the SEC. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specified dates set forth therein, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by disclosure schedules. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement have been made for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about us or Senseonics, Incorporated. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public filings with the SEC.

FORM 10 INFORMATION

THE BUSINESS

Corporate Overview of Senseonics Holdings, Inc.

        We were originally incorporated as ASN Technologies, Inc. in Nevada on June 26, 2014. On December 4, 2015, we were reincorporated in Delaware and changed our name to Senseonics Holdings, Inc. On December 7, 2015, we closed the Acquisition and acquired Senseonics, Incorporated. Immediately following the Closing, the business of Senseonics, Incorporated became our sole focus. Unless otherwise stated or unless the context otherwise requires, the description of our business set forth below is provided on a combined basis, taking into account our subsidiary, Senseonics, Incorporated.

Corporate Overview and History of Senseonics, Incorporated

        Senseonics, Incorporated was incorporated under the laws of the State of Delaware on October 31, 1996 and is headquartered in Germantown, Maryland. The members of our management team have held senior leadership positions at a number of medical technology and biopharmaceutical companies, including Abbott Diabetes Care, TheraSense, LifeCell and Medtronic. Members of our team have contributed to the development, regulatory approval and commercialization of several glucose monitoring systems and insulin pumps. The principal investors of Senseonics, Incorporated include New Enterprise Associates, Delphi Ventures, HealthCare Ventures and Roche Finance Ltd.

        We are a medical technology company focused on the design, development and commercialization of glucose monitoring systems to improve the lives of people with diabetes by enhancing their ability to manage their disease with relative ease and accuracy. Our first generation continuous glucose monitoring, or CGM, system, Eversense, is designed to be a reliable, long-term, implantable CGM system to continually and accurately measure glucose levels in people with diabetes for a period of up to 90 days, as compared to five to seven days for currently available CGM systems. We believe Eversense will provide people with diabetes with a more convenient method to monitor their glucose levels in comparison to the traditional method of self-monitoring of blood glucose, or SMBG, as well as currently available CGM systems. In our European pivotal clinical trial, we observed that Eversense measured glucose levels over 90 days with a degree of accuracy comparable or superior to that of other currently available CGM systems. In July 2015, we applied for a CE mark and, subject to regulatory approval, we expect to begin marketing Eversense in select European markets by early 2016. We have also received approval from the U.S. Food and Drug Administration, or FDA, of an investigational device exemption, or IDE, application to initiate clinical trials of Eversense in the United States. We plan to initiate a single pivotal clinical trial in the United States in the first quarter of 2016, and, if the results of the trial are favorable, we intend to apply for marketing approval in the United States as promptly as possible thereafter.

        Diabetes is a chronic, life-threatening disease for which there is no known cure. The disease is caused by the body's inability to produce or effectively utilize the hormone insulin, which prevents the body from adequately regulating blood glucose levels. If diabetes is not managed properly, it can lead to serious health conditions and complications, including heart disease, limb amputations, loss of kidney function, blindness, seizures, coma and even death. According to the International Diabetes Federation, or IDF, an estimated 387 million people worldwide had diabetes in 2014. The number of people with diabetes worldwide is estimated to grow to 592 million by 2035 due to various reasons, including changes in dietary trends, an aging population and increased prevalence of the disease in younger people. Diabetes is typically classified into two primary types. Type 1 diabetes is an autoimmune disorder that usually develops during childhood and is characterized by the inability of the body to produce insulin, resulting from destruction of the insulin producing beta cells of the pancreas. Type 2 diabetes is a metabolic disorder that results when the body is unable to produce sufficient amounts of insulin or becomes insulin resistant. People with Type 1 diabetes must administer insulin, either by injection or insulin pump, to survive. People with Type 2 diabetes may require diet and nutrition management, exercise, oral medications or the administration of insulin to regulate blood glucose levels.

        In an attempt to maintain blood glucose levels within the normal range, many people with diabetes seek to actively monitor their blood glucose levels. The traditional SMBG method of glucose monitoring requires lancing the fingertips, commonly referred to as fingersticks, multiple times per day and night to obtain a blood drop to be applied to a test strip inside a blood glucose meter. This method of monitoring glucose levels is inconvenient and can be painful and, because each measurement represents a single blood glucose value at a single point in time, it provides limited information regarding trends in blood glucose levels. In contrast, CGM systems are generally less painful and involve the insertion of sensors into the body to measure glucose levels in the interstitial fluid throughout the day and night, providing real-time data that shows trends in glucose measurements. However, currently available CGM systems are often inconvenient, requiring frequent sensor replacement and an extra device, called a receiver, to monitor glucose readings, and have limited safety features.

        We have designed Eversense to continually and accurately measure glucose levels under the skin for up to 90 days, as compared to five to seven days for currently available CGM systems. Eversense also includes additional safety features that warn the user before the occurrence of adverse events and provide distinct on-body vibrations in a number of situations, such as when low or high glucose levels are reached. We believe that Eversense will provide a more convenient method of continuous glucose monitoring, with longer duration and equal or superior accuracy, compared to other currently available CGM systems.

        According to estimates by Close Concerns, Inc., an independent diabetes information company, or Close Concerns, global sales for CGM systems and insulin pumps for people with intensively managed diabetes were $2.7 billion in 2014, of which $523 million represented sales of CGM systems, a 31% increase from 2013. United States sales for CGM systems and insulin pumps for people with intensively managed diabetes were $1.7 billion in 2014, of which $381 million represented sales of CGM systems, a 33% increase compared to 2013. In comparison, global SMBG sales were $6.7 billion in 2014, a decline of 7% compared to 2013, driven largely by downward pricing pressure. We estimate that the global sales of CGM systems will grow at a compound annual growth rate, or CAGR, of 26%, reaching approximately $2 billion by 2020. We also estimate that by 2020 global sales for insulin pumps will increase to $3.5 billion, while global sales for SMBG will decline to $5.8 billion. We expect the growth in sales of CGM systems to be driven primarily by increased penetration of CGM in the Type 1 diabetic population, as it potentially becomes a standard of care, reaching at least 25% penetration of the Type 1 diabetic population in the United States by 2020, compared to 8% in 2014. We believe that the increased penetration of CGM will be driven by higher awareness of the clinical benefits of CGM by people with diabetes, healthcare providers and third-party payors, insulin pump integration, an improving coverage and reimbursement environment and additional product innovation, including increased convenience, accuracy and sensor duration.

        We have recently completed the 180 day observation period for our European pivotal clinical trial, in which we enrolled 81 subjects in Germany, the United Kingdom and the Netherlands to evaluate the accuracy of Eversense, based on the mean absolute relative difference, or MARD, when compared with reference standard measurements over successive periods of 30 days through 180 days. We have received 90-day accuracy and safety data for the first 44 subjects in this trial, which we used as the basis for our CE mark application. Based on this 90-day data, we observed an average MARD of 11.4%, with no device- related or procedure-related serious adverse events. In total, including our ongoing and completed clinical trials involving the current and prior configurations of Eversense, we have enrolled more than 300 subjects and tested over 600 sensors as of December 7, 2015. To date, we have observed no device- related or procedure-related serious adverse events in any of our trials, although we have limited clinical experience with repeated use of our system in the same patient or the same insertion site, and it is possible that there could be unforeseen complications from long-term use. We expect to report final 180-day accuracy and safety data for all subjects in the European pivotal trial in the first quarter of 2016.

Diabetes Overview

        Diabetes is a chronic, life-threatening disease for which there is no known cure and arises as a result of the body's inability to produce or effectively utilize the hormone insulin. Insulin regulates blood glucose levels and allows cells to utilize glucose, the primary source of energy for cells. Glucose must be maintained at certain concentrations in the blood in order to permit optimal cell function and health. For people with diabetes, the inability to produce sufficient levels of insulin, or the failure to utilize insulin effectively, causes blood glucose levels to rise above the optimal range. If diabetes is not managed properly, it can lead to serious health conditions and complications, including heart disease, limb amputations, loss of kidney function, blindness, seizures, coma and even death. According to the most recent information available from the Centers for Disease Control and Prevention, or CDC, diabetes was the seventh leading cause of death in the United States in 2010, directly resulting in approximately 69,000 deaths and complications from diabetes contributed to approximately 234,000 deaths in the same year.

        According to the IDF, an estimated 387 million people worldwide had diabetes in 2014. The number of people with diabetes worldwide is estimated to grow to 592 million by 2035 due to a number of reasons including changes in dietary trends, an aging population and increased prevalence of the disease in younger people. Based on estimates by the IDF, diabetes is among the costliest chronic diseases and the total global economic cost of diagnosed diabetes in 2014 was approximately $612 billion.

        Diabetes is typically classified into two primary types:

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  Type 1 diabetes is an autoimmune disorder that usually develops during childhood or adolescence and is characterized by the inability of the body to produce insulin, resulting from destruction of the hormone producing beta cells in the pancreas. People with Type 1 diabetes must administer insulin, either by injection or insulin pump, to survive. There is no known way to prevent Type 1 diabetes. Based on the most recent information available from the CDC, there were in excess of 1.25 million people with Type 1 diagnosed diabetes in the United States in 2012. Based on the most recent information available from the IDF and the CDC, we estimate that there were in excess of 1.7 million people with Type 1 diagnosed diabetes in Europe in 2014.

  •
  Type 2 diabetes is a metabolic disorder which generally develops in adults and results when the body is unable to produce sufficient amounts of insulin or becomes insulin resistant. Although it is not precisely known how Type 2 diabetes develops, genetics, family history and environmental factors, such as excess weight and physical inactivity, are viewed as contributing factors. As Type 2 diabetes progresses, individuals may require diet and nutrition management, exercise, oral medications or the administration of insulin to regulate blood glucose levels. Based on the most recent information from the CDC, we estimate there were approximately 20 million people with Type 2 diagnosed diabetes in the United States in 2012. We estimate that there were approximately 33 million people with Type 2 diagnosed diabetes in Europe in 2014. Of these people with Type 2 diagnosed diabetes, we estimate that approximately 5.7 million people in the United States utilize insulin, either by injection or insulin pump, to manage their diabetes.

Importance of Glucose Monitoring

        If people with diabetes can maintain their blood glucose levels within normal limits, they can significantly mitigate the negative effects of diabetes. In the December 2005 edition of the New England Journal of Medicine, the authors of a peer-reviewed study concluded that intensive diabetes therapy, which included the use of multiple daily injections, or MDI, or an insulin pump, in combination with SMBG at least four times per day, with the goal of maintaining blood glucose levels within normal limits, has long-term beneficial effects on lowering the risk of cardiovascular disease in people with Type 1 diabetes. In the study, this intensive diabetes therapy reduced the risk of any cardiovascular disease event by 42% and the risk of non-fatal heart attack, stroke or death from cardiovascular disease by 57%, as compared to less intensive diabetes therapy. Earlier studies also demonstrated benefits of intensive diabetes therapy in lowering the long-term risks of other complications of diabetes, including vision loss, kidney damage and nerve damage.

        Despite the clinically demonstrated benefits of maintaining blood glucose levels within the normal range, doing so can be challenging and inconvenient for people with diabetes. Blood glucose levels are affected by many factors, including the carbohydrate and fat content of meals, exercise, stress, illness or impending illness, hormonal releases, variability in insulin absorption rates and changes in the effects of insulin on the body. As a result, people with diabetes often experience unpredictable and significant fluctuations in their glucose levels above the normal range, which is referred to as hyperglycemia, or below the normal range, which is referred to as hypoglycemia.

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  Hyperglycemia occurs when blood glucose levels rise above the normal range, which generally occurs when the body does not produce sufficient levels of insulin or fails to effectively utilize insulin. If not effectively managed, hyperglycemia often results in chronic long-term complications, such as heart disease, limb amputations, loss of kidney function, blindness, seizures, coma and even death.

  •
  Hypoglycemia occurs when blood glucose levels fall below the normal range, which can be caused by a number of factors including excess insulin administration. In cases of severe hypoglycemia, people with diabetes risk acute complications, such as loss of consciousness, coma or death.

        In an attempt to maintain blood glucose levels within the normal range, people with diabetes must first accurately measure their blood glucose levels and, if necessary, make therapeutic and dietary adjustments. When blood glucose levels are high, people with diabetes often administer insulin in an effort to decrease blood glucose levels. In contrast, when blood glucose levels are low, people with diabetes often ingest carbohydrates in an effort to raise blood glucose levels. As these adjustments are made, additional blood glucose measurements may be necessary to gauge the individual's response to the adjustments. People with diabetes frequently overcorrect and fluctuate between hyperglycemic and hypoglycemic states, often multiple times during the same day. As a result, many people with diabetes are routinely outside the normal blood glucose range, and many are often unaware that their glucose levels are either too high or too low. The inability to effectively control and monitor blood glucose levels and the associated potential for serious complications from hyperglycemia and hypoglycemia can be frustrating, overwhelming and, at times, dangerous.

Methods of Glucose Measurement

        The most accurate method of measuring blood glucose levels is through laboratory testing. Outside of laboratory testing, there are three primary methods to measure blood glucose levels:

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  Real-time in-hospital testing of blood glucose levels is performed by healthcare providers at the point of care, using in vitro analyzers, such as the YSI Inc., or YSI, glucose analyzer. Outside of laboratory testing, in-hospital testing is the most accurate method of measuring blood glucose levels. However, measurement of blood glucose through in-hospital testing is not a practical solution for the daily monitoring of glucose levels by people with diabetes.

  •
  Self-monitoring of blood glucose, or SMBG, is the traditional method that people with diabetes use to monitor their blood glucose levels. Although less accurate than in-hospital testing, SMBG systems are the prevalent method for the daily monitoring of glucose levels. SMBG requires people with diabetes to lance their fingertips to obtain a blood drop that is applied to a test strip inserted into a blood glucose meter. SMBG testing is generally done multiple times per day.

  •
  Continuous glucose monitoring, or CGM, is a way for people with diabetes to monitor glucose levels in real-time throughout the day or night. CGM systems involve the implantation of sensors into the body to measure glucose levels in the interstitial fluid, which is the fluid that surrounds tissues in the body, and typically relay the data, through a transmitter, to an external receiver every five minutes. While each individual CGM measurement is slightly less accurate than that of SMBG, the frequent, automatic measurements provided by CGM help people with diabetes reduce the risk of hypoglycemic and hyperglycemic events by providing them with real-time glucose readings, glucose trend information and alerts.

Benefits of Continuous Glucose Monitoring

        More frequent and accurate testing of blood glucose levels provides people with diabetes with a greater ability to maintain their blood glucose levels within normal limits allowing them to more effectively manage their diabetes. The ADA recommends that people with intensively managed diabetes test their blood glucose levels after eating, at bedtime, before exercise or critical tasks and after treating for low blood glucose. Significantly more frequent testing may be required to reach optimal blood glucose levels safely without falling into hypoglycemia. We use the term "intensively managed diabetes" to refer to people with Type 1 diabetes and those people with Type 2 diabetes who require insulin to be administered through an insulin pump or MDI.

        The ability of people with diabetes to realize the benefits of more frequent glucose testing using SMBG is inherently limited and inconvenient. SMBG generally requires people with diabetes to draw multiple blood samples over the course of a day and night. Lancing and interchange of the fingers or alternate sites, in order to draw blood samples, can sometimes be painful and is particularly difficult for children. Moreover, even if a person tests glucose levels with SMBG several times each day, each measurement represents a single blood glucose value at a single point in time, which limits the ability to detect trends in glucose levels. In contrast, CGM, due to its continuous and automatic monitoring, can provide significant data on trends in glucose levels. The ability to detect rising or falling glucose levels, and the rate at which such levels are rising or falling, is critical for people with diabetes, and their healthcare providers, to actively manage this condition. For instance, the risk of hypoglycemia is greatest when individuals are sleeping. CGM systems continue reading glucose levels during sleep, and even provide alerts, in contrast to SMBG, which does not allow for testing during sleep.

        The beneficial effects of CGM have been validated in multiple clinical trials. According to a study published in the November 2009 edition of Diabetes Care, people who intensively managed their diabetes consistently with CGM over a six-month period had lower A1C levels, a measure of the three-month average of glucose in the blood, than those who did not. More recently, two studies published in the April 2011 and January 2012 editions of Diabetes Care, showed improved glycemic control in people with Type 1 and Type 2 diabetes who use CGM systems, compared to people who use SMBG, further supporting the benefits of CGM in helping people with diabetes stay within a healthy glycemic range.

        In addition to the health benefits of continuous and automatic blood glucose measurements provided by CGM, CGM is generally considered to be more convenient than SMBG. People who intensively manage their diabetes will typically measure their blood glucose levels three to ten times per day, including during the night. For children with diabetes, this may necessitate a parent or caretaker waking the child multiple times during the night to take these measurements. People who use SMBG must carry a fully supplied kit that may include a spring-loaded needle, or lancet, disposable test strips, cleansing wipes, and the glucose meter, and then safely dispose of the used supplies, which can be inconvenient. In addition, at times, SMBG may require multiple finger pricks to obtain a sufficient blood sample for such tests, which can be further compounded by the fact that people with diabetes often experience decreased feeling in their fingers.

The Market for CGM

        We estimate that, of the approximately 39 million people diagnosed with diabetes in the United States, Canada, Australia and the other select regions that we intend to target with Eversense (which include Scandinavia, Germany, the United Kingdom, Italy, Switzerland, the Netherlands, Israel, Finland and Slovenia), 35%, or approximately 13 million people, are insulin users. We believe that, of those 13 million insulin users, approximately 46%, or six million people, intensively manage their diabetes. According to estimates by Close Concerns, global sales for CGM systems and insulin pumps for people with intensively managed diabetes were $2.7 billion in 2014, of which $523 million represented sales of CGM systems, a 31% increase compared to 2013. United States sales for CGM systems and insulin pumps for people with intensively managed diabetes were $1.7 billion in 2014, of which $381 million represented sales of CGM systems, a 33% increase compared to 2013. In comparison, global SMBG sales were $6.7 billion in 2014, a decline of 7% compared to 2013, driven largely by downward pricing pressure.

        We estimate that global sales of CGM systems will grow at a CAGR of 26%, reaching approximately $2 billion by 2020. We also estimate that by 2020 global sales for insulin pumps will increase to $3.5 billion, while global sales for SMBG will decline to $5.8 billion. We expect the growth in sales of CGM systems to be driven primarily by increased penetration of CGM in the Type 1 diabetic population, as it potentially becomes a standard of care, reaching at least 25% penetration of the Type 1 diabetic population in the United States by 2020, compared to 8% in 2014. We believe that the increased penetration of CGM will be driven by higher awareness of the clinical benefits of CGM by people with diabetes, healthcare providers and third-party payors, insulin pump integration, an improving coverage and reimbursement environment and additional product innovation, including increased convenience, accuracy and sensor duration.

Limitations of Currently Available CGM Systems

        There are a limited number of currently available CGM systems for people with diabetes to monitor their glucose levels. Although these CGM systems provide significant advantages to people with diabetes who are intensively managing their diabetes as compared to SMBG, they have certain inherent limitations and shortcomings that we believe limit their rate of user adoption and often lead to noncompliance and discontinuation. These limitations include:

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  Short sensor life and accuracy limitations:  Currently available CGM systems generally rely on sensors that are labeled for use for between five and seven days, after which the sensor must be removed and a replacement sensor inserted. The accuracy of the CGM system may vary from sensor to sensor and over time, and generally declines when used beyond the labeled five or seven day time period. As a result, users who seek to avoid the inconvenience or the expense of changing the sensor regularly during such a short time interval may experience a decline in system performance unless a replacement sensor is inserted.

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  Inconvenience:  Currently available CGM systems generally require the user to wear or carry an extra device to receive and view the glucose readings. This could be particularly inconvenient for people using an insulin pump as it adds to the number of devices they are required to carry. Additionally, because the sensors used in currently available CGM systems may not be reinserted once removed, users are often forced to choose between incurring the costly and inconvenient premature removal of a sensor and limiting certain physical activities, which increases the risks of non-compliance.

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  Limited safety features:  Although most currently available CGM systems audibly alert the user when hypoglycemic or hyperglycemic events occur, only some systems provide predictive warnings before such events occur. In addition, no currently available CGM system provides vibratory alerts. We believe that the limited safety features of existing CGM systems leave an unmet need in connection with providing peace of mind for users, specifically when the receiver is off-line or out of range.

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  Painful and frequent insertion process:  All currently available CGM systems include a sensor that must be manually inserted transcutaneously by the user or, in the case of children, by a parent or other caregiver, generally into the abdomen, through a painful and inconvenient procedure. Because of the nature of the self-insertion process, the use of CGM systems requires significant education of the user and, in the case of children, a parent or other caregiver. These systems require people with diabetes to remove and reinsert a new sensor between 50 and 70 times per year. This frequency of required application can lead to a lack of compliance, as the user seeks to avoid the burden, pain and cost associated with replacing sensors.

Our Solution

        As a result of the inherent limitations and inconvenience of existing SMBG and CGM systems, we believe that there is a significant unmet need among people with diabetes for an accurate, reliable, long-term, implantable CGM system. Consequently, we have focused our efforts on developing and designing a CGM system that we believe will provide people with diabetes a more convenient and discrete method of CGM, with significantly greater sensor duration, and equal or superior accuracy, than other currently available CGM systems. We believe that Eversense will allow people with diabetes to comply more effectively with their disease management therapies while living their lives with more freedom and greater peace of mind. Eversense is designed to be the first CGM system to continually and accurately measure glucose levels initially for up to 90 days and, in the future, for potentially up to 180 days.

        Eversense consists of three components:

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  a small smart sensor inserted subcutaneously in the upper arm by a healthcare provider;

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  an external removable smart transmitter that receives, assesses and relays the data from the sensor and also provides vibratory alerts; and

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  mobile app that receives data from the transmitter and provides real-time glucose readings, alerts and other data on the user's mobile device, such as a smartphone, Apple Watch or tablet.

        In comparison to currently available CGM systems, we believe Eversense will provide the following important advantages:

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  Best-in-class sensor duration and long-term accuracy—Eversense achieves continuous glucose readings for up to 90 days with an accuracy equal or superior to that of other currently available CGM systems and it will require less than four sensors per year. Currently available CGM sensors are labeled for use for five to seven days, requiring between 50 and 70 sensor insertions per year. We believe that the long term accuracy and convenience of quarterly insertion and removal will significantly reduce the burden of glucose monitoring for people with diabetes using our system.

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  Enhanced convenience—The ability of Eversense to display glucose readings on mobile devices will allow people with diabetes to seamlessly blend the monitoring of their glucose levels with other uses of their mobile devices. People with diabetes will not need to carry a separate handheld receiver to display glucose readings, which is required by currently available CGM systems. In addition, our easily removable smart transmitter will allow people with diabetes to conveniently remove and reapply the transmitter at will without having to also remove the sensor. We believe these convenient features will greatly improve the quality of life and peace of mind for people with diabetes by enhancing their ability to effectively manage their condition across a wide range of activities, from sleeping to higher intensity activities, including sports.

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  Essential safety features—Eversense is designed to continuously and accurately monitor glucose levels and provide predictive warnings using a proprietary algorithm, based on the user's personalized alarm settings, before the occurrence of hypoglycemic or hyperglycemic events. The personalized alarm will allow the user to intervene and potentially avoid these events entirely. Additionally, our smart transmitter will provide distinct on-body vibrations in a number of alarm situations, including when low or high-glucose related readings are reached or when the transmitter is unable to communicate with the receiver. Unlike other currently available CGM systems, this vibration alert enables our system to warn users of a hypoglycemic or hyperglycemic event even when the user's mobile device is not available or nearby.

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  Quick and easy sensor insertion and removal—Our sensor is designed to be inserted and removed by a simple, relatively painless and straightforward five-minute in-office procedure performed by a trained healthcare provider. In a survey of 45 physicians and over 400 people with diabetes conducted by a prominent global strategy consulting firm that we commissioned in 2015, on average, people with diabetes rated the sensor insertion process as neutral to attractive, while a majority of physicians considered the insertion to be fairly simple or feasible. We believe that the long-term implantable nature of the sensor will also contribute to greater user compliance.

Our Strategy

        Our goal is to be the global leader in providing long-term, accurate and reliable implantable glucose monitoring systems. The key elements of our strategy include:

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  Obtain marketing approval of Eversense in Europe, followed by the United States.  We have filed for regulatory approval for Eversense in Europe. In July 2015, we applied for a CE mark and, subject to regulatory approval, we expect to begin commercializing Eversense in select European markets, including Scandinavia, by early 2016 pursuant to an exclusive distribution agreement with Rubin Medical, or Rubin. We also intend to initiate a single pivotal clinical trial in the United States in the first quarter of 2016, and, if the results of the trial are favorable, we intend to apply for regulatory approval in the United States. We also intend to seek to commercialize our system in other international markets, including Canada, Australia and Israel.

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  Commercialize our products in Europe and other international markets through a third-party distributor network and in the United States through our own direct sales and marketing organization.  In order to ensure broad access to our products for people with diabetes and healthcare providers, we intend to establish a strong third-party distributor network in Europe and other international markets, benefiting from distributors' local market knowledge and taking advantage of local resources while minimizing our infrastructure and capital requirements. For commercialization in the United States, we intend to establish our own trained, targeted sales force and marketing organization to reach as broad a section of the diabetes population as possible in the most efficient manner. We believe this strategy will ensure broader access to our products for people with diabetes and healthcare providers.

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  Educate and train healthcare providers and people with diabetes on the benefits of CGM and Eversense.  We intend to communicate with and educate healthcare providers, including physicians, certified diabetes educators and nurses, and people with diabetes about the benefits of Eversense and how it can help improve the health and lives of people with diabetes. We have developed an insertion kit that is similar to that used in existing procedures that many healthcare providers are accustomed to performing, and we also intend to develop training programs to help them become comfortable and competent performing the sensor insertion and removal procedures. Finally, we intend to continuously communicate with people with diabetes and their healthcare providers so that we can continue to understand their needs and demands, which will help us to serve them better.

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  Continuously innovate to introduce enhanced product offerings and pursue expanded indications to meet the needs of people with diabetes.  Following our first approved version of Eversense, we intend to continue to expand our Eversense line of product offerings to benefit both people with diabetes and healthcare providers, including system modifications and next generation enhancements, with the goal of increasing the convenience and functionality of the Eversense system. Our planned initiatives include: extending the approved sensor life up to 180 days; providing on-demand, swipe measurement technology that would permit people with Type 1 diabetes to perform real-time, single glucose readings by swiping their smartphone over our sensor; integrating with insulin pumps; reducing transmitter size, and improving accuracy leading to reduced, or eliminated, calibration. We intend to conduct clinical trials for pediatric indications and will seek approval to market to this part of the population. Additionally, we intend to pursue an on-demand, swipe measurement device targeted to people with Type 2 diabetes.

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  Establish reimbursement programs for coverage of Eversense to achieve the broadest possible acceptance of our products.  Currently available CGM systems are generally broadly reimbursed by third-party payors. In addition, we will seek to establish a reimbursement program specific to Eversense insertion and removal in order to achieve reimbursement for these in-office sensor procedures. We believe that establishing such reimbursement will be important in achieving the broadest possible acceptance of our system by healthcare providers.

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  Focus on low cost manufacturing structure to enhance our profitability.  We intend to continue focusing on product design and development, as opposed to investing in manufacturing facilities by utilizing third-party manufacturers. We intend to reduce our product costs and drive operational efficiencies by employing this scalable, flexible manufacturing approach.

Clinical Development and Regulatory Pathway

Overview

        In support of our regulatory submissions, we have expended considerable resources designing, developing and refining a glucose monitoring system. Our clinical trials to date have consisted of 12 completed and two ongoing feasibility studies, in which we have tested multiple configurations of our CGM system, as well as our recently completed European pivotal clinical trial. In addition, we plan to initiate a pivotal trial in the United States in the first quarter of 2016. Set forth below is a discussion of our completed, ongoing and planned clinical trials involving the current configuration of Eversense for which we are seeking regulatory approval.

European Pivotal Trial

        We recently completed the 180 day observation period of a prospective, single-arm, multicenter European pivotal clinical trial, in which we enrolled 81 subjects across three sites in Germany, three sites in the United Kingdom and one site in the Netherlands. We began enrolling subjects in this clinical trial in May 2014. The trial was suspended in June 2014, after initially enrolling nine subjects, to allow for a configuration change in the way the sensor was being manufactured. We filed an amendment to the clinical trial design in October 2014 and recommenced enrollment of the clinical trial, with the revised sensor configuration, in December 2014. We have received 90-day accuracy and safety data for the first 44 subjects using the revised sensor configuration. Although all subjects in the trial have been assessed through 180 days, we based our CE mark application on the 90-day data from these 44 subjects, who we refer to as the 44 CE mark subjects. We expect to report final 180-day accuracy and safety data for all subjects in the European pivotal trial in the first quarter of 2016.

        The 81 subject clinical trial population consists of subjects at least 18 years of age who have a clinically confirmed diagnosis of diabetes and use insulin therapy to intensively manage their diabetes. Subjects who had a history of severe hypoglycemia, defined as hypoglycemia resulting in loss of consciousness or seizure, or diabetic ketoacidosis in the six months prior to trial were excluded from participation in the clinical trial. The evaluation period consists of 180 days after treatment. At the initial visit, our sensor was inserted and initial accuracy measurements were taken. Additional accuracy measurements are taken at 14 days and 30 days post-insertion, and on a monthly basis thereafter. These sensor measurements are continued through the earlier of the failure of the sensor or 180 days post-insertion.

        The purpose of this clinical trial is to evaluate the accuracy of Eversense measurements, measured by the MARD, when compared with in vitro blood glucose measurements obtained using the YSI glucose analyzer over successive periods of 30 days through 180 days, as well as to assess the safety of Eversense. YSI in vitro analyzers are bed-side instruments used in hospitals and clinics to accurately measure blood glucose levels and are commonly used as comparators of glucose monitoring systems in clinical trials. MARD is a statistical calculation that measures the average absolute value of the differences, expressed as a percentage, between glucose measurements taken from interstitial fluid based on our CGM system and blood glucose measurements from YSI. The lower the MARD of a glucose monitoring system, the more accurate the system and, therefore, the more reliable the system's readings. A MARD of less than or equal to 20% is generally considered to be a threshold for regulatory approval of a CGM system, although currently available CGM systems generally report an average MARD of approximately 13%.

        Of the 44 CE mark subjects, 39 subjects, representing 89% of all devices, reached 90 days without experiencing a sensor failure. The five sensors that failed prior to day 90 reached days 69 to 85 and these sensors were factored into the MARD calculation described below only through their respective last measurements prior to sensor failure, which in all five instances was at day 60. Based on the 90-day data of the 44 CE mark subjects, we observed an average MARD of 11.4%, and we generally observed that the MARD was relatively consistent over the course of the 90-day observation period beginning with the second measurement. For the first measurement, which occurs on day 1, the MARD is higher due to the process of tissue regeneration shortly after insertion, which temporarily affects the sensor's accuracy.

        We also assessed the accuracy of Eversense among the 44 CE mark subjects using a Clarke Error-Grid. A Clarke Error-Grid is a graphical scatter-plot that is commonly used for assessing the clinical accuracy of blood glucose measurements, as compared to a reference value, such as those measures obtained using YSI glucose analyzers. A Clarke Error-Grid is categorized into five areas denoted A, B, C, D and E, with A and B being the most clinically desirable and D and E being the least clinically desirable:

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  Zone A reflects measurements within 20% of the reference and are considered to be accurate;

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  Zone B reflects measurements that are outside of 20%, but would not lead to inappropriate treatment;

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  Zone C reflects measurements that may lead to an overcorrection of therapy;

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  Zone D reflects measurements that could potentially delay treatment for hypoglycemia or hyperglycemia; and

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  Zone E reflects measurements that are errors and could lead to inappropriate treatment of hypoglycemia or hyperglycemia.

        The Clarke Error-Grid plot below reflects the accuracy of the 90-day measurements of the 44 CE mark subjects.

Accuracy Measures: Eversense compared to YSI (measurements over 90 days in 44 patients)

	Clarke Error Clarke
	Error Grid A&B%	Grid D&E%	MARD%
Eversense	99.1%	<0.01%	11.4%

        In addition, we also assessed, as secondary endpoints in the clinical trial, reductions in A1C levels and the amount of time per day the patients wore the smart transmitter. For the 44 CE mark subjects, we observed an average reduction in A1C levels of 0.5% over the 90 day period. Additionally, on average, the 44 CE mark subjects wore the transmitter for 23.5 hours per day.

Other Completed and Ongoing Clinical Trials

        To date, we have completed 12 feasibility studies to assess the accuracy and safety of various configurations of Eversense, two of which involved the current configuration of Eversense. In addition, we are conducting two ongoing feasibility studies in which we have evaluated the current configuration of Eversense, among other configurations. In the four feasibility studies evaluating the current configuration of Eversense, conducted in Romania, India and South Africa in 2014, we evaluated the current configuration of Eversense in an aggregate of 51 subjects. In each case, these studies involved the testing of Eversense over a 90-day measurement period with 90-day MARD results comparable to the results from our European clinical trial described above.

        In total, including our ongoing and completed clinical trials involving the current and prior configurations of Eversense, we have enrolled more than 300 subjects and tested over 600 sensors as of December 7, 2015. To date, we have observed no device-related or procedure-related serious adverse events in any of our trials. The most common adverse events observed have been minor skin rashes related to the adhesive patch and minor infections related to the insertion procedure.

Planned United States Pivotal Trial

        In July 2015, we applied for an IDE from the FDA, which was approved in November 2015, to initiate a single pivotal clinical trial in the United States. We intend to initiate a pivotal trial in the United States in the first quarter of 2016. We anticipate that this trial will be conducted at seven to ten sites in the United States and enroll approximately 90 subjects. We expect the 90 subject clinical trial population will consist of adult subjects at least 18 years of age who have a clinically confirmed diagnosis of diabetes for more than one year. We plan to exclude subjects from the clinical trial who have a history of severe hypoglycemia or diabetic ketoacidosis in the six months prior to the trial.

        In the trial, we intend to measure the accuracy of Eversense measurements through 90 days after insertion. We will also assess safety through 90 days after insertion or sensor removal and measure the incidence of device-related and procedure-related serious adverse events. If the results of the trial are favorable, we intend to apply for regulatory approval as promptly as possible thereafter, which we anticipate could be as early as the third quarter of 2016, to market our product in the United States. We expect that the pre-market approval, or PMA, process could take between six and 18 months.

Our Technology

        Eversense consists of three primary components: a small smart sensor inserted subcutaneously under the skin by a healthcare provider; an external removable smart transmitter that receives, assesses and relays data from the sensor and provides vibratory alerts; and a mobile app that receives data from the transmitter and provides real-time glucose readings, alerts and other data on the person's mobile device. All of these components work together to provide sensor glucose values, trends and alerts to a user's mobile device within 20 milliseconds. We have designed this reliable, long-term and implantable CGM system to continually and accurately measure a person's glucose levels for up to 180 days. As with currently available CGM systems, Eversense will initially require twice daily fingerstick calibrations.

Smart Sensor

        The smart sensor is designed to be inserted under the skin, either in the back of the upper arm or in the abdomen, and measures the glucose in the interstitial fluid. These glucose levels are then communicated wirelessly to the smart transmitter. We have designed the sensor to last up to 180 days, as compared to other currently available CGM sensors labeled for use for between five and seven days.

        The sensor consists of an optical system, known as a micro-fluorometer, encased in a rigid, translucent polymer capsule, which is 3.3 mm in diameter and 15 mm in length. The capsule is coated with a glucose-indicating hydrogel that is bound to the surface of the capsule through polymerization. This hydrogel is energized, or excited, by a light-emitting diode, or LED, contained in the optical system of the sensor, causing the hydrogel to fluoresce, or glow. Two photodiodes within the optical system of the sensor measure the degree of fluorescence of the hydrogel, which is proportional to the level of glucose present in the interstitial fluid. The sensor then communicates the amount of fluorescence via a near field communication, or NFC, interface to the transmitter. NFC is a high frequency wireless communication technology that enables the exchange of data and energy between devices over a short range. The entire capsule is coated by a glucose-permeable membrane for biocompatibility.

        The sensor does not contain a battery or other stored power source. Instead, it is remotely and discretely powered, as needed, by an inductive NFC link between the sensor and the transmitter. On power-up, the LED source is energized for approximately five milliseconds to excite the hydrogel. Between readings every five minutes, the sensor remains electrically dormant and fully powered down.

Smart Transmitter

        The removable smart transmitter is a rechargeable, external device that is worn over the sensor implantation site using a daily adhesive patch or band, such as an armband or waistband. The transmitter supplies wireless power to the sensor through an inductive NFC link, which activates a measurement sequence every five minutes. The transmitter then receives data from the sensor and calculates glucose concentrations and trends. Based on these calculations and on the user's individual settings for glucose levels, the transmitter determines if an alert condition exists, in which case the transmitter communicates the condition to the user through on-body vibration. The information from the transmitter is also transmitted for display to the user's mobile device via Bluetooth. Our transmitter is functional for at least 72 hours without recharging and can be fully charged in ten minutes.

Mobile App

        Our mobile app is a software application that runs on both iOS mobile devices, including iPhones, iPads and Apple Watches, and Android mobile devices. The mobile app receives information from the transmitter via Bluetooth and displays that information discreetly to the user. This user-friendly, intuitive app provides real-time glucose readings, trends, graphs and alarms. Within the mobile app, users can set alarms based on, among other things, glucose levels. The mobile app also allows for cloud-based storage.

Future Product Development

        Following our first generation Eversense, we intend to continue to expand our line of product offerings to benefit both people with diabetes and healthcare providers. We expect these product development initiatives to include system modifications and next generation enhancements that we believe will further increase the convenience and appeal of our products to people with diabetes and healthcare providers. Our ongoing and planned development initiatives include:

Advances	Stage of Development
• First Generation	• 180-day observation period of European pivotal clinical trial completed, with data expected in the first quarter of 2016
• CE mark expected in fourth quarter of 2015
• Initiate U.S. pivotal clinical trial in first quarter of 2016
• Planned commercial launch in Europe by early 2016
• Subject to successful completion of U.S. pivotal clinical trial, intend to submit PMA application in third quarter of 2016
• 180-day sensor life	• Subject to 180-day accuracy and safety data from European pivotal clinical trial, planned amendment to CE mark application in 2016
• Reduced transmitter size	• In development—intend to initiate clinical trial in 2016
• Pediatric use	• In development—intend to initiate clinical trial in 2016
• Insulin pump integration	• Intend to identify insulin pump partners in 2016
• On demand monitoring (smartphone "swipe") for people with Type 1 diabetes	• In development—intend to initiate clinical trial in 2017
• Improved accuracy	• In development—intend to initiate clinical trial in 2017
• No fingerstick calibration required	• In development—intend to initiate clinical trial in 2017
• On demand monitoring (smartphone "swipe" technology) without separate required transmitter—for people with Type 2 diabetes	• In development—intend to initiate clinical trial in 2018

Sales and Marketing

        Our initial focus will be to commercialize our product in select European markets through third-party distributors. We plan to initially target markets where there is already an understanding and market acceptance of CGM, such as Sweden, Norway, Denmark and Germany. We plan to work with third-party distributors in Europe who are experienced or familiar with the regulatory requirements in each jurisdiction and with selling, marketing and supporting diabetes devices for the intensively-managed diabetic population. To date, we have entered into one European distribution agreement with Rubin to market, sell and distribute Eversense in Sweden, Norway and Denmark.

        Based on the size and maturity of the U.S. market, our plan is to invest in developing a direct sales force and infrastructure to support the launch of the product in the United States and target what we estimate to be approximately 2,100 endocrinologists in the United States who are clinically active and diabetes-focused.

        As people with diabetes often consult with their healthcare providers about treatment options, we believe that educating healthcare providers regarding the benefits of Eversense compared to SMBG and other currently available CGM systems is an important step in promoting its use in people with diabetes. In a survey of 45 physicians and over 400 people with diabetes conducted by a prominent global strategy consulting firm that we commissioned in 2015, healthcare providers highly valued the accuracy and sensor duration of our system and the majority of physicians surveyed considered the insertion process to be fairly simple or feasible. Three out of four physicians preferred Eversense for their patients with intensively managed diabetes. In addition, four out of five patients, regardless of patient segment, preferred Eversense over other currently available CGM systems. We intend to educate healthcare providers and people with diabetes on the advantages of Eversense compared to SMBG and other currently available CGM systems. We also intend to establish a customer care center to provide ongoing support to people with diabetes and healthcare providers.

Rubin Medical

        In September 2015, we entered into a distribution agreement with Rubin, pursuant to which we granted Rubin the exclusive right to market, sell and distribute Eversense in Sweden, Norway and Denmark. Pursuant to the agreement, Rubin is obligated to purchase from us specified minimum volumes of Eversense components at pre-determined prices, which are subject to amendment upon the occurrence of specified events. Rubin is responsible for the promotion, sale and distribution of Eversense in Sweden, Norway and Denmark at such prices as Rubin determines in its sole discretion, subject to specified exceptions.

        The distribution agreement has an initial term of five years and is subject to renewal for up to two additional five year periods if, at least 180 days prior to the expiration of a term, we and Rubin agree to minimum purchase requirements for the additional term and we do not increase the purchase price of Eversense components that are subject to existing publicly procured contracts unless Rubin can pass through the price increase to the customer.

        The distribution agreement is terminable by us upon 30 days' notice under a number of circumstances, including if Rubin fails to make required payments, Rubin competes with us or Rubin seeks to distribute Eversense outside of Sweden, Norway or Denmark. The agreement is terminable by Rubin upon 30 days' notice under a number of circumstances, including if we breach the warranties of the agreement, fail to obtain marketing approval or fail to satisfy our supply obligations. The agreement is terminable by either party if the other party fails to comply with marketing laws, violates the confidentiality or intellectual property protection provisions of the agreement, becomes insolvent, or becomes subject to specified convictions, injections or enforcement actions. The termination rights contained in the agreement generally are subject to an opportunity to cure. Further, we may terminate the agreement upon a change of control of our company that occurs after December 31, 2017, subject to us providing 180 days written notice and paying a specified termination fee to Rubin.

Reimbursement

Coverage in the United States

        Reimbursement from private third-party healthcare payors and, to a lesser extent, Medicare will be an important element of our success. Although the Centers for Medicare and Medicaid, or CMS, released 2008 Alpha-Numeric Healthcare Common Procedure Coding System codes that will be applicable to each of the components of Eversense, to date, Medicare has not adopted a national coverage decision with respect to CGM systems. It is not known when, if ever, Medicare will adopt such a national coverage decision and, until any such coverage decision is adopted by Medicare, reimbursement of our products will generally be limited to those customers covered by third-party payors that have adopted coverage policies for CGM devices. As of December 7, 2015, several of the largest private third-party payors, in terms of the number of covered lives, have issued coverage policies for the category of CGM devices. Many of these coverage policies reimburse for CGM systems under durable medical equipment benefits, which are restrictive in nature and require the patient to comply with extensive documentation and other requirements to demonstrate medical necessity under the policy. We will seek to have Eversense covered as a medical benefit, which would avoid some of these restrictions, although we may not be successful in doing so. In addition, customers who are insured by payors that do not offer coverage for our devices will have to bear the financial cost of the products.

        Although we believe that our products will generally be covered by most third-party payors described above, there currently are no codes for the insertion or removal procedures that will be required for Eversense. Therefore, we plan to pursue new Category III CPT codes for the insertion and removal procedures. We have applied for these codes and will seek to secure these codes in advance of the U.S. launch, with the goal that healthcare providers and third-party payors will be able to use these codes to cover the insertion and removal of Eversense immediately upon our product launch. However, we cannot guarantee that we will be successful in obtaining these codes.

        We have employed a reimbursement consultant to assist us in securing reimbursement agreements with third-party payors and to assist in developing the optimal strategy for pursuing new reimbursement code approval. In addition, we intend to commence negotiations with third-party payors by the first quarter of 2017. However, unless third-party and government payors provide adequate coverage and reimbursement for Eversense and the related insertion and removal procedures, people with diabetes may not use our products on a widespread basis.

        Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, their coverage policies may be restrictive, or they may not cover or provide adequate payment for our products. In order to obtain reimbursement arrangements, we may have to agree to a net sales price lower than the net sales price we might charge in other sales channels. Our revenue may be limited by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various increasingly sophisticated means, such as requiring prospective reimbursement and second opinions, purchasing in groups, or redesigning benefits. Our future dependence on the commercial success of Eversense makes us particularly susceptible to any cost containment or reduction efforts. Accordingly, unless government and other third-party payors provide adequate coverage and reimbursement for our products and the related insertion and removal procedures, our financial performance may be limited.

Coverage Outside the United States

        In countries outside the United States, coverage for CGM systems is obtained from various sources, including governmental authorities, private health insurance plans, and labor unions. Coverage systems in international markets vary significantly by country and, within some countries, by region. Coverage approvals must be obtained on a country-by-country, region-by-region or, in some instances, a case-by case basis.

Manufacturing and Quality Assurance

        We currently outsource the manufacture of all components of our system. We plan to continue with an outsourced manufacturing arrangement for the foreseeable future. Our contract manufacturers are all recognized in their field for their competency to manufacture the respective portions of our system and have quality systems established that meet FDA requirements. We believe the manufacturers we currently utilize have sufficient capacity to meet our launch requirements and are able to scale up their capacity relatively quickly with minimal capital investment. We believe that, as we increase our demand in the future, our per unit costs will decrease materially.

        We have received certification from TÜV SÜD, our Notified Body to the International Standards Organization, or ISO, for our quality system. This ISO 13485 certification includes design control requirements. As a medical device manufacturer, the facilities of our sterilization and other critical suppliers are subject to periodic inspection by the FDA and corresponding state and foreign agencies. We believe that our quality systems and those of our suppliers are robust and achieve high product quality.

        Our suppliers are managed through our supplier management program that is focused on reducing supply chain risk. Key aspects of this program include managing component inventory at the supplier, contractual requirements for last time buy opportunities and second sourcing approaches for specific suppliers. Typically, our outside vendors produce the components to our specifications and in many instances to our designs. Our suppliers are audited periodically by our quality department to ensure conformity with the specifications, policies and procedures for our devices. We believe that, if necessary, alternative sources of supply would be available in a relatively short period of time and on commercially reasonable terms.

Research and Development

        Our research and development team includes employees who specialize in chemistry, software engineering, electrical engineering, mechanical engineering and graphical user interface design, many of whom have considerable experience in diabetes-related medical devices. Our research and development team focuses on the products currently under development, including our clinical trials, as well as feasibility studies in which we are evaluating different design configurations to enhance product functionality for future generations of Eversense. Our research and development expenses were $13.8 million and $12.9 million for the years ended December 31, 2013 and 2014, respectively, and $9.4 million and $13.5 million for the nine months ended September 30, 2014 and 2015, respectively.

Competition

        The market for CGM systems is developing and competitive, subject to rapid change and significantly affected by new product introductions. We expect to compete with well-capitalized companies, some of which are publicly-traded, that manufacture CGM systems including Dexcom, Medtronic and Abbott. Each of these three companies has received approval from the FDA to market their respective CGM system. Dexcom's Bluetooth-enabled CGM system is designed to be integrated with smartphones.

        As the industry evolves, we anticipate encountering increasing competition from companies that integrate CGM with insulin pumps. We are aware of three companies, Johnson & Johnson, Medtronic and Tandem Diabetes Care, Inc., which have received FDA approval for CGM-integrated insulin pumps. Johnson & Johnson's system integrates Dexcom's CGM sensor technology and smartphone compatibility.

        In addition to CGM providers, we will also compete with providers of traditional SMBG systems. Four companies currently account for substantially all of the worldwide sales of SMBG systems: Roche Diabetes Care, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; Abbott; and Bayer Diabetes Care, which has agreed to merge with Panasonic Healthcare Holdings.

        We may also compete with companies, including Roche Diagnostics and Abbott, developing next generation real-time CGM or sensing devices and technologies, as well as several other companies that are evaluating non-invasive CGM products to measure a user's blood glucose level. For example, Abbott is developing its FreeStyle Libre Flash Glucose Monitoring System, which has received the CE mark in Europe and eliminates the need for routine fingersticks by reading glucose levels through a transcutaneous sensor that can be worn for up to 14 days. There are also a number of academic and other institutions involved in various phases of our industry's technology development.

        Although we will face potential competition from many different sources, we believe that our technology, knowledge, experience and scientific resources will provide us with competitive advantages. The key competitive factors affecting the success of Eversense, if approved, are likely to be: the accuracy, sensor duration, safety, convenience and price of treatment; the availability of coverage and reimbursement from government and other third-party payors; effective sales, marketing and distribution; brand awareness and acceptance by healthcare providers and people with diabetes; customer service and support and comprehensive education for people with diabetes and their healthcare providers; and rapid product innovation, including insulin pump integration.

        Many of the companies against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our development.

Intellectual Property

        Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patents, trademarks, copyrights, trade secrets as well as nondisclosure and assignment of invention agreements, material transfer agreements, confidentiality agreements and other measures to protect our intellectual property and other proprietary rights.

Patents

        As of December 7, 2015, we held a total of approximately 349 issued patents and pending patent applications that relate to our CGM system. Our intellectual property portfolio includes 37 issued United States patents, 200 patents issued in countries outside the United States and 112 pending patent applications worldwide. Our patents expire between 2015 and 2030, subject to any patent extensions that may be available for such patents. If patents are issued on our pending patent applications, the resulting patents are projected to expire on dates ranging from 2020 to 2035.

        Our patents and patent applications cover certain aspects of our core sensor technologies and our product concepts for CGM systems. However, our patent applications may not result in issued patents, and any patents that have been issued or may be issued in the future may not protect the commercially important aspects of our technology. Furthermore, the validity and enforceability of our issued patents may be challenged by third parties and our patents could be invalidated or modified by the issuing governmental authority. Third parties may independently develop technology that is not covered by our patents that is similar to or competes with our technology. In addition, our intellectual property may be infringed or misappropriated by third parties, particularly in foreign countries where the laws and governmental authorities may not protect our proprietary rights as effectively as those in the United States.

        The medical device industry in general, and the glucose testing sector of this industry in particular, are characterized by the existence of a large number of patents and frequent litigation based on assertions of patent infringement. We are aware of numerous patents issued to third parties that may relate to the technology used in our business, including the design and manufacture of CGM sensors and CGM systems, as well as methods for continuous glucose monitoring. Each of these patents contains multiple claims, any one of which may be independently asserted against us. The owners of these patents may assert that the manufacture, use, sale or offer for sale of our CGM sensors or CGM systems infringes one or more claims of their patents. Furthermore, there may be additional patents issued to third parties of which we are presently unaware that may relate to aspects of our technology that such third parties could assert against us and materially and adversely affect our business. In addition, because patent applications can take many years to issue, there may be patent applications that are currently pending and unknown to us, which may later result in issued patents that third parties could assert against us and materially and adversely affect our business.

        Any adverse determination in litigations, post grant trial proceedings, including interference proceedings, at the Patent Office relating to intellectual property to which we are or may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties, and result in the cancellation and/or invalidation of our intellectual property. Furthermore, if a court finds that we have willfully infringed a third party's intellectual property, we could be required to pay treble damages and/or attorney fees for the prevailing party, in addition to other penalties. Although intellectual property disputes in the medical device area are often settled through licensing or similar arrangements, costs associated with such arrangements can be substantial and often require ongoing royalty payments. We may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may not be able to redesign our products to avoid infringement; if we are able to redesign our products to avoid infringement, we may not receive FDA approval in a timely manner. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which could have a significant adverse impact on our business.

Trademarks

        We have 12 pending U.S. trademark applications, including applications for the "Eversense" trademark, and eight pending foreign trademark applications, as well as four foreign trademark registrations.

Trade Secrets

        We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect such intellectual property and proprietary information by generally requiring our employees, consultants, contractors, scientific collaborators and other advisors to execute non-disclosure and assignment of invention agreements upon the commencement of their employment or engagement as the case may be. Our agreements with our employees prohibit them from providing us with any intellectual property or proprietary information of third parties. We also generally require confidentiality agreements or material transfer agreements with third parties that receive or have access to our confidential information, data or other materials. Notwithstanding the foregoing, there can be no assurance that our employees and third parties that have access to our confidential proprietary information will abide by the terms of their agreements. Despite the measures that we take to protect our intellectual property and confidential information, unauthorized third parties may copy aspects of our products or obtain and use our proprietary information.

Government Regulation

        Eversense is a medical device subject to extensive and ongoing regulation by the FDA, the U.S. Centers for Medicare & Medicaid Services, or CMS, the European Commission, and regulatory bodies in other countries. Regulations cover virtually every critical aspect of a medical device company's business operations, including research activities, product development, contracting, reimbursement, medical communications, and sales and marketing. In the United States, the Federal Food, Drug and Cosmetic Act, or FDCA, and the implementing regulations of the FDA govern product design and development, pre-clinical and clinical testing, premarket clearance or approval, product manufacturing, import and export, product labeling, product storage, recalls and field safety corrective actions, advertising and promotion, product sales and distribution, and post-market clinical surveillance. Our business is subject to federal, state, local, and foreign regulations, such as ISO 13485, ISO 14971, FDA's Quality System Regulation, or QSR, contained in 21 CFR Part 820, and the European Commission's Directive 93/42/EEC concerning medical devices and its amendments.

Regulation by the FDA

        The FDA classifies medical devices into one of three classes. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are subject to general controls such as labeling, pre-market notification and adherence to the FDA's QSR, which cover manufacturers' methods and documentation of the design, testing, production, control quality assurance, labeling, packaging, sterilization, storage and shipping of products, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls, may be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling, and may also require clinical testing prior to clearance or approval. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls, including devices that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

        Some Class I and Class II devices are exempted by regulation from the pre-market notification requirement under Section 510(k) of the FDCA, also referred to as a 510(k) clearance, and the requirement of compliance with substantially all of the QSR. However, a pre-market approval, or PMA application, is required for devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or certain implantable devices, or those that are "not substantially equivalent" either to a device previously cleared through the 510(k) process or to a "preamendment" Class III device in commercial distribution before May 28, 1976 when PMA applications were not required. The PMA approval process is more comprehensive than the 510(k) clearance process and typically takes several years to complete. Eversense is likely to be considered a Class III device, which is how other currently available CGM systems are also classified by the FDA. Unless an exemption applies, each new or significantly modified CGM system we seek to commercially distribute in the United States will require either 510(k) clearance or approval from the FDA through the PMA process. Both the 510(k) clearance and PMA processes can be expensive, lengthy and require payment of significant user fees.

        We held discussions with the FDA in the second quarter of 2015 regarding the appropriate regulatory requirements for obtaining approval and accordingly, we currently intend to file a PMA submission for this device. A PMA application must be supported by valid scientific evidence that typically includes extensive technical, pre-clinical, clinical, manufacturing and labeling data, to demonstrate to the FDA's satisfaction the safety and efficacy of the device. A PMA application also must include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling. After a PMA application is submitted and found to be sufficiently complete, the FDA begins an in-depth review of the submitted information. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA. In addition, the FDA generally will conduct a pre-approval inspection of the manufacturing facility to evaluate compliance with QSR, which requires manufacturers to implement and follow design, testing, control, documentation and other quality assurance procedures.

        FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

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  the device may not be safe, effective, reliable or accurate to the FDA's satisfaction;

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  the data from pre-clinical studies and clinical trials may be insufficient to support approval;

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  the manufacturing process or facilities may not meet applicable requirements; and

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  changes in FDA approval policies or adoption of new regulations may require additional data.

        If an FDA evaluation of a PMA application is favorable, the FDA will either issue an approval letter, or approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of a device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA's evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved by the FDA for marketing.

        New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel.

        Clinical trials are typically required to support a PMA application and are sometimes required for a 510(k) clearance. These trials generally require submission of an application for an IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. The FDA's approval of an IDE allows clinical testing to go forward, but it does not bind the FDA to accept the results of the trial as sufficient to prove the product's safety and efficacy, even if the trial meets its intended success criteria. All clinical trials must be conducted in accordance with the FDA's IDE regulations that govern investigational device labeling, prohibit promotion, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA's regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product.

The commencement or completion of any clinical trial may be delayed or halted, or be inadequate to support approval of a PMA application, for numerous reasons, including, but not limited to, the following:

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  the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

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  patients do not enroll in clinical trials at the rate expected;

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  patients do not comply with trial protocols;

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  patient follow-up is not at the rate expected;

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  patients experience adverse side effects;

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  patients die during a clinical trial, even though their death may not be related to the products that are part of our trial;

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  institutional review boards and third-party clinical investigators may delay or reject the trial protocol;

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  third-party clinical investigators decline to participate in a trial or do not perform a trial on the anticipated schedule or consistent with the clinical trial protocol, good clinical practices or other FDA requirements;

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  we or third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

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  third-party clinical investigators have significant financial interests related to us or our study that the FDA deems to make the study results unreliable, or the company or investigators fail to disclose such interests;

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  regulatory inspections of our clinical trials or manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

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  changes in governmental regulations or administrative actions;

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  the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

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  the FDA concludes that our trial design is inadequate to demonstrate safety and efficacy.

International Regulation

        International sales of medical devices are subject to local government regulations, which may vary substantially from country to country. The time required to obtain approval in another country may be longer or shorter than that required for FDA approval, and the requirements may differ. There is a trend towards harmonization of quality system standards among the European Union, United States, Canada and various other industrialized countries.

        The primary regulatory body in Europe is that of the European Union, the European Commission, which includes most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third party assessment by a "Notified Body." This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. Additional local requirements may apply on a country-by-country basis. Outside of the European Union, regulatory approval would need to be sought on a country-by-country basis in order for us to market our products.

Other Regulatory Requirements

        Even after a device receives clearance or approval and is placed in commercial distribution, numerous regulatory requirements apply. These include:

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  establishment registration and device listing;

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  QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;

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  labeling regulations that prohibit the promotion of products for uncleared, unapproved or "off-label" uses, and impose other restrictions on labeling, advertising and promotion;

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  MDR regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

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  voluntary and mandatory device recalls to address problems when a device is defective and could be a risk to health; and

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  corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health.

        Also, the FDA may require us to conduct post-market surveillance studies or establish and maintain a system for tracking our products through the chain of distribution to the patient level. The FDA and the Food and Drug Branch of the California Department of Health Services enforce regulatory requirements by conducting periodic, unannounced inspections and market surveillance. Inspections may include the manufacturing facilities of our subcontractors.

        Failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA and other regulatory agencies. These may include any of the following sanctions or consequences:

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  warning letters or untitled letters that require corrective action;

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  fines and civil penalties;

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  unanticipated expenditures;

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  delays in approving or refusal to approve future products;

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  FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries;

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  suspension or withdrawal of FDA clearance or approval;

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  product recall or seizure;

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  interruption of production;

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  operating restrictions;

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  injunctions; and

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  criminal prosecution.

        Our contract manufacturers, specification developers and some suppliers of components or device accessories, also are required to manufacture our products in compliance with current good manufacturing practice requirements set forth in the QSR. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and it includes extensive requirements with respect to quality management and organization, device design, buildings, equipment, purchase and handling of components or services, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping. The FDA evaluates compliance with the QSR through periodic unannounced inspections that may include the manufacturing facilities of our subcontractors. If the FDA believes that any of our contract manufacturers or regulated suppliers are not in compliance with these requirements, it can shut down such manufacturing operations, require recall of our products, refuse to approve new marketing applications, institute legal proceedings to detain or seize products, enjoin future violations or assess civil and criminal penalties against us or our officers or other employees.

Health Insurance Portability and Accountability Act of 1996 and Similar Foreign and State Laws and Regulations Affecting the Transmission, Security and Privacy of Health Information

        We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's security standards directly applicable to business associates, defined as service providers of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from HIPAA and each other in significant ways and may not have the same effect.

        Foreign data privacy regulations, such as the EU Data Protection Directive (Directive 95/46/EC), and the country-specific regulations that implement Directive 95/46/EC, also govern the processing of personally identifiable data, and may be stricter than U.S. laws.

Fraud and Abuse Laws

        In addition to FDA restrictions, there are numerous U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Our relationships with healthcare providers and other third parties are subject to scrutiny under these laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs.

Federal Anti-Kickback and Self-Referral Laws

        The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce either the referral of an individual, or the furnishing, recommending, or arranging of a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid or other federal healthcare programs. The term "remuneration" has been broadly interpreted to include anything of value, including such items as gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments and providing anything at less than its fair market value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a review of all its relevant facts and circumstances. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of (or purchases, or recommendations related to) federal healthcare covered business, the Anti-Kickback Statute has been implicated and potentially violated.

        The penalties for violating the federal Anti-Kickback Statute include imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the federal Anti-Kickback Statute, some of which do not have the same exceptions and apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs. Further, the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, or PPACA. Specifically, as noted above, under the Anti-Kickback Statute, the government must prove the defendant acted "knowingly" to prove a violation occurred. The PPACA added a provision to clarify that with respect to violations of the Anti-Kickback Statute, "a person need not have actual knowledge" of the statute or specific intent to commit a violation of the statute. This change effectively overturns case law interpretations that set a higher standard under which prosecutors had to prove the specific intent to violate the law. In addition, the PPACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

        We plan to provide the initial training to patients necessary for appropriate use of our products either through our own diabetes educators or by contracting with outside diabetes educators that have completed an appropriate training course. Outside diabetes educators are reimbursed for their services at fair market value.

        Noncompliance with the federal anti-kickback legislation could result in our exclusion from Medicare, Medicaid or other governmental programs, restrictions on our ability to operate in certain jurisdictions, and civil and criminal penalties.

        Federal law also includes a provision commonly known as the "Stark Law," which prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services," including a company that furnishes durable medical equipment, in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. Violation of the Stark Law could result in denial of payment, disgorgement of reimbursements received under a noncompliant arrangement, civil penalties, and exclusion from Medicare, Medicaid or other governmental programs. We believe that we have structured our provider arrangements to comply with current Stark Law requirements.

        Nevertheless, a determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

        Additionally, as some of these laws are still evolving, we lack definitive guidance as to the application of certain key aspects of these laws as they relate to our arrangements with providers with respect to patient training. We cannot predict the final form that these regulations will take or the effect that the final regulations will have on us. As a result, our provider and training arrangements may ultimately be found to be not in compliance with applicable federal law.

Federal False Claims Act

        The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, amendments in 1986 to the Federal False Claims Act have made it easier for private parties to bring "qui tam" whistleblower lawsuits against companies under the Federal False Claims Act. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, pay fines or be excluded from Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action.

        There are other federal anti-fraud laws that that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

        Additionally, HIPAA established two federal crimes in the healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

Civil Monetary Penalties Law

        In addition to the Anti-Kickback Statute and the civil and criminal False Claims Acts, the federal government has the authority to seek civil monetary penalties, or CMPs, assessments, and exclusion against an individual or entity based on a wide variety of prohibited conduct. For example, the Civil Monetary Penalties Law authorizes the imposition of substantial CMPs against an entity that engages in activities including, but not limited to: (1) knowingly presenting or causing to be presented, a claim for services not provided as claimed or which is otherwise false or fraudulent in any way; (2) knowingly giving or causing to be given false or misleading information reasonably expected to influence the decision to discharge a patient; (3) offering or giving remuneration to any beneficiary of a federal health care program likely to influence the receipt of reimbursable items or services; (4) arranging for reimbursable services with an entity which is excluded from participation from a federal health care program; (5) knowingly or willfully soliciting or receiving remuneration for a referral of a federal health care program beneficiary; or (6) using a payment intended for a federal health care program beneficiary for another use. Noncompliance can result in civil money penalties of up to $10,000 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

State Fraud and Abuse Provisions

        Many states have also adopted some form of anti-kickback and anti-referral laws and a false claims act. We believe that we are in conformance to such laws. Nevertheless, a determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Physician Payment Sunshine Act

        Transparency laws regarding payments or other items of value provided to healthcare providers and teaching hospitals may also impact our business practices. The federal Physician Payment Sunshine Act requires most medical device manufacturers to report annually to the Secretary of Human Health Services financial arrangements, payments, or other transfers of value made by that entity to physicians and teaching hospitals. The payment information is made publicly available in a searchable format on a CMS website. Over the next several years, we will need to dedicate significant resources to establish and maintain systems and processes in order to comply with these regulations. Failure to comply with the reporting requirements can result in significant civil monetary penalties. Similar laws have been enacted or are under consideration in foreign jurisdictions.

U.S. Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, or FCPA, prohibits U.S. corporations and their representatives from offering, promising, authorizing or making corrupt payments, gifts or transfers to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and debarment from government contracts.

Employees

        As of December 7, 2015, we had 40 employees, all of whom are located in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

        Our principal offices occupy approximately 20,000 square feet of leased office space in Germantown, Maryland pursuant to a lease agreement that expires in 2018. We believe that our current facilities are suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this Report. Any of the following risks could harm our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this Report including our financial statements and the related notes thereto.

Risks Relating to our Business and our Industry

We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability.

        Since our inception, we have incurred significant net losses, including net losses of $18.8 million and $18.9 million for the years ended December 31, 2013 and 2014, respectively, and $21.5 million for the nine months ended September 30, 2015. As of September 30, 2015, we had an accumulated deficit of $152.4 million. To date, we have financed our operations primarily through sales of our equity securities and debt financings. We have devoted substantially all of our resources to the research and development of our products, including conducting clinical trials.

        To implement our business strategy we need to, among other things, complete our clinical trials in Europe and the United States, gain regulatory approval in Europe and the United States and other regions where we intend to sell our products, establish additional distribution relationships in Europe to enable our commercial launch, establish our sales and marketing infrastructure to initiate sales of our products in the United States and develop future generations of Eversense. We have never been profitable and do not expect to be profitable in the foreseeable future. We expect our expenses to increase significantly as we pursue these objectives. The extent of our future operating losses and the timing of profitability are highly uncertain, and we expect to continue incurring significant expenses and operating losses over the next several years. Any additional operating losses may have an adverse effect on our stockholders' equity, and we cannot assure you that we will ever be able to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product offerings or continue our operations.

We have no products that are approved for commercial sale. If we are unable to successfully develop, receive regulatory approval for and commercialize Eversense, or if we experience significant delays in doing so, our business will be harmed.

        We have no products that are approved for commercial sale. We have invested substantially all of our efforts and financial resources to the development of Eversense. Our ability to generate revenue from our products will depend heavily on their successful development, regulatory approval and eventual commercialization. The success of any products that we develop will depend on several factors, including:

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  successful completion of our clinical trials, including our planned U.S. pivotal trial for Eversense;

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  receipt of timely marketing approvals from applicable regulatory authorities;

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  our ability to procure and maintain suppliers and manufacturers of the components of Eversense and future versions of Eversense;

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  launching commercial sales of Eversense, if approved for marketing;

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  market acceptance of Eversense, if approved, by people with diabetes, the medical community and third-party payors;

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  our ability to obtain extensive coverage and reimbursement for Eversense and the related insertion and removal procedures;

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  our success in educating healthcare providers and people with diabetes about the benefits, administration and use of Eversense and future versions of Eversense;

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  the prevalence and severity of adverse events experienced with Eversense and future versions of Eversense;

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  the perceived advantages, cost, safety, convenience and accuracy of alternative diabetes management therapies;

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  obtaining and maintaining patent, trademark and trade secret protection and regulatory exclusivity for Eversense and otherwise protecting our rights in our intellectual property portfolio;

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  maintaining compliance with regulatory requirements, including current good manufacturing practices; and

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  maintaining a continued acceptable accuracy, safety, duration and convenience profile of Eversense following approval.

        Whether regulatory approval will be granted is unpredictable and depends upon numerous factors, including the substantial discretion of the regulatory authorities. Eversense's success in clinical trials will not guarantee regulatory approval. The FDA, the corresponding Notified Body in the European Union and the European Economic Area, or EEA, or other comparable foreign regulatory authorities may require that we conduct additional clinical trials, provide additional data, take additional manufacturing steps, or require other conditions before they will grant us approval. If the FDA, the corresponding Notified Body in the European Union and the EEA, or other comparable foreign regulatory authorities require additional clinical trials or data, we would incur increased costs and delays in the marketing approval process, which may require us to expend more resources than we have available. In addition, the FDA, the corresponding Notified Body in the European Union and the EEA, or other comparable foreign regulatory authorities may not consider sufficient any additional required clinical trials, data or information that we perform and complete or generate.

        In cases where we are successful in obtaining regulatory approval to market one or more of our products, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement, and whether we own the commercial rights for that territory. If the number of people with diabetes we target is not as significant as we estimate or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.

        Approval or clearance in the United States by the FDA or by a regulatory agency in another country does not guarantee approval by the regulatory authorities in other countries or jurisdictions or ensure approval for the same conditions of use. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. It is possible that Eversense will never obtain regulatory approval in Europe or the United States, even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these approvals in a timely manner or at all, we could experience significant delays or an inability to fully commercialize Eversense and achieve profitability.

        Both before and after a product is commercially released, we will have ongoing responsibilities under U.S. and EU regulations. We will also be subject to periodic inspections by the FDA, the corresponding Notified Body in the European Union and EEA and comparable foreign authorities to determine compliance with regulatory requirements, such as the Quality System Regulation, or QSR, of the FDA, medical device reporting regulations, vigilance in reporting of adverse events and regulations regarding notification, corrections, and recalls. These inspections can result in observations or reports, warning letters or other similar notices or forms of enforcement action. If the FDA, the corresponding Notified Body in the European Union and EEA or any comparable foreign authority concludes that we are not in compliance with applicable laws or regulations, or that any of our products are ineffective or pose an unreasonable health risk, such authority could ban these products, suspend or cancel our marketing authorizations, impose "stop-sale" and "stop-import" orders, refuse to issue export certificates, detain or seize adulterated or misbranded products, order a recall, repair, replacement, correction or refund of such products, or require us to notify health providers and others that the products present unreasonable risks of substantial harm to the public health. Discovery of previously unknown problems with our product's design or manufacture may result in restrictions on the use of Eversense, restrictions placed on us or our suppliers, or withdrawal of an existing regulatory clearance for Eversense. The FDA, the corresponding Notified Body in the European Union and EEA or comparable foreign authorities may also impose operating restrictions, enjoin and restrain certain violations of applicable law pertaining to medical devices, assess civil or criminal penalties against our officers, employees or us, or recommend criminal prosecution of our company. Adverse regulatory action may restrict us from effectively marketing and selling our products. In addition, negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on our business, financial condition, and operating results.

        Foreign governmental regulations have become increasingly stringent and more extensive, and we may become subject to even more rigorous regulation by foreign governmental authorities in the future. Penalties for a company's noncompliance with foreign governmental regulation could be severe, including revocation or suspension of a company's business license and civil or criminal sanctions. In some jurisdictions, such as Germany, any violation of a law related to medical devices is also considered to be a violation of unfair competition law. In such cases, governmental authorities, our competitors and business or consumer associations may then file lawsuits to prohibit us from commercializing Eversense in such jurisdictions. Our competitors may also sue us for damages. Any domestic or foreign governmental law or regulation imposed in the future may have a material adverse effect on our business, financial condition and operating results.

Our success depends on our ability to continue to develop, commercialize and gain market acceptance for our products.

        Our current business strategy is highly dependent on commercially launching Eversense and achieving and maintaining market acceptance. In order for us to sell Eversense to people with intensively managed diabetes, we must convince them, their caregivers and healthcare providers that Eversense is an attractive alternative to competitive products for the monitoring of glucose levels, including SMBG, as well as other competitive CGM systems and alternatives to CGM methodologies. Market acceptance and adoption of Eversense depends on educating people with diabetes, as well as their caregivers and healthcare providers, as to the distinct features, ease-of-use, positive lifestyle impact, and other perceived benefits of Eversense as compared to competitive products.

        Achieving and maintaining market acceptance of Eversense could be negatively impacted by many factors, including:

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  the failure of Eversense to achieve wide acceptance among people with intensively managed diabetes, their caregivers, healthcare providers, third-party payors and key opinion leaders in the diabetes treatment community;

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  lack of evidence supporting the accuracy, duration, safety, ease-of-use or other perceived benefits of Eversense over competitive products or other currently available diabetes management therapies;

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  perceived risks associated with the use of Eversense or similar products or technologies generally;

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  the introduction of competitive products and the rate of acceptance of those products as compared to Eversense;

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  adverse results of clinical trials relating to Eversense or similar competitive products; and

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  loss of regulatory approval for Eversense, adverse publicity or other adverse events including any product liability lawsuits.

        In addition, Eversense may be perceived by people with intensively managed diabetes, their caregivers or healthcare providers to be more complicated or less effective than traditional monitoring methodologies, including SMBG, and people may be unwilling to change their current regimens.

        Moreover, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend Eversense until, if ever, there is sufficient evidence to convince them to alter the treatment methods they typically recommend, such as receiving recommendations from prominent healthcare providers or other key opinion leaders in the diabetes treatment community.

        If we are not successful in convincing people with diabetes of the benefits of Eversense, or if we are unable to achieve the support of caregivers and healthcare providers or widespread market acceptance for Eversense, then our sales potential, strategic objectives and profitability could be negatively impacted, which would adversely affect our business, financial condition and operating results.

If we do not enhance our product offerings through our research and development efforts, we may fail to effectively compete or become profitable.

        In order to capture and grow market share in the intensively managed diabetes market, we will need to enhance and broaden our product offerings in response to the evolving demands of people with intensively managed diabetes and healthcare providers, as well as competitive pressures and technologies. We may not be successful in developing, obtaining regulatory approval for, or marketing Eversense or future versions of Eversense. In addition, notwithstanding our market research efforts, our future products may not be accepted by people with diabetes, their caregivers, healthcare providers or third-party payors who reimburse people with diabetes for Eversense and healthcare providers for their services. The success of Eversense or future versions of Eversense will depend on numerous factors, including our ability to:

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  identify the product features that people with intensively managed diabetes, their caregivers and healthcare providers are seeking in a CGM system and successfully incorporate those features into our products;

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  develop and introduce future generations of Eversense in a timely manner;

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  offer products at a price that is competitive with other products then available;

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  adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third-parties;

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  demonstrate the accuracy and safety of Eversense or future versions of Eversense;

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  obtain extensive coverage and reimbursement for Eversense or future versions of Eversense and the related insertion and removal procedures; and

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  obtain the necessary regulatory approvals for Eversense and future versions of Eversense. For example, a future product enhancement involves on-demand, swipe measurement technology that would permit people with Type 1 diabetes to perform real-time, single glucose readings by swiping their smartphone over our sensor. We do not believe that such technology would require cGMP-compliant manufacturing for smartphones used for these real-time readings. However, if regulatory authorities were to disagree, this would adversely impact our ability to commercialize that product enhancement.

        If we fail to generate demand by developing products that incorporate features requested by people with diabetes, their caregivers or healthcare providers, or if we do not obtain regulatory clearance or approval for Eversense or future versions of Eversense in time to meet market demand, we may fail to generate sales sufficient to achieve or maintain profitability. We have in the past experienced, and we may in the future experience, delays in various phases of product development and commercial launch, including during research and development, manufacturing, limited release testing, marketing and customer education efforts. Any delays in our anticipated product launches may significantly impede our ability to successfully compete in our markets. In particular, such delays could cause customers to delay or forego purchases of our products, or to purchase our competitors' products. Even if we are able to successfully develop Eversense or future versions of Eversense when anticipated, these products may not produce sales in excess of the costs of development, and they may be quickly rendered obsolete by the changing preferences of people with diabetes or the introduction by our competitors of products embodying new technologies or features.

Failure to secure or retain coverage or adequate reimbursement for Eversense or future versions of Eversense systems, including the related insertion and removal procedures, by third-party payors could adversely affect our business, financial condition and operating results.

        We plan to derive nearly all of our revenue from sales of Eversense, if approved, in Europe and the United States and expect to do so for the next several years. We anticipate a substantial portion of the purchase price of Eversense will be paid for by third-party payors, including private insurance companies, preferred provider organizations and other managed care providers. Patients who receive treatment for their medical conditions and their healthcare providers generally rely on third-party payors to reimburse all or part of the costs associated with their medical treatment, including healthcare providers' services. Coverage and adequate reimbursement from third-party payors, including governmental healthcare programs, such as Medicare and Medicaid, and commercial payors, is critical to new product acceptance. Future sales of Eversense will be limited unless people with diabetes can rely on third-party payors to pay for all or part of the cost to purchase Eversense. Access to adequate coverage and reimbursement for Eversense by third-party payors is essential to the acceptance of our products by people with diabetes.

        In the United States, a third-party payor's decision to provide coverage for our products does not imply that an adequate reimbursement rate will be obtained. Further, one third-party payor's decision to cover our products does not assure that other payors will also provide coverage for the products or will provide coverage at an adequate reimbursement rate. Healthcare providers may choose not to order a product unless third-party payors pay a substantial portion of the product. Within and outside the United States, reimbursement is obtained from a variety of sources, including government-sponsored and private health insurance plans. These third-party payors determine whether to provide coverage and reimbursement for specific products and procedures. Coverage determinations and reimbursement levels of both our products and the healthcare provider's performance of the insertion and removal procedures are critical to the commercial success of our product, and if we are not able to secure positive coverage determinations and reimbursement levels for our products or the insertion and removal procedures, our business would be materially adversely affected.

        In addition, there may be significant delays in obtaining reimbursement, and coverage may be more limited than the purposes for which the product is cleared by the FDA, the corresponding Notified Body in the European Union and EEA or other foreign regulatory authorities. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed, and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or third-party payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States.

        In the United States, many third-party payors use coverage decisions and payment amounts determined by the Centers for Medicare and Medicaid Services, or CMS, which administers the Medicare and Medicaid programs, as guidelines in setting their coverage and reimbursement policies. Medicare has recently begun to review its reimbursement practices for certain diabetes-related products. At this time CMS does not cover CGM-related products. As a result, there is uncertainty as to the future Medicare reimbursement rate for our products or whether CMS will ever cover CGM-related products at all. In addition, those third-party payors that do not follow the CMS guidelines may adopt different coverage and reimbursement policies for our products, which could also diminish payments for Eversense. It is possible that some third-party payors will not offer any coverage for our products.

        We plan to form contracts establishing reimbursement for Eversense and specific reimbursement codes for the insertion and removal procedures with national and regional third-party payors in the United States. While we anticipate entering into contracts with third-party payors, we cannot guarantee that we will succeed in doing so or that the reimbursement contracts and codes that we are able to negotiate will enable us to sell our products on a profitable basis. In addition, contracts with third-party payors generally can be modified or terminated by the third-party payor without cause and with little or no notice to us. Moreover, compliance with the administrative procedures or requirements of third-party payors may result in delays in processing approvals by those third-party payors for people with diabetes to obtain coverage for Eversense. Failure to secure or retain adequate coverage or reimbursement for Eversense by third-party payors, or delays in processing approvals by those payors, could result in the loss of sales, which could negatively affect our business, financial condition and operating results.

        Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs by imposing lower payment rates and negotiating reduced contract rates, among others. As such, we believe that future coverage and reimbursement may be subject to increased restrictions, such as additional preauthorization requirements, both in the United States and in international markets. If third-party coverage and reimbursement of products for which we may receive regulatory approval is not available or adequate in either the United States or international markets, or if our production costs increase faster than increases in reimbursement levels, we may be unable to sell Eversense or future versions of Eversense profitably and our business would be adversely impacted.

If important assumptions we have made about what people with intensively managed diabetes are seeking in a CGM system are inaccurate, our business and operating results may be adversely affected.

        Our business strategy was developed based on a number of important assumptions about the diabetes industry in general, and the intensively managed diabetes market in particular, any one or more of which may prove to be inaccurate. For example, we believe that the benefits of CGM will continue to drive increased rates of market acceptance for products in this space. However, this trend is uncertain and limited sources exist to obtain reliable market data.

        Another key element of our business strategy is utilizing market research to understand how people with diabetes are seeking to improve their diabetes therapy management. This strategy underlies our entire product design, marketing and customer support approach and is the basis on which we developed Eversense. However, our market research is based on interviews, focus groups and online surveys involving people with intensively managed diabetes, their caregivers and healthcare providers that represent only a small percentage of the overall intensively managed diabetes market. As a result, the responses we received may not be reflective of the broader market and may not provide us accurate insight into the desires of people with intensively managed diabetes. In addition, understanding the meaning and significance of the responses received during our market research necessarily requires that analysis be conducted and conclusions be drawn. We may not be able perform an analysis that yields meaningful results, or the conclusions we draw from the analysis could be misleading. Moreover, even if our market research has allowed us to better understand the features people with diabetes are seeking in a CGM system to improve the management of their diabetes, there can be no assurance that people with diabetes will actually purchase our products. As such, our strategy of focusing on the intensively managed diabetes market may limit our ability to increase sales or achieve profitability.

We operate in a very competitive industry and if we fail to compete successfully against our existing or potential competitors, many of whom have greater resources than we have, our sales and operating results may be negatively affected.

        The market for CGM systems is developing and competitive, subject to rapid change and significantly affected by new product introductions. We believe competitors have historically dedicated and will continue to dedicate significant resources to promote their products or develop new products or methods to manage diabetes. We expect to compete with well-capitalized companies, some of which are publicly-traded, that manufacture CGM systems including Medtronic, Inc., or Medtronic, Dexcom, Inc., or Dexcom, and Abbott Diabetes Care, a division of Abbott Laboratories, or Abbott. Each of these three companies has received approval from the FDA to market CGM systems. Dexcom's Bluetooth-enabled CGM system is designed to be integrated with smart phones.

        As the industry evolves, we anticipate encountering increasing competition from companies that integrate CGM with insulin pumps. We are aware of three companies, Johnson & Johnson, Medtronic and Tandem Diabetes Care, Inc., which have received FDA approval for CGM-integrated insulin pumps. Johnson & Johnson's system integrates Dexcom's CGM sensor technology and smartphone compatibility.

        In addition to CGM providers, we will also compete with providers of traditional SMBG systems. Four companies currently account for substantially all of the worldwide sales of SMBG systems: Roche Diabetes Care, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; Abbott; and Bayer Diabetes Care, which has agreed to merge with Panasonic Healthcare Holdings. We may also compete with companies, including Roche Diagnostics and Abbott, developing next generation real-time CGM or sensing devices and technologies, as well as several other companies that are evaluating non-invasive CGM products to measure a user's blood glucose level. For example, Abbott is developing its FreeStyle Libre Flash Glucose Monitoring System, which has received the CE mark in Europe and eliminates the need for routine fingersticks by reading glucose levels through a transcutaneous sensor that can be worn for up to 14 days. There are also a number of academic and other institutions involved in various phases of our industry's technology development.

        Many of these competitors enjoy several advantages over us, including:

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  greater financial and human resources for sales and marketing, and product development;

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  established relationships with healthcare providers and third-party payors;

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  established reputation and name recognition among healthcare providers and other key opinion leaders in the diabetes industry;

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  in some cases, an established base of long-time customers;

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  products supported by long-term clinical data;

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  larger and more established sales, marketing and distribution networks;

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  greater ability to cross-sell products or provide incentives to healthcare providers to use their products; and

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  more experience in conducting research and development, manufacturing, clinical trials, and obtaining regulatory approval or clearance.

        In addition, mergers and acquisitions in the diabetes industry may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs.

        If we are unable to effectively compete with our competitors, we may fail to meet our strategic objectives, and our business, financial condition and operating results could be harmed.

Competitive products or other technological innovations for the monitoring, treatment or prevention of diabetes may render our products less competitive or obsolete.

        Our ability to achieve our strategic objectives will depend, among other things, on our ability to develop and commercialize products for the monitoring and management of diabetes that offer distinct features, have a longer duration than available alternatives, are easy-to-use, receive adequate coverage and reimbursement from third-party payors, include essential safety features and are more appealing than available alternatives. Our primary competitors, as well as a number of other companies, medical researchers and existing medical device companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapies for the monitoring, treatment and prevention of diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could reduce the potential market for Eversense or render Eversense less competitive or obsolete altogether, which would significantly reduce our potential sales.

        Because of the size of the intensively managed diabetes market, we anticipate that companies will continue to dedicate significant resources to developing competitive products. The frequent introduction by competitors of products that are, or claim to be, superior to our products may create market confusion that may make it difficult to differentiate the benefits of our products over competitive products. In addition, the entry of multiple new products may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of our products. If a competitor develops a product that competes with or is perceived to be superior to Eversense, or if a competitor employs strategies that place downward pressure on pricing within our industry, our sales may decline significantly or may not increase in line with our expectations, either of which would harm our business, financial condition and operating results.

The size and future growth in the market for CGM systems and CGM-related products has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.

        Our estimates of the size and future growth in the market for CGM systems and CGM-related products, including the number of people currently intensively managing their diabetes who may benefit from and be amenable to using Eversense, is based on a number of internal and third-party studies, reports and estimates. In addition, our internal estimates are based in large part on current treatment patterns by healthcare providers using CGM systems and our belief that the incidence of diabetes in the United States and worldwide is increasing. While we believe these factors have historically provided and may continue to provide us with effective tools in estimating the total market for CGM systems and CGM related products and our products, these estimates may not be correct and the conditions supporting our estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. The actual incidence of diabetes, and the actual demand for our products or competitive products, could differ materially from our projections if our assumptions are incorrect. As a result, our estimates of the size and future growth in the market for our CGM systems may prove to be incorrect. If the actual number of people with diabetes who would benefit from Eversense and the size and future growth in the market for Eversense is smaller than we have estimated, it may impair our projected sales growth and have an adverse impact on our business.

Our distribution agreement with Rubin to market Eversense in Sweden, Norway and Denmark may not be successful.

        Although we have entered into a distribution agreement with Rubin to market Eversense in Sweden, Norway and Denmark, because we have yet to receive regulatory approval to commercialize Eversense in Europe, Rubin is currently not marketing, selling or distributing Eversense. Under the agreement, following regulatory approval, Rubin will generally be responsible for the promotion, sale and distribution of Eversense in Sweden, Norway and Denmark at such prices as Rubin determines in its sole discretion. Additionally, although Rubin has the exclusive right to distribute Eversense in the covered countries, the agreement does not require Rubin to sell our products exclusively, and therefore, Rubin is free to sell products of our competitors. Because we have not yet received regulatory approval, we are not yet able to assess Rubin's performance in distributing Eversense in the covered countries, and it may take an extended period of time for us to accurately assess their performance under the agreement. Additionally, because the agreement with Rubin is exclusive and has an initial five year term, we will have limited ability to terminate the agreement with Rubin or to contract with any other distributor for Sweden, Norway and Denmark. If Rubin fails to perform satisfactorily under the agreement, our ability to commercialize in these countries, and potentially throughout Europe, could be adversely affected.

If we are unable to establish additional distribution arrangements, we may have to alter our development and commercialization plans in Europe and our sales in Europe may be negatively affected.

        To commercialize Eversense in Europe, we plan to establish arrangements with third-party distributors. Aside from our agreement with Rubin with respect to Sweden, Norway and Denmark, we have not entered into any distribution arrangements to date. We may face significant competition in seeking appropriate distribution arrangements. Whether we reach a definitive distribution agreement will depend, among other things, upon our assessment of the distributor's resources and expertise, the terms and conditions of the proposed agreement and the proposed distributor's evaluation of a number of factors. The distributor may also consider alternative CGM systems or technologies that may be available if such an arrangement could be more attractive than the one with us for Eversense. We expect that none of our third-party distributors will be required to sell our products exclusively and each of them may freely sell the products of our competitors.

        Distribution arrangements are complex and time-consuming to negotiate and document. We may not be able to negotiate distribution arrangements on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of Eversense, delay its potential commercialization in Europe or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our products or bring them to market and generate revenue.

        In addition, if a third-party distributor does not effectively sell our products, or if it engages in certain activities or ceases to distribute our products, we may not be able to maintain or increase our revenues or enter into new countries and our sales would be adversely affected. In such a situation, we may need to seek alternative third-party distributors or increase our reliance on our other third-party distributors, which may harm our sales. Additionally, to the extent that we enter into additional arrangements with third-party distributors to perform sales, marketing, or distribution services, the terms of the arrangements could cause our product margins to be lower than if we directly marketed and sold our products.

If we are unable to establish a sales and marketing infrastructure, we may not be successful in commercializing Eversense in the United States, even if we receive regulatory approval.

        We have not yet commercialized Eversense and we do not have experience marketing and selling our products or training healthcare providers and people with diabetes on the use of Eversense. To achieve commercial success in the United States for Eversense, we will need to establish and expand our sales and marketing infrastructure to drive adoption of our products, which will include a team of diabetes educators that will train healthcare providers and people with diabetes on the use of Eversense. There is significant competition for sales personnel experienced in relevant medical device sales. We expect that we will face significant challenges as we recruit and subsequently grow our sales and marketing infrastructure. If we are unable to attract and retain sufficient, and skilled, sales and marketing representatives, our sales could be adversely affected. If one of our sales or marketing representatives were to depart and be retained by one of our competitors, they could help competitors solicit business from our existing customers, which could further harm our sales. In addition, if our sales and marketing representatives or diabetes educators fail to achieve their objectives or if we are not able to recruit and retain a network of diabetes educators, we may not be able to successfully train healthcare providers and people with diabetes on the use of Eversense, which could delay new sales and harm our reputation.

        As we increase our sales and marketing expenditures with respect to Eversense or future versions of Eversense, we will need to hire, train, retain and motivate skilled sales and marketing representatives with significant industry-specific knowledge in various areas, such as diabetes treatment techniques and technologies. Our success will depend largely on the competitive landscape for our products and the ability of our sales personnel to obtain access to healthcare providers and persuade those healthcare providers to recommend Eversense to people who intensively manage their diabetes. Recently hired sales representatives require training and take time to achieve full productivity. If we fail to train new hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. In addition, the expansion of our sales and marketing personnel will place significant burdens on our management team.

        We anticipate that we will derive nearly all of our U.S. revenue from the sales of Eversense or future versions of Eversense and that this will continue for the next several years. As a result, our financial condition and operating results will be highly dependent on the ability of our sales representatives to adequately promote, market and sell Eversense and the ability of our diabetes educators to train healthcare providers and people with diabetes on the use of Eversense. If we are unable to establish and expand our sales and marketing capabilities, we may not be able to effectively commercialize our existing or planned products, or enhance the strength of our brand, either of which could impair our projected sales growth and have an adverse impact on our business.

Our ability to maintain and grow our revenue will depend on establishing a customer base and retaining a high percentage of our customer base.

        A key to maintaining and growing our revenue will be establishing a customer base and retaining a high percentage of our customers due to the potentially significant revenue generated from ongoing purchases of disposable sensors. We intend to develop programs to help with retention aimed at customers, their caregivers and healthcare providers, which include training specific to Eversense, ongoing support by sales and clinical employees and 24/7 technical support and customer service. If demand for our products fluctuates as a result of the introduction of competitive products, changes in reimbursement policies, manufacturing problems, perceived safety issues with our or our competitors' products, the failure to secure regulatory clearance or approvals, or for other reasons, our ability to attract and retain customers could be harmed. The failure to retain a high percentage of our customers would negatively impact our business, financial condition and operating results.

We have no operating history as a commercial-stage company and may face difficulties encountered by companies early in their commercialization in competitive and rapidly evolving markets.

        To date, we have not commercialized any products. If approved, we plan to launch Eversense in Europe by early 2016. Accordingly, we have no operating history as a commercial-stage company upon which to evaluate our business, future sales expectations and operating results. In assessing our business prospects, you should consider the various risks and difficulties frequently encountered by companies early in their commercialization in competitive and rapidly evolving markets, particularly companies that develop and sell medical devices. These risks include our ability to:

  •
  obtain regulatory clearance or approval to commercialize our products;

  •
  perform clinical trials with respect to Eversense or future versions of Eversense;

  •
  implement and execute our business strategy;

  •
  expand and improve the productivity of our sales and marketing infrastructure to grow sales of Eversense or future versions of Eversense;

  •
  increase awareness of our brand and Eversense and build loyalty among people with intensively managed diabetes, their caregivers and healthcare providers;

  •
  manage expanding operations;

  •
  expand the capabilities and capacities of our third-party manufacturers, including increasing production of current products efficiently and having our vendors adapt their manufacturing facilities to the production of new products;

  •
  respond effectively to competitive pressures and developments;

  •
  enhance Eversense and develop future versions of Eversense; and

  •
  attract, retain and motivate qualified personnel in various areas of our business.

        Due to our lack of operating history as a commercial-stage company, we may not have the institutional knowledge or experience to be able to effectively address these and other risks that may face our business. In addition, we may not be able to develop insights into trends that could emerge and negatively affect our business and may fail to respond effectively to those trends. As a result of these or other risks, we may not be able to execute key components of our business strategy, and our business, financial condition and operating results may suffer.

We contract with third parties for the manufacture of Eversense for clinical testing and expect to continue to do so for commercialization. Risks associated with the manufacturing of our products could reduce our gross margins and negatively affect our operating results.

        We do not have any manufacturing facilities or direct manufacturing personnel. We currently rely, and expect to continue to rely, on third parties for the manufacture of Eversense for clinical testing, as well as for commercial manufacture if Eversense receives regulatory approval. Therefore, our business strategy depends on our third-party manufacturers' ability to manufacture Eversense and future generations of Eversense in sufficient quantities and on a timely basis so as to meet consumer demand, while adhering to product quality standards, complying with regulatory requirements and managing manufacturing costs. We are subject to numerous risks relating to the manufacturing capabilities of our third-party manufacturers, including:

  •
  quality or reliability defects in Eversense;

  •
  inability to secure product components in a timely manner, in sufficient quantities or on commercially reasonable terms;

  •
  failure to increase production of Eversense to meet demand;

  •
  inability to modify production lines to enable us to efficiently produce future products or implement changes in current products in response to regulatory requirements;

  •
  difficulty identifying and qualifying alternative manufacturers in a timely manner;

  •
  inability to establish agreements with future third-party manufacturers or to do so on acceptable terms; or

  •
  potential damage to or destruction of our manufacturers' equipment or facilities.

        These risks are likely to be exacerbated by our limited experience with Eversense and its manufacturing process. As demand for our products increases, our third-party suppliers will need to invest additional resources to purchase components, hire and train employees, and enhance their manufacturing processes. If our manufacturers fail to increase production capacity efficiently, our sales may not increase in line with our expectations and our operating margins could fluctuate or decline. In addition, although we expect some of our future versions of Eversense to share product features and components with our first generation Eversense, manufacturing these future versions of Eversense may require the modification of production lines, the identification of new manufacturers for specific components, or the development of new manufacturing technologies. It may not be possible for us to manufacture these products at a cost or in quantities sufficient to make these future versions of Eversense commercially viable.

We depend on a limited number of third-party suppliers for the components of Eversense and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could harm our business.

        We rely on third-party suppliers to supply and manufacture the components of our Eversense system. For our business strategy to be successful, our suppliers must be able to provide us with components and Eversense systems in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Future increases in sales of Eversense, if approved, whether expected or unanticipated, could strain the ability of our suppliers to deliver an increasingly large supply of components and Eversense systems in a manner that meets these various requirements.

        We generally use a small number of suppliers of components for our products. Depending on a limited number of suppliers exposes us to risks, including limited control over pricing, availability, quality and delivery schedules. Generally, we do not have long-term supply agreements with our suppliers and, in many cases, we make our purchases on a purchase order basis. Under most of our supply and manufacturing agreements, we have no obligation to buy any given quantity of products, and our suppliers have no obligation to sell us or to manufacture for us any given quantity of components or products. As a result, our ability to purchase adequate quantities of components or our products may be limited and we may not be able to convince suppliers to make components and products available to us. Additionally, our suppliers may encounter problems that limit their ability to supply components or manufacture products for us, including financial difficulties, damage to their manufacturing equipment or facilities, or product discontinuations. As a result, there is a risk that certain components could be discontinued and no longer available to us. We may be required to make significant "last time" purchases of component inventory that is being discontinued by the supplier to ensure supply continuity. If we fail to obtain sufficient quantities of high quality components to meet demand for our products in a timely manner or on terms acceptable to us, we would have to seek alternative sources of supply. Because of factors such as the proprietary nature of our products, our quality control standards and regulatory requirements, we may not be able to quickly engage additional or replacement suppliers for some of our critical components. Failure of any of our suppliers to deliver components at the level our business requires could disrupt the manufacturing of our products and limit our ability to meet our sales commitments, which could harm our reputation and adversely affect our business.

        We may also have difficulty obtaining similar components from other suppliers that are acceptable to the FDA or other regulatory agencies, and the failure of our suppliers to comply with strictly enforced regulatory requirements could expose us to regulatory action including warning letters, product recalls, and termination of distribution, product seizures or civil penalties. It could also require us to cease using the components, seek alternative components or technologies and modify our products to incorporate alternative components or technologies, which could result in a requirement to seek additional regulatory approvals. Any disruption of this nature or increased expenses could harm our commercialization efforts and adversely affect our operating results.

Our third-party suppliers operate primarily at facilities in a single location, and any disruption to these facilities could adversely affect our business and operating results.

        Each of our third-party suppliers operates at a facility in a single location and substantially all of our inventory of component supplies and finished goods is held at these locations. We, and our suppliers, take precautions to safeguard facilities, including acquiring insurance, employing back-up generators, adopting health and safety protocols and utilizing off-site storage of computer data. However, vandalism, terrorism or a natural or other disaster, such as an earthquake, fire or flood, could damage or destroy equipment or our inventory of component supplies or finished products, cause substantial delays in our operations, result in the loss of key information, and cause us to incur additional expenses. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our or our suppliers' facilities could harm our business, financial condition and operating results.

Various factors outside our direct control may adversely affect manufacturing, sterilization and distribution of our products.

        The manufacture, sterilization and distribution of our products is challenging. Changes that our suppliers may make outside the purview of our direct control can have an impact on our processes, quality of our products and the successful delivery of products to our customers. Mistakes and mishandling are not uncommon and can affect supply and delivery. Some of these risks include:

  •
  failure to complete sterilization on time or in compliance with the required regulatory standards;

  •
  transportation and import and export risk, particularly given the international nature of our supply and distribution chains;

  •
  delays in analytical results or failure of analytical techniques that we will depend on for quality control and release of products;

  •
  natural disasters, labor disputes, financial distress, raw material availability, issues with facilities and equipment or other forms of disruption to business operations affecting our manufacturers or suppliers; and

  •
  latent defects that may become apparent after products have been released and that may result in a recall of such products.

        If any of these risks were to materialize, our ability to provide our products to customers on a timely basis would be adversely impacted.

Potential complications from Eversense or future versions of Eversense may not be revealed by our clinical experience.

        Based on our experience, complications from use of Eversense may include sensor errors, sensor failures, broken sensors, lodged sensors or skin irritation under the adhesive dressing of the transmitter. Inflammation or redness, swelling, minor infection, and minor bleeding at the sensor insertion site are also possible risks with an individual's use of the device. However, if unanticipated side-effects result from the use of Eversense or future versions of Eversense, we could be subject to liability and our systems would not be widely adopted. Additionally, we have limited clinical experience with repeated use of our CGM system in the same patient or the same insertion site. We cannot assure you that long-term use would not result in unanticipated complications, even after the device is removed.

Undetected errors or defects in Eversense or future versions of Eversense could harm our reputation, decrease the market acceptance of Eversense or expose us to product liability claims.

        Eversense or future versions of Eversense may contain undetected errors or defects. Disruptions or other performance problems with Eversense or future versions of Eversense may harm our reputation. If that occurs, we may incur significant costs, the attention of our key personnel could be diverted or other significant customer relations problems may arise. We may also be subject to warranty and liability claims for damages related to errors or defects in Eversense or future versions of Eversense. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of Eversense could harm our business and operating results. This risk exists even if a device is cleared or approved for commercial sale and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Our products are designed to affect, and any future products will be designed to affect, important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with Eversense or future versions of Eversense systems could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability lawsuits.

        The sale and use of Eversense or future versions of Eversense could lead to the filing of product liability claims if someone were to allege that Eversense or one of our products contained a design or manufacturing defect. A product liability claim could result in substantial damages and be costly and time consuming to defend, either of which could materially harm our business or financial condition. Product liability claims may be brought against us by people with diabetes, healthcare providers or others selling or otherwise coming into contact with our products, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

  •
  costs of litigation;

  •
  distraction of management's attention from our primary business;

  •
  the inability to commercialize Eversense or future versions of Eversense;

  •
  decreased demand for Eversense;

  •
  damage to our business reputation;

  •
  product recalls or withdrawals from the market;

  •
  withdrawal of clinical trial participants;

  •
  substantial monetary awards to patients or other claimants; or

  •
  loss of revenue.

        While we currently maintain product liability insurance covering claims up to $5.0 million per incident and intend to increase our coverage in connection with our commercial launch, we cannot assure you that such insurance would adequately protect our assets from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing such insurance coverage in the future.

If there are significant disruptions in our information technology systems, our business, financial condition and operating results could be adversely affected.

        The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage marketing data, accounting and financial functions, inventory management, product development tasks, research and development data, and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, attacks by computer viruses or hackers, power losses, and computer system or data network failures. In addition, our data management application and a variety of our software systems, including the software in our smart transmitter, are hosted by third-party service providers whose security and information technology systems are subject to similar risks, which could be subject to computer viruses or hacker attacks or other failures. If our or our third-party service provider's security systems are breached or fail, unauthorized persons may be able to obtain access to sensitive data. If we or our third-party service providers were to experience a breach compromising sensitive data, our brand and reputation could be adversely affected and the use of our products could decrease.

        The failure of our or our service providers' information technology systems or our transmitter's software to perform as we anticipate or our failure to effectively implement new information technology systems could disrupt our entire operation or adversely affect our products and could result in decreased sales, increased overhead costs, and product shortages, all of which could negatively affect our reputation, business, financial condition and operating results.

We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.

        In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products.

        Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

        If we enter into in-bound intellectual property license agreements, we may not be able to fully protect the licensed intellectual property rights or maintain those licenses. Future licensors could retain the right to prosecute and defend the intellectual property rights licensed to us, in which case we would depend on the ability of our licensors to obtain, maintain and enforce intellectual property protection for the licensed intellectual property. These licensors may determine not to pursue litigation against other companies or may pursue such litigation less aggressively than we would. Further, entering into such license agreements could impose various diligence, commercialization, royalty or other obligations on us. Future licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license, which could adversely affect our competitive business position and harm our business prospects.

We may seek to grow our business through acquisitions of complementary products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could harm our business, financial condition and operating results.

        From time to time, we may consider opportunities to acquire other companies, products or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base, or advance our business strategies. Potential acquisitions involve numerous risks, including:

  •
  problems assimilating the acquired products or technologies;

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  issues maintaining uniform standards, procedures, controls and policies;

  •
  unanticipated costs associated with acquisitions;

  •
  diversion of management's attention from our existing business;

  •
  risks associated with entering new markets in which we have limited or no experience;

  •
  increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters; and

  •
  unanticipated or undisclosed liabilities of any target.

        We have no current commitments with respect to any acquisition. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or technologies. Our potential inability to integrate any acquired products or technologies effectively may adversely affect our business, operating results and financial condition.

Risks Related to our Financial Results and Need for Financing

We will need to generate significant sales to achieve profitable operations.

        We intend to increase our operating expenses substantially in connection with the planned launch of Eversense, establishment of our sales and marketing infrastructure, our ongoing research and development activities, and the commensurate development of our management and administrative functions. We will need to generate significant sales to achieve profitability, and we might not be able to do so. Even if we do generate significant sales, we might not be able to achieve, sustain or increase profitability on a quarterly or annual basis in the future. If our sales grow more slowly than we expect, or if our operating expenses exceed our expectations, our financial performance and operating results will be adversely affected.

Our future capital needs are uncertain and we may need to raise substantial additional funds in the future, and these funds may not be available on acceptable terms or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, scale back or cease some or all operations.

        At December 7, 2015, we had approximately $7.0 million in cash and cash equivalents. We believe our existing cash and cash equivalents will be sufficient to fund our operating expenses only into early 2016. Under our credit facility with Oxford Finance LLC, or Oxford, we may borrow an additional $5.0 million following our receipt of the CE mark for Eversense, which we believe would extend our ability to fund our operations into the second quarter of 2016. Although we have a credit facility with Energy Capital, LLC to provide up to an additional $10 million of additional borrowing beginning in March 2016 if we have not yet completed a public offering of at least $20 million by such date, such funding would likely extend only until July 2016. Therefore, we will need to secure additional funding in the near future. The continued growth of our business, including the establishment of our sales and marketing infrastructure, and research and development activities will significantly increase our expenses. In addition, the amount of our future product sales is difficult to predict and actual sales may not be in line with our expectations. As a result, we may be required to seek substantial additional funds in the future. Our future capital requirements will depend on many factors, including:

  •
  the cost of obtaining and maintaining regulatory clearance or approval for Eversense or future versions of Eversense;

  •
  the costs associated with developing and commercializing our products;

  •
  any change in our development priorities regarding our future versions of Eversense;

  •
  the revenue generated by sales of Eversense or future versions of Eversense;

  •
  the costs associated with expanding our sales and marketing infrastructure;

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  any change in our plans regarding the manner in which we choose to commercialize our products in the United States;

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  the cost of ongoing compliance with regulatory requirements;

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  expenses we incur in connection with potential litigation or governmental investigations;

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  anticipated or unanticipated capital expenditures; and

  •
  unanticipated general and administrative expenses.

        As a result of these and other factors, we do not know whether and the extent to which we may be required to raise additional capital. We may in the future seek additional capital from public or private offerings of our capital stock, borrowings under credit lines or other sources. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies, or grant licenses on terms that are not favorable to us.

        If we are unable to raise additional capital, we may not be able to establish and expand our sales and marketing infrastructure, enhance Eversense or future versions of Eversense, take advantage of future opportunities, or respond to competitive pressures, changes in supplier relationships, or unanticipated changes in customer demand. Any of these events could adversely affect our ability to achieve our strategic objectives, which could negatively effect on our business, financial condition and operating results.

Our operating results may fluctuate significantly from quarter to quarter or year to year.

        We plan to begin commercial sales of Eversense, if approved, in Europe by early 2016. We have no operating history as a commercial-stage company and we anticipate that there will be meaningful variability in our operating results among years and quarters, as well as within each year and quarter. Our operating results, and the variability of these operating results, will be affected by numerous factors, including:

  •
  regulatory clearance or approvals affecting our products or those of our competitors;

  •
  our ability to increase sales of Eversense and to commercialize and sell our future products, and the number of our products sold in each quarter;

  •
  our ability to establish and grow an effective sales and marketing infrastructure and third-party distribution network;

  •
  acceptance of our products by people with intensively managed diabetes, their caregivers, healthcare providers and third-party payors;

  •
  the pricing of our products and competitive products, and the effect of third-party coverage and reimbursement policies;

  •
  the amount of, and the timing of the payment for, insurance deductibles required to be paid by our customers and potential customers under their existing insurance plans;

  •
  interruption in the manufacturing or distribution of our products;

  •
  seasonality and other factors affecting the timing of purchases of Eversense;

  •
  timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

  •
  results of clinical research and trials on our products in development;

  •
  the ability of our suppliers to timely provide us with an adequate supply of components and CGM systems that meet our requirements; and

  •
  the timing of revenue recognition associated with our product sales pursuant to applicable accounting standards.

        As a result of our lack of operating history as a commercial-stage company, and due to the complexities of the industry and regulatory framework in which we operate, it will be difficult for us to forecast demand for our future products and to forecast our sales with any degree of certainty. For example, many of the products we will seek to develop and introduce in the future will require regulatory approval or clearance and import licenses before we can sell such products and given that the timing of such approvals, clearances or licenses may be uncertain, it will be difficult for us to predict sales projections for these products with any degree of certainty before such approvals, clearances or licenses are obtained. In addition, we will be significantly increasing our operating expenses as we expand our business. Accordingly, we may experience substantial variability in our operating results from year to year and quarter to quarter. If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We may not be able to generate sufficient cash to service our indebtedness, which currently consists of our term loans with Oxford. In addition, although we have a borrowing facility with Energy Capital, LLC, we may be unable to borrow under such agreement or to generate sufficient cash to service any such indebtedness that we do incur.

        We have issued secured notes to Oxford in a private placement for gross proceeds of $10.0 million, pursuant to term loans under a Loan and Security Agreement that matures July 1, 2019, or the Loan and Security Agreement, and subject to the terms of the Loan and Security Agreement, we may increase the borrowings under the Loan and Security Agreement by an additional $5.0 million following our receipt of the CE mark for Eversense. Our obligations under the Loan and Security Agreement are secured by a first priority security interest in substantially all of our assets, other than our intellectual property. Our Loan and Security Agreement with Oxford also contains certain restrictive covenants that limit our ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions, as well as financial reporting requirements. We were in compliance with the affirmative and restrictive covenants as of December 31, 2014 and September 30, 2015. We may also enter into other debt agreements in the future which may contain similar or more restrictive terms.

        In addition, on December 7, 2015, we entered into a Note Purchase Agreement, or the Purchase Agreement, with Energy Capital, LLC, or Energy Capital, pursuant to which Energy Capital may lend an aggregate principal amount of up to $10.0 million, or the Energy Capital note, subject to the conditions specified in the Purchase Agreement. Under the terms of the Energy Capital note, if we have not received at least $20.0 million from the sale of our capital stock in an offering of our equity securities (excluding any security granted, issued and/or sold by us to any employee or consultant in such capacity) prior to February 29, 2016, or the Triggering Event, then Energy Capital is obligated to disburse funds on or after March 15, 2016, provided however that if the Triggering Event has occurred and we provide documentation to Energy Capital that our available cash is lower than $500,000, then Energy Capital is obligated to disburse funds any time after March 1, 2016. If the Triggering Event has not occurred, under the terms of the Energy Capital note, we will be unable to borrow under the Purchase Agreement. If after the Triggering Event has occurred and if our cash on hand is higher than $500,000, under the terms of the Note, we will be unable to borrow under the Purchase Agreement until March 15, 2016.

        In the event that the Triggering Event occurs and we are able to incur indebtedness under the terms of the Energy Capital note, we are obligated to repay the aggregate principal and accrued interest thereon if we issue and sell shares of our equity securities in an underwritten public offering with total proceeds to us exceeding $45.0 million (excluding the Energy Capital note) within ten business days after the closing of such public offering. In the event that we are unable to repay such amounts, we will be in default under the terms of the Energy Capital note, which may also trigger an event of default under the Loan and Security Agreement.

        Our ability to make scheduled monthly payments or to refinance our debt obligations depends on numerous factors, including the amount of our cash reserves and our actual and projected financial and operating performance. These amounts and our performance are subject to certain financial and business factors, as well as prevailing economic and competitive conditions, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash reserves or cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing or future indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, or that these actions would permit us to meet our scheduled debt service obligations. Failure to comply with the conditions of the Loan and Security Agreement and/or the Energy Capital note could result in an event of default, which could result in an acceleration of amounts due under the Loan and Security Agreement and/or the Energy Capital note. We may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness or to make any accelerated payments, and Oxford could seek to enforce security interests in the collateral securing such indebtedness, which would have a material adverse effect on our business.

Prolonged negative economic conditions could adversely affect us, our customers and third-party suppliers, which could harm our financial condition.

        We are subject to the risks arising from adverse changes in general economic and market conditions. Uncertainty about future economic conditions could negatively impact our existing and potential customers, adversely affect the financial ability of health insurers to pay claims, adversely impact our expenses and ability to obtain financing of our operations, and cause delays or other problems with key suppliers.

        Healthcare spending in Europe and the United States has been, and is expected to continue to be, under significant pressure and there are many initiatives to reduce healthcare costs. As a result, we believe that some insurers are scrutinizing insurance claims more rigorously and delaying or denying coverage and reimbursement more often. Because the sale of Eversense will generally depend on the availability of third-party coverage and reimbursement, any delay or decline in coverage and reimbursement will adversely affect our sales.

Risks Related to Development of our Products

Medical device development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our products.

        Before obtaining marketing approval from regulatory authorities for the sale of Eversense in Europe and the United States, we must complete the required European and U.S. pivotal clinical trials and demonstrate the accuracy and safety of Eversense. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. For example, in our recently completed European pivotal clinical trial, we had to suspend the trial due to a prior configuration of our sensor failing to reach the targeted duration. Further, the outcomes of our earlier clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, clinical data is often susceptible to varying interpretations and analyses, and many companies that have believed their products performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval.

        We may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our products, including:

  •
  regulators may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

  •
  we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts with third parties or clinical trial protocols with prospective trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different trial sites;

  •
  clinical trials of Eversense may produce negative or inconclusive results, including failure to demonstrate statistical significance, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon our development programs;

  •
  the number of people with diabetes required for clinical trials of Eversense may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or people with diabetes may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

  •
  our products may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials;

  •
  our third-party contractors conducting the clinical trials may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

  •
  regulators may require that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

  •
  the cost of clinical trials of our products may be greater than we anticipate; and

  •
  the supply or quality of our products or other materials necessary to conduct clinical trials of our products may be insufficient or inadequate.

        If we are required to conduct additional clinical trials or other testing of Eversense beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of Eversense or other testing, if the results of these trials or tests are not favorable or if there are safety concerns, we may:

  •
  not obtain marketing approval at all;

  •
  be delayed in obtaining marketing approval for Eversense in Europe, the United States or elsewhere;

  •
  be subject to additional post-marketing testing requirements; or

  •
  have Eversense removed from the market after obtaining marketing approval.

        Our development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could allow our competitors to bring innovative products to market before we do and impair our ability to successfully commercialize our products.

Changes in the configuration of Eversense may result in additional costs or delay.

        As products are developed through clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and configuration, are altered along the way in an effort to optimize processes and results. For example, we have already modified the configuration of Eversense several times in an effort to maximize the duration of our sensor, and we may need to make future configuration modifications prior to or after commencing sales. Most recently, in 2014, we suspended our European pivotal trial in order to allow for a configuration change in the way the sensor was being manufactured, which resulted in a delay in our trial and slowed our development efforts. Any changes we make carry the risk that they will not achieve the intended objectives. Any of these changes could cause our products to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered device. Such changes may also require additional testing, regulatory notification or regulatory approval.

This could delay completion of clinical trials, increase costs, delay approval of our future products and jeopardize our ability to commence sales and generate revenue.

Risks Related to Employee Matters and Managing our Growth

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on the management, research and development, clinical, financial and business development expertise of Tim Goodnow, our Chief Executive Officer, R. Don Elsey, our Chief Financial Officer, Mukul Jain, our Vice President, Operations, Quality and Regulatory, and Mirasol Panlilio, our Vice President, Global Sales and Marketing, as well as the other members of our scientific and clinical teams. Although we have employment agreements with our executive officers, each of them may terminate their employment with us at any time and will continue to be able to do so. We do not maintain "key person" insurance for any of our executives or employees.

        Recruiting and retaining qualified scientific and clinical personnel and, as we progress the development of our product pipeline toward scaling up for commercialization, manufacturing and sales and marketing personnel, will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize our products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous medical device companies for similar personnel, many of which have greater financial and other resources dedicated to attracting and retaining personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

        Although it will be subject to restrictions on trading, a portion of the equity of our management team will not contain other contractual transfer restrictions. This liquidity may represent material wealth to such individuals and impact retention and focus of existing key members of management.

The implementation of a new enterprise resource planning system could cause disruption to our business and operations.

        We are in the process of implementing a new enterprise resource planning system, or an ERP system. This system will integrate our operations, including supply-chain, order entry, manufacturing, inventory and financial reporting, among others. ERP system implementations are complex projects that require significant investment of capital and human resources, the reengineering of many business processes and the attention of many employees who would otherwise be focused on other aspects of our business. Any disruptions, delays or deficiencies in the design and implementation of the improvements to our ERP system may result in potentially much higher costs than anticipated and may adversely affect our ability to develop and launch solutions, fulfill contractual obligations, file reports with the SEC in a timely manner or otherwise operate our business and our controls environment. Moreover, despite our security measures, our information technology systems, including the ERP system, are vulnerable to damage or interruption from fires, floods and other natural disasters, terrorist attacks, computer viruses or hackers, power losses and computer system or data network failures, which could result in significant data losses or theft of sensitive or proprietary information. Any of these consequences may harm our business.

We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

        As of December 7, 2015, we had 40 employees. As our development progresses, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of research, product development, regulatory affairs and, if Eversense receives regulatory approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our employees, independent contractors, consultants, manufacturers and distributors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

        We are exposed to the risk that our employees, independent contractors, consultants, manufacturers and distributors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state healthcare laws and regulations, and laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement of profits, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations.

We may incur product liability losses, and insurance coverage may be inadequate or unavailable to cover these losses.

        Our business exposes us to potential product liability claims that are inherent in the design, manufacture, testing and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition, injury or death to customers. In addition, the misuse of our products or the failure of customers to adhere to operating guidelines could cause significant harm to customers, including death, which could result in product liability claims. Product liability lawsuits and claims, safety alerts or product recalls, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and adversely affect our ability to attract and retain customers, any of which could harm our business, financial condition and operating results.

        Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Product liability claims in excess of applicable insurance coverage would negatively impact our business, financial condition and operating results. In addition, any product liability claim brought against us, with or without merit, could result in an increase of our product liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all.

Risks Related to our Intellectual Property

Our ability to protect our intellectual property and proprietary technology is uncertain.

        We rely primarily on patent, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements, to protect our proprietary technologies. As of December 7, 2015, we held a total of approximately 349 issued patents and pending patent applications that relate to our CGM system. Our intellectual property portfolio includes 37 issued United States patents, 200 patents issued in countries outside the United States, and 112 pending patent applications worldwide. Our patents expire between 2015 and 2030, subject to any patent extensions that may be available for such patents. If patents are issued on our pending patent applications, the resulting patents are projected to expire on dates ranging from 2020 to 2035. We are also seeking patent protection for our proprietary technology in Europe, Japan, China, Canada, Israel, Australia and other countries and regions throughout the world. We also have 12 pending U.S. trademark applications and eight pending foreign trademark applications, as well as four foreign trademark registrations.

        We have applied for patent protection relating to certain existing and proposed products and processes. Currently, several of our issued U.S. patents as well as various pending U.S. and foreign patent applications relate to the structure and operation of our CGM sensor and CGM systems and are therefore important to the functionality of our products. If we fail to timely file a patent application in any jurisdiction, we may be precluded from doing so at a later date. Furthermore, we cannot assure you that any of our patent applications will be approved in a timely manner or at all. The rights granted to us under our patents, and the rights we are seeking to have granted in our pending patent applications, may not be meaningful or provide us with any commercial advantage. In addition, those rights could be opposed, contested or circumvented by our competitors, or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer the same or similar products or technologies. Even if we are successful in receiving patent protection for certain products and processes, our competitors may be able to design around our patents or develop products that provide outcomes which are comparable to ours without infringing on our intellectual property rights. Due to differences between foreign and U.S. patent laws, our patented intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Even if patents are granted outside the United States, effective enforcement in those countries may not be available.

        We rely on our trademarks and trade names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. For example, we have two pending applications in the United States for the "Eversense" trademark. We cannot assure you that our trademark applications will be approved in a timely manner or at all. Third-parties also may oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. Further, we cannot assure you that competitors will not infringe upon our trademarks, or that we will have adequate resources to enforce our trademarks.

        We also rely on trade secrets, know-how and technology, which are not protectable by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements and intellectual property assignment agreements with our officers, employees, temporary employees and consultants regarding our intellectual property and proprietary technology. In the event of unauthorized use or disclosure or other breaches of those agreements, we may not be provided with meaningful protection for our trade secrets or other proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in the related or resulting know-how and inventions. If any of our trade secrets, know-how or other technologies not protected by a patent were to be disclosed to or independently developed by a competitor, our business, financial condition and results of operations could be materially adversely affected.

        If a competitor infringes upon one of our patents, trademarks or other intellectual property rights, enforcing those patents, trademarks and other rights may be difficult and time consuming. Patent law relating to the scope of claims in the industry in which we operate is subject to rapid change and constant evolution and, consequently, patent positions in our industry can be uncertain. Even if successful, litigation to defend our patents and trademarks against challenges or to enforce our intellectual property rights could be expensive and time consuming and could divert management's attention from managing our business. Moreover, we may not have sufficient resources or desire to defend our patents or trademarks against challenges or to enforce our intellectual property rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third-parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may harm our business, financial condition and operating results.

The medical device industry is characterized by patent litigation, and we could become subject to litigation that could be costly, result in the diversion of management's time and efforts, stop our development and commercialization measures or require us to pay damages.

        Our success will depend in part on not infringing the patents or violating the other proprietary rights of third-parties. Significant litigation regarding patent rights exists in our industry. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make and sell our products. The large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved increase the risk of patent litigation.

        In the future, we could receive communications from various industry participants alleging our infringement of their intellectual property rights. Any potential intellectual property litigation could force us to do one or more of the following:

  •
  stop selling our products or using technology that contains the allegedly infringing intellectual property;

  •
  incur significant legal expenses;

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  pay substantial damages to the party whose intellectual property rights we are allegedly infringing;

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  redesign those products that contain the allegedly infringing intellectual property; or

  •
  attempt to obtain a license to the relevant intellectual property from third-parties, which may not be available on reasonable terms or at all, and if available, may be non-exclusive, thereby giving our competitors access to the same technology.

        Patent litigation can involve complex factual and legal questions, and its outcome is uncertain. Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. Further, as the number of participants in the diabetes market increases, the possibility of intellectual property infringement claims against us increases.

We may be subject to damages resulting from claims that we, or our employees, have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

        Many of our employees were previously employed at other medical device companies, including those that are our direct competitors or could potentially be our direct competitors. In some cases, those employees joined our company recently. We may be subject to claims that we, or our employees, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to allegations that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we successfully defend against these claims, litigation could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. There can be no assurance that this type of litigation will not occur, and any future litigation or the threat thereof may adversely affect our ability to hire additional direct sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize Eversense or future versions of Eversense, which could have an adverse effect on our business, financial condition and operating results.

We are subject to the patent laws of countries other than the United States, which may not offer the same level of patent protection and whose rules could seriously affect how we draft, file, prosecute and maintain patents, trademarks and patent and trademark applications.

        Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties (for example, the patent owner has failed to "work" the invention in that country, or the third party has patented improvements). In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the aggressive enforcement of patent and other intellectual property protection which makes it difficult to stop infringement.

        We cannot be certain that the patent or trademark offices of countries outside the United States will not implement new rules that increase costs for drafting, filing, prosecuting and maintaining patents, trademarks and patent and trademark applications or that any such new rules will not restrict our ability to file for patent protection. For example, we may elect not to seek patent protection in some jurisdictions in order to save costs. We may be forced to abandon or return the rights to specific patents due to a lack of financial resources.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

        The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

  •
  others may be able to make devices that are the same as or similar to Eversense but that are not covered by the claims of the patents that we own;

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  we or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

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  we might not have been the first to file patent applications covering certain of our inventions;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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  it is possible that our pending patent applications will not lead to issued patents;

  •
  issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

  •
  our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and

  •
  we may not develop additional proprietary technologies that are patentable.

Risks Related to our Legal and Regulatory Environment

Our products and operations are subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

        The medical device industry is regulated extensively by governmental authorities, principally the FDA and corresponding state regulatory agencies in the United States and the European Commission and corresponding Notified Body in the European Union and the EEA. The regulations are very complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. These governmental authorities enforce laws and regulations that are meant to assure product safety and effectiveness, including the regulation of, among other things:

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  product design and development;

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  pre-clinical studies and clinical trials;

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  product safety;

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  establishment registration and product listing;

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  labeling and storage;

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  marketing, manufacturing, sales and distribution;

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  pre-market clearance or approval;

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  servicing and post-market surveillance;

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  advertising and promotion; and

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  recalls and field safety corrective actions.

        The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated revenues.

        Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, recalls of products, delays in the introduction of products into the market, refusal of the regulatory agency or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing approvals by such regulatory agencies. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and harm our reputation, business, financial condition and operating results.

The FDA regulatory clearance process is expensive, time-consuming and uncertain, and the failure to obtain and maintain required regulatory clearances and approvals could prevent us from commercializing Eversense and future versions of Eversense.

        Before we can market or sell a new regulated product or a significant modification to an existing product in the United States, we must obtain either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act or approval of a pre-market approval, or PMA, application from the FDA, unless an exemption from pre-market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is "substantially equivalent" to a device legally on the market, known as a "predicate" device, with respect to intended use, technology and accuracy and safety, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the accuracy and safety of the device based on extensive data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Products that are approved through a PMA application generally need FDA approval before they can be modified. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time-consuming, and we may not be able to obtain these clearances or approvals on a timely basis, or at all for our products.

        If the FDA requires us to go through a more rigorous examination for future products or modifications to existing products than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or to not increase in line with our expectations. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain PMA process.

        The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

  •
  we may not be able to demonstrate that our products are safe and effective for their intended users;

  •
  the data from our clinical trials may be insufficient to support clearance or approval; and

  •
  the manufacturing process or facilities we use may not meet applicable requirements.

        In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently cleared or approved products on a timely basis.

        Any delay in, or failure to receive or maintain, clearance or approval for our products under development could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some people with diabetes from using our products and adversely affect our reputation and the perceived accuracy and safety of our products.

If we or our third-party suppliers fail to comply with the FDA's good manufacturing practice regulations, this could impair our ability to market our products in a cost-effective and timely manner.

        We and our third-party suppliers are required to comply with the FDA's QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. The FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may impose inspections or audits at any time. If we or our suppliers have significant non-compliance issues or if any corrective action plan that we or our suppliers propose in response to observed deficiencies is not sufficient, the FDA could take enforcement action against us. Any of the foregoing actions could impair our reputation, business, financial condition and operating results.

A recall of our products, or the discovery of serious safety issues with our products, could have a significant negative impact on us.

        The FDA has the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Our third-party suppliers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our third-party distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, financial condition and operating results, which could impair our ability to produce our products in a cost-effective and timely manner.

        Further, under the FDA's medical device reporting regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our products in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

        Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

We will be subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act and other anti-corruption and anti-money-laundering laws, as well as export control laws, customs laws, sanctions laws and other laws governing our future global operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

        Our future global operations will expose us to trade and economic sanctions and other restrictions imposed by the United States, the European Union and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the Foreign Corrupt Practices Act, or the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. In addition, the U.K. Bribery Act of 2010, or the Bribery Act, prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that "fails to prevent bribery" by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented "adequate procedures" to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money-laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, results of operations and financial condition.

        We will implement and maintain policies and procedures designed to ensure compliance by us, and our directors, officers, employees, representatives, third-party distributors, consultants and agents with the FCPA, OFAC restrictions, the Bribery Act and other export control, anticorruption, anti-money-laundering and anti-terrorism laws and regulations. We cannot assure you, however, that our policies and procedures will be sufficient or that directors, officers, employees, representatives, third-party distributors, consultants and agents have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions, the Bribery Act or other export control, anti-corruption, anti-money-laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

We are subject to additional federal, state and foreign laws and regulations relating to our healthcare business; our failure to comply with those laws could have an adverse impact on our business.

        Although we will not provide healthcare services, submit claims for third-party reimbursement, or receive payments directly from government health insurance programs or other third-party payors for Eversense, we are subject to healthcare fraud and abuse regulation and enforcement by federal, state and foreign governments, which could adversely impact our business. Healthcare fraud and abuse and health information privacy and security laws potentially applicable to our operations include:

  •
  the federal Anti-Kickback Statute, which will apply to our marketing practices, educational programs, pricing policies and relationships with healthcare providers, by prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare or Medicaid programs. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

  •
  federal civil and criminal false claims laws and civil monetary penalty laws, including civil whistleblower or qui tam actions that prohibit, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the federal government. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statutes;

  •
  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which created federal criminal laws that prohibit, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

  •
  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of individually identifiable health information;

  •
  federal "sunshine" requirements imposed by the PPACA on device manufacturers regarding any "transfer of value" made or distributed to physicians and teaching hospitals. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for "knowing failures"), for all payments, transfers of value or ownership or investment interests that are not timely, accurately, and completely reported in an annual submission. The period between August 1, 2013 and December 31, 2013 was the first reporting period, and manufacturers were required to report aggregate payment data by March 31, 2014, and to report detailed payment data and submit legal attestation to the accuracy of such data by June 30, 2014. Thereafter, manufacturers must submit reports by the 90th day of each subsequent calendar year;

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  federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

  •
  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require device companies to comply with the industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of certain health information, many of which differ from each other in significant ways and often are not preempted by HIPAA; and

  •
  foreign data privacy regulations, such as the EU Data Protection Directive (Directive 95/46/EC), and the country-specific regulations that implement Directive 95/46/EC, which impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting, and may be stricter than U.S. laws.

        The risk of our being found in violation of these laws and regulations is increased by the fact that the scope and enforcement of these laws is uncertain, many of them have not been fully interpreted by the regulatory authorities or the courts, their provisions are open to a variety of interpretations, or they vary country by country. We are unable to predict what additional federal, state or foreign legislation or regulatory initiatives may be enacted in the future regarding our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. Federal, state or foreign governments may (i) impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us or (ii) challenge our current or future activities under these laws. Any of these challenges could impact our reputation, business, financial condition and operating results.

        If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement of profits, exclusion from governmental health care programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any federal, state or foreign regulatory review to which we may become subject, regardless of the outcome, would be costly and time-consuming.

        For example, to enforce compliance with the federal laws, the U.S. Department of Justice, or DOJ, has recently increased its scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time and resource consuming and can divert management's attention from our core business. Additionally, if we settle an investigation with law enforcement or other regulatory agencies, we may be forced to agree to additional onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

We may be liable if the FDA or another regulatory agency concludes that we have engaged in the off-label promotion of our products.

        Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of the off-label use of our products. Healthcare providers may use our products, if approved, off-label, as the FDA does not restrict or regulate a physician's choice of treatment within the practice of medicine. However, if the FDA determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties. Although we intend to train our marketing and direct sales force to not promote our products for uses outside of their cleared uses and our policy will be to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of product liability claims. Product liability claims are expensive to defend and could result in substantial damage awards against us and harm our reputation.

        Further, the advertising and promotion of our products is subject to the laws of EEA Member States implementing Directive 93/42/EEC concerning medical devices, Directive 2006/114/EC concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. EEA Member State legislation may also restrict or impose limitations on our ability to advertise our products directly to the general public. In addition, voluntary EU and national codes of conduct provide guidelines on the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare providers harming our business, operating results and financial condition.

Legislative or regulatory healthcare reforms may make it more difficult and costly for us to obtain regulatory clearance or approval of our products.

        Recent political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. The sales of our products depend in part on the availability of coverage and reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations and other healthcare-related organizations. Both the federal and state governments in the United States continue to propose and pass new legislation and regulations designed to contain or reduce the cost of healthcare. This legislation and regulation may result in decreased reimbursement for medical devices, which may further exacerbate industry-wide pressure to reduce the prices charged for medical devices. This could harm our ability to market our products and generate sales.

        In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products. Delays in receipt of or failure to receive regulatory clearances or approvals for our products would harm our business, financial condition and operating results.

        While the goal of healthcare reform is to expand coverage to more individuals, it also involves increased government price controls, additional regulatory mandates and other measures designed to constrain medical costs. For example, the PPACA was enacted in March 2010. The PPACA substantially changes the way healthcare is financed by both governmental and private insurers, encourages improvements in the quality of healthcare items and services and significantly impacts the medical device industries. Among other things, the PPACA:

  •
  establishes a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

  •
  implements payment system reforms including value-based payment programs, increased funding for comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments); and

  •
  creates an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

        At this time, we cannot predict which, if any, additional healthcare reform proposals will be adopted, when they may be adopted or what impact they, or the PPACA, may have on our business and operations, and any of these impacts may be adverse on our operating results and financial condition.

Our financial performance may be adversely affected by medical device tax provisions in the healthcare reform laws.

        The PPACA imposes, among other things, an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States beginning in 2013. We do not believe that Eversense is currently subject to this tax based on the retail exemption under applicable Treasury Regulations. However, the availability of this exemption is subject to interpretation by the Internal Revenue Service, or IRS, and the IRS may disagree with our analysis. In addition, future products that we manufacture, produce or import may be subject to this tax. The financial impact this tax may have on our business is unclear and there can be no assurance that our business will not be materially adversely affected by it.

Risks Related to our Common Stock

There is not now, and there may never be, an active market for our common stock and we cannot assure you that our common stock become liquid or that it will be listed on a securities exchange.

        There currently is no liquid market for our common stock. An investor may find it difficult to obtain accurate quotations as to the market value of the common stock and trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for our common stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The price of our common stock might fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares of our common stock at or above the price you paid for your shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

  •
  actual or anticipated fluctuations in our quarterly financial and operating results;

  •
  the commencement, enrollment and results of our future clinical trials, including our pivotal U.S. clinical trial, or changes in the development status of future versions of Eversense;

  •
  adverse results from, delays in or termination of our clinical trials;

  •
  adverse regulatory decisions, including failure to receive regulatory approval of Eversense in Europe and the United States;

  •
  publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

  •
  perceptions about the market acceptance of our products and the recognition of our brand;

  •
  adverse publicity about our products or industry in general;

  •
  overall performance of the equity markets;

  •
  introduction of products, or announcements of significant contracts, licenses or acquisitions, by us or our competitors;

  •
  legislative, political or regulatory developments;

  •
  additions or departures of key personnel;

  •
  threatened or actual litigation and government investigations;

  •
  sale of shares of our common stock by us or members of our management; and

  •
  general economic conditions.

        These and other factors might cause the market price of our common stock to fluctuate substantially, which may negatively affect the liquidity of our common stock. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

        Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources, and harm our business, operating results and financial condition.

We are an "emerging growth company" and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

        We are an "emerging growth company" as defined in the JOBS Act and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

  •
  reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected consolidated financial data in this Report;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) ending December 31, 2019, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates, in the aggregate, beneficially own approximately 85% of our outstanding common stock. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

        Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We intend to issue more shares to raise capital, which will result in substantial dilution.

        Our certificate of incorporation authorizes the issuance of a maximum of 250,000,000 shares of common stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of common stock held by our then existing stockholders. Moreover, the common stock issued in any such transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our current stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock are issued in connection with a financing, dilution to the interests of our stockholders will occur and the rights of the holder of common stock might be materially and adversely affected.

        In addition, as of December 7, 2015, we had outstanding stock options to purchase an aggregate of 9,251,164 shares of common stock at a weighted average exercise price of $0.77 per share and warrants to purchase an aggregate of 5,090,661 shares of our common stock at a weighted average exercise price of $1.79 per share. To the extent these outstanding options or warrants are exercised, there will be further dilution to investors.

We do not intend to pay cash dividends in the foreseeable future.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, pursuant to the Loan and Security Agreement with Oxford, we are precluded from paying any cash dividends. Accordingly, you may have to sell some or all of your shares of our common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell shares and you may lose the entire amount of the investment.

We expect to incur increased costs and demands upon management as a result of being a public company.

        As a public company in the United States, we expect to incur significant additional legal, accounting and other costs, which we anticipate could be between $1.0 million and $2.0 million annually. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the stock exchange on which we may list our common stock, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

        Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Our ability to continue our operations requires that we raise additional capital and our operations could be curtailed if we are unable to obtain the additional funding as or when needed. As a result, our registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this Report.

        Upon the completion of the audit of our financial statements for the nine months ended September 30, 2015, we did not have sufficient cash to fund our operations through September 30, 2016 without additional financing and, therefore, we concluded there was substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph regarding this uncertainty in its report on those financial statements. Although, in December 2015, we arranged for additional borrowing of up to $5.0 million from Oxford and up to $10.0 million from Energy Capital, we will need to raise additional financing to continue operations beyond early 2016. We may require additional funding to continue operations and realize our business objectives in the future. If we are unable to continue as a going concern in the future, we may be unable to meet our obligations under the Loan and Security Agreement or other agreements, which could result in an acceleration of our obligation to repay all amounts owed thereunder, and we may be forced to liquidate our assets. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Failure to establish and maintain an effective system of internal controls could result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations or fail to prevent fraud in which case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

        We currently voluntarily file reports under the Securities Exchange Act of 1934, or the Exchange Act. As a result, we are subject to certain provisions of the Sarbanes-Oxley Act. In the future, we expect that we will register our common stock under the Exchange Act, at which time we will become subject to additional provisions of the Sarbanes-Oxley Act. We will also be subject to the rules and regulations of any stock exchange on which we may list our common stock in the future. Even though we are voluntary filers under the Exchange Act, the Sarbanes-Oxley Act requires, among other things, that we certify to the effectiveness of our disclosure controls and procedures. Commencing with our fiscal year ending December 31, 2016, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. Prior to the Acquisition, we have never been required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. In addition, we may identify material weaknesses in our internal control over financial reporting that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

        Prior to the Acquisition, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. In 2013, we identified a material weakness whereby we did not have a control designed and in place to identify and properly account for complex equity transactions. This resulted in a material balance sheet reclassification adjustment and the restatement of our financial statements as of and for the years ended December 31, 2011 and 2012. We remediated this material weakness primarily by implementing a new control over the process and engaging external accounting experts with the appropriate knowledge to supplement our internal resources in our computation and review processes. While we remediated this material weakness, we cannot assure you that we or our independent registered public accounting firm will not identify additional material weaknesses or significant deficiencies in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the applicable listing requirements.

        Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our future reporting obligations.

        Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly.

        Of the 75,760,061 shares of our common stock issued and outstanding after the closing of the Acquisition, 18,000,108 shares are freely tradable without restriction by stockholders who are not our affiliates. Of our outstanding shares, 20,000 shares that were outstanding before the Acquisition are "restricted securities" as defined in Rule 144. We issued an aggregate of 57,739,953 shares of our common stock to the former Senseonics, Incorporated stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and such shares are also "restricted securities" as defined in Rule 144. These restricted securities may be publicly resold under Rule 144 beginning one year following the date of the filing of this Report with the SEC.

        In addition, in the future, we intend to file one or more registration statements on Form S-8 registering the issuance of approximately 19 million shares of common stock subject to options or other equity awards issued, and reserved for issuance, as well as an as yet undertermined number of additional shares to be reserved for future issuance, under our equity incentive plans. Shares registered under these registration statements on Form S-8 will be available for sale in the public market subject to vesting arrangements and exercise of options and the restrictions of Rule 144 in the case of our affiliates.

        Additionally, the holders of an aggregate of up to 55,300,420 shares of our common stock, or their transferees, will have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. See "Description of Capital Stock—Registration Rights."

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us and our business. Securities or industry analysts may elect not to provide coverage of our common stock, and such lack of coverage may adversely affect the market price of our common stock. In the event we do not secure additional securities or industry analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more securities or industry analysts downgrade our stock or issue other unfavorable commentary or research. If one or more securities or industry analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Risks Related to our Acquisition by ASN Technologies, Inc.

We may be subject to unknown risks as a result of our recently completed acquisition by ASN Technologies.

        Prior to the time of the acquisition of Senseonics, Incorporated, ASN Technologies, which was renamed Senseonics Holdings, Inc., conducted a business related to the design and development of a location-based mobile application to allow users to share information about nearby social and other events. In connection with the acquisition, we sold this business, including the associated assets and liabilities of the business, to the founder of ASN Technologies. Even though we and our advisers conducted a due diligence investigation of ASN Technologies prior to committing to the Acquisition, there may be unknown liabilities, or liabilities that were known but believed to be immaterial, related to the business of ASN Technologies that may become material liabilities we are subject to in the future. If we are subject to material liability as a result of the conduct of ASN Technologies, we may have limited recourse for such liabilities, which could have a material impact on our business and stock price.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data of our subsidiary, Senseonics, Incorporated for the years ended December 31, 2013 and 2014, and as of December 31, 2013 and 2014, are derived from Senseonics, Incorporated's audited financial statements and related notes filed as Exhibit 99.1 to this Report. The selected financial data of Senseonics, Incorporated as of and for the nine months ended September 30, 2015 are derived from Senseonics, Incorporated's financial statements and related notes filed as Exhibit 99.2 to this Report.

        The following selected unaudited pro forma combined financial data as of September 30, 2015 and for the years ended December 31, 2014 and the nine months ended September 30, 2015, gives effect to our Acquisition of Senseonics, Incorporated, which will be accounted for as a "reverse merger" under the acquisition method of accounting for business combinations with Senseonics, Incorporated treated as the accounting acquirer. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Acquisition will be those of Senseonics, Incorporated and will be recorded at the historical cost basis of Senseonics, Incorporated, and the consolidated financial statements after the Acquisition will include the assets and liabilities and operations of both us and Senseonics, Incorporated.

        Senseonics, Incorporated was determined to be the accounting acquirer based upon the terms of the Acquisition and other factors, such as relative voting rights and the composition of the combined company's board and senior management. The selected unaudited pro forma combined financial data presented below is based on, and should be read in conjunction with, our historical financial statements and the unaudited pro forma condensed combined financial statements that appear elsewhere in this Report, including the footnotes thereto. See Exhibit 99.3 to this Report, entitled "Unaudited Pro Forma Combined Financial Statements," for additional information.

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the Acquisition had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized following the Acquisition.

	Year Ended December 31,			Nine Months Ended September 30,
	Historical		Pro forma	Historical		Pro Forma
	2013	2014	2014	2014	2015	2015
			(unaudited)	(unaudited)		(unaudited)
	(in thousands, expect share and per share data)
Statement of Operations Data:
Revenue	$17	$—	$—	$—	$38	$38
Expenses:
Cost of revenue	5	—	—	—	—	—
Research and development expenses	13,791	12,881	12,881	9,403	13,542	13,542
Administrative expenses	5,010	5,821	5,821	4,537	7,119	7,119

Operating loss	(18,789)	(18,702)	(18,702)	(13,940)	(20,623)	(20,623)
Other income (expense):
Interest income (expense)	10	(191)	(191)	(75)	(829)	(191)
Other income (expense)	—	8	8	—	(11)	8

Total other income (expense), net	10	(183)	(183)	(75)	(840)	(183)

Net loss	(18,779)	(18,885)	(18,885)	(14,015)	(21,463)	(20,806)
Series E preferred stock beneficial conversion feature	—	—	—	—	(407)	—

Net loss available to common shareholders	$(18,779)	$(18,885)	$(18,885)	$(14,015)	$(21,870)	$(20,806)

Basic and diluted loss per common share	$(24.66)	$(20.75)	$(0.87)	$(15.43)	$(23.56)	$(0.29)

Basic and diluted weighted-average shares outstanding	761,627	909,934	21,592,235	908,569	928,102	70,730,960

(1)
See note 3 to our financial statements included elsewhere in this Report for the method used to calculate pro forma basic and diluted loss per common share and pro forma basic and diluted weighted-average shares outstanding.

	As of December 31,		As of September 30,
	Historical		Historical	Pro Forma
	2013	2014	2015	2015
				(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,246	$18,923	$12,234	$12,222
Working capital	5,713	17,593	6,132	5,820
Total assets	8,889	19,995	13,030	13,018
Notes payable, net of discount, including current portion	—	9,815	9,872	8,149
Total liabilities	2,730	12,082	15,132	15,432
Additional paid-in-capital	118,081	138,666	150,086	150,189
Accumulated deficit	(112,030)	(130,915)	(152,378)	(152,678)
Total stockholders' equity (deficit)	6,159	7,913	(2,102)	(2,414)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included elsewhere in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this Report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        On December 7, 2015, the closing date of the Acquisition, we acquired 100% of Senseonics, Incorporated in exchange for the issuance of shares of our common stock. Our sole business is the business of Senseonics, Incorporated. Our management's discussion and analysis below is based on the financial results of Senseonics, Incorporated. The following discussion and analysis provides information which we believe to be relevant to an assessment and understanding of our results of operations and financial condition.

        We are a medical technology company focused on the design, development and commercialization of glucose monitoring systems to improve the lives of people with diabetes by enhancing their ability to manage their disease with relative ease and accuracy. Our first generation continuous glucose monitoring, or CGM, system, Eversense, is a reliable, long-term, implantable CGM system that we have designed to continually and accurately measure glucose levels in people with diabetes for a period of up to 90 days, as compared to five to seven days for currently available CGM systems. We believe Eversense will provide people with diabetes with a more convenient method to monitor their glucose levels in comparison with the traditional method of self-monitoring of blood glucose, or SMBG, as well as currently available CGM systems. In our European pivotal clinical trial, we observed that Eversense measured glucose levels over 90 days with a degree of accuracy comparable or superior to that of other currently available CGM systems.

        Since our inception in 1996, we have financed our operations primarily through equity and debt financings. We have devoted substantially all of our resources to designing, developing and refining a glucose monitoring system. We do not yet have regulatory approval in any jurisdiction to sell any products and, to date, we have not generated any significant revenue from product sales.

        We have never been profitable and our net losses were $18.8 million and $18.9 million for the years ended December 31, 2013 and 2014, respectively and $21.5 million for the nine months ended September 30, 2015. As of September 30, 2015, our accumulated deficit totaled $152.4 million, primarily as a result of expenses incurred in connection with our research and development programs and from general and administrative expenses associated with our operations. We expect to continue to incur significant expenses and increasing operating and net losses for the foreseeable future.

        We do not expect to generate revenue from product sales unless and until we obtain marketing authorization to sell Eversense from applicable regulatory authorities. We have filed for regulatory approval for Eversense in Europe. In July 2015, we applied for, and in the fourth quarter of 2015, we anticipate receiving our CE mark, which will allow us to market and sell Eversense in Europe. Subject to regulatory approval, we expect to begin commercializing Eversense in select European markets through a third-party distributor network, by early 2016. Our initial distribution efforts in Europe will be in the markets of Sweden, Norway and Denmark, pursuant to a distribution agreement with Rubin Medical, or Rubin.

        We also intend to initiate a single pivotal clinical trial in the United States in the first quarter of 2016, and, if the results of the trial are favorable, we intend to apply for regulatory approval to market and sell Eversense in the United States as promptly as possible thereafter. For commercialization in the United States, we intend to distribute our product through our own direct sales and marketing organization.

        If we obtain marketing authorization to sell Eversense, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. In addition, we expect that our expenses will increase substantially as we continue the research and development of our other products and maintain, expand and protect our intellectual property portfolio and seek regulatory approvals in other jurisdictions. Furthermore, as a newly public company, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. We may need to obtain substantial additional funding in connection with our continuing operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. However, we may be unable to raise additional funds when needed on favorable terms or at all. Our failure to raise such capital as and when needed would have a negative impact on our financial condition and our ability to develop and commercialize Eversense and future products and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so.

        On December 4, 2015, we entered into a Merger Agreement with Senseonics, Incorporated and SMSI Merger Sub, Inc. to acquire Senseonics, Incorporated. The transactions contemplated by the Merger Agreement were consummated on December 7, 2015 and pursuant to the terms of the Merger Agreement, (i) all outstanding Senseonics Shares were exchanged for Company Shares based on the Exchange Ratio of 2.0975 shares of Senseonics Holdings for every one share of Senseonics, Incorporated, and (ii) all Senseonics Options and Senseonics Warrants were each exchanged or replaced with Company Options and Company Warrants based on the Exchange Ratio, with corresponding adjustments to their respective exercise prices. Accordingly, Senseonics, Incorporated became our wholly-owned subsidiary. Immediately prior to the closing of the Acquisition, all issued and outstanding shares of Senseonics, Incorporated's preferred stock were converted into shares of Senseonics, Incorporated common stock. Except as otherwise indicated herein, all share and per share information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section gives retroactive effect to the exchange of Senseonics Shares, Senseonics Options and Senseonics Warrants for Company Shares, Company Options and Company Warrants, respectively, in the Acquisition, as well as the corresponding exercise price adjustments for the such options and warrants.

Financial Overview

Revenue

        To date, we have generated an insignificant amount of revenue from the sale of oxygen sensors used as subcomponents for several commercial applications unrelated to Eversense, as well as various grants. We do not expect to generate revenue from product sales unless and until we obtain regulatory approvals to begin marketing Eversense. We have filed for regulatory approval for Eversense in Europe. In July 2015, we applied for, and in the fourth quarter of 2015, we anticipate receiving our CE mark, which would allow us to market Eversense in Europe. Subject to regulatory approval, we expect to begin commercializing Eversense in Sweden, Norway and Denmark in early 2016, pursuant to a distribution agreement with Rubin. We will continue to seek to distribute Eversense in other select European markets through a third-party distributor network, but have yet to enter into any distribution agreements other than the agreement with Rubin. We expect our revenue from European product sales will increase as we ramp up our commercialization efforts in 2016 and 2017. In the future, subject to regulatory approval, we also intend to seek to commercialize Eversense in the United States, as well as other international markets, including Canada, Australia and Israel. If we fail to complete the development of Eversense and obtain regulatory approval, our ability to generate future revenue, and our results of operations and financial position, will be adversely affected.

Research and Development

        The largest component of our total operating expenses has historically been research and development expenses. Research and development expenses consist of expenses incurred in performing research and development activities in developing Eversense, including our clinical trials and feasibility studies. Research and development expenses include compensation and benefits for research and development employees including stock-based compensation, overhead expenses, cost of laboratory supplies, clinical trial and related clinical manufacturing expenses, costs related to regulatory operations, fees paid to contract research organizations, or CROs, and other consultants, and other outside expenses. Research and development costs are expensed as incurred.

        We have incurred significant research and development expenses from inception, with the substantial majority of the expenses spent on the development of Eversense. We expect to continue to commit significant resources to continue to develop Eversense and future product enhancements and to conduct ongoing and future clinical trials. We expect that our overall research and development expenses will continue to increase in absolute dollars, but to decline as a percentage of total expenses as we commercialize our products.

        The following table summarizes our research and development expenses by functional area for the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2014 and 2015.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
	(in thousands)
Clinical development	$1,163	$1,940	$1,260	$3,577
Contract R&D and consulting	3,000	1,631	1,223	2,152
Contract fabrication and manufacturing	3,717	3,518	2,406	3,263
Personnel related	4,455	4,178	3,250	3,379
Other R&D expenses	1,456	1,614	1,264	1,171

Total R&D expenses	$13,791	$12,881	$9,403	$13,542

Administrative

        Administrative expenses consist primarily of salaries and other related costs, including stock-based compensation, for personnel in our executive, finance, accounting, business development, and human resources functions. Other significant costs include facility costs not otherwise included in research and development expenses, legal fees relating to patent and corporate matters and fees for accounting and consulting services.

        We anticipate that our administrative expenses will increase in the future if we obtain regulatory approval and begin commercializing Eversense as our needs for sales, marketing and administrative personnel increase. We have applied for and, in the fourth quarter of 2015, anticipate receiving European regulatory approval and, subject to such regulatory approval and our ability to secure agreements with third party distributors, we expect to begin commercializing Eversense in select European markets by early 2016. In addition, we anticipate increased administrative expenses as a result of operating as a public company. These increases will include increased costs related to the hiring of additional personnel and increased fees to outside consultants, lawyers and accountants as well as expenses related to maintaining compliance with applicable listing rules and SEC requirements, insurance, and investor relations costs. These expenses may further increase when we no longer qualify as an "emerging growth company" under the JOBS Act, which will require us to comply with certain reporting requirements from which we are currently exempt.

Other Income (Expense), Net

        Interest income consists of interest earned on our cash equivalents and interest expense primarily consists of interest expense on the secured notes we have issued to Oxford, or the Oxford notes. This interest expense primarily consists of (i) contractual interest on the Oxford notes, and (ii) the accrual into interest expense of a final payment obligation that we are required to pay to Oxford at maturity of the Oxford notes.

        Other income (expense) primarily includes the change in the fair value of the warrant liability of Senseonics, Incorporated during the particular period, which results from the marking to market at the end of every reporting period of the fair value of the warrant liability related to the warrants to purchase Series D convertible preferred stock issued to Oxford in connection with the Oxford notes, or the Oxford warrants. The fair value of this warrant liability will fluctuate based on the change in the price of our common stock in the public markets until these warrants are exercised or expire.

Results of Operations

Comparison of the Nine Months Ended September 30, 2014 and 2015

        The following table sets forth our results of operations for the nine months ended September 30, 2014 and 2015.

	Nine Months Ended September 30,
			Period-to- Period Change
	2014	2015
	(in thousands)
Revenue	$—	$38	$38
Expenses:
Research and development expenses	9,403	13,542	(4,139)
Administrative expenses	4,537	7,119	(2,582)

Operating loss	(13,940)	(20,623)	(6,683)

Other expense:
Interest expense	(75)	(829)	(754)
Other expense	—	(11)	(11)

Total other expense, net	(75)	(840)	(765)

Net loss	$(14,015)	$(21,463)	$(7,448)

Revenue

        Revenue for the nine months ended September 30, 2015 was $38,000. This revenue consisted of grant revenue for delivery of sensors for a National Health Institute grant from the University of California Santa Barbara. However, we do not expect this to be a meaningful source of revenue in the future. We did not generate any revenue for the nine months ended September 30, 2014.

Research and development expenses

        Research and development expenses were $13.5 million for the nine months ended September 30, 2015, compared to $9.4 million for the nine months ended September 30, 2014, an increase of

$4.1 million. The increase was primarily due to an increase in clinical development expenses of $2.3 million as a result of our completed European pivotal trial, a $0.9 million increase in contract fabrication and manufacturing, and a $0.9 million increase in contract research and development and consulting expenses for future versions of Eversense.

Administrative expenses

        Administrative expenses were $7.1 million for the nine months ended September 30, 2015, compared to $4.5 million for the nine months ended September 30, 2014, an increase of $2.6 million. The increase was primarily due to an increase in legal and accounting expenses of $1.8 million and a $0.5 million increase in commercial expenses.

Total other expense, net

        Total other expense, net, for the nine months ended September 30, 2015 was $0.8 million, consisting primarily of interest expense on the Oxford notes.

Comparison of the Years Ended December 31, 2013 and 2014

        The following table sets forth our results of operations for the years ended December 31, 2013 and 2014.

	Year Ended December 31,
			Period-to- Period Change
	2013	2014
	(in thousands)
Revenue	$17	$—	$(17)
Expenses:
Cost of revenue	5	—	(5)
Research and development expenses	13,791	12,881	(910)
General and administrative expenses	5,010	5,821	811

Operating loss	(18,789)	(18,702)	87

Other income (expense):
Interest income (expense)	10	(191)	(201)
Other income	—	8	8

Total other income (expense), net	10	(183)	(193)

Net loss	$(18,779)	$(18,885)	$(106)

Revenue

        We did not generate any revenue during the year ended December 31, 2014. For the year ended December 31, 2013, revenue was $17,000, which primarily consisted of revenue from the sale of oxygen sensors used as subcomponents for several commercial applications unrelated to our CGM system.

Research and development expenses

        Research and development expenses were $12.9 million for the year ended December 31, 2014, compared to $13.8 million for the year ended December 31, 2013, a decrease of $0.9 million. The decrease was primarily due to decreases in contract research and development and consulting expenses of $1.4 million, partially offset by an increase in clinical development expenses of $0.8 million.

Administrative expenses

        Administrative expenses were $5.8 million for the year ended December 31, 2014, compared to $5.0 million for the year ended December 31, 2013, an increase of $0.8 million. The increase was primarily due to increases in compensation expenses from additional personnel of $0.3 million and severance expense of $0.5 million.

Other income (expense), net

        Other income (expense), net, for the year ended December 31, 2014 was $0.2 million, consisting primarily of interest expense on the Oxford notes.

Liquidity and Capital Resources

Sources of Liquidity

        Since our inception in 1996, we have devoted substantially all of our resources to designing, developing and refining a glucose monitoring system. We do not yet have regulatory approval in any jurisdiction to sell any products and, to date, we have not generated any significant revenue from product sales. We have incurred substantial losses and cumulative negative cash flows from operations since our inception in October 1996. We have never been profitable and our net losses were $18.8 million and $18.9 million for the years ended December 31, 2013 and 2014, respectively, and $21.5 million for the nine months ended September 30, 2015. As of September 30, 2015, we had an accumulated deficit of $152.4 million.

        To date, we have funded our operations principally through the issuance of preferred stock, common stock and debt. As of September 30, 2015, we had cash and cash equivalents of $12.2 million. Under our credit facility with Oxford, we may borrow an additional $5.0 million following our receipt of the CE mark for Eversense. Currently, our funds are primarily held in money market funds consisting of U.S. government-backed securities.

        Our ability to generate revenue and achieve profitability depends on our completion of the development of Eversense and future product candidates and obtaining of necessary regulatory approvals for the manufacture, marketing and sales of those products. These activities, including our planned significant research and development efforts, will require significant uses of working capital through the end of 2015 and beyond. Based on our current operating plans, we believe that our existing cash and cash equivalents will be sufficient to meet our anticipated operating needs only into the second quarter of 2016. These factors raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern in its report on our annual financial statements for the fiscal year ended December 31, 2014 included elsewhere in this Report. The financial information throughout this Report and the financial statements included elsewhere in this Report have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and these statements do not include any adjustments that may result from the outcome of this uncertainty.

Indebtedness

        On July 31, 2014 and December 23, 2014, we issued the Oxford notes in connection with a term loan for gross proceeds of $4.0 million and $6.0 million, respectively. The maturity date of the Oxford notes is July 1, 2019. The Oxford notes bear interest at a fixed annual rate of 6.95% and require monthly payments. The monthly payments initially consist of interest only. If we receive our CE mark by February 1, 2016, the monthly payments will convert to payments of principal and interest, beginning on August 1, 2016, with the principal amount being amortized over the ensuing 36 months. Alternatively, if we have not received our CE mark by February 1, 2016, the monthly payments will convert to payments of principal and interest beginning on February 1, 2016, with the principal amount being amortized over the ensuing 42 months. The Oxford notes are collateralized by all of our assets other than our intellectual property. Our Loan and Security Agreement with Oxford also contains certain restrictive covenants that limit our ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions, as well as financial reporting requirements. We incurred issuance costs related to the Oxford notes of approximately $121,200, which are being amortized as additional interest expense over the term of the Oxford notes using the effective interest method. In connection with the issuance of the Oxford notes, we also issued to Oxford 10-year stock purchase warrants to purchase an aggregate of 79,892 shares of Senseonics, Incorporated Series D convertible preferred stock at an exercise price of $3.75 per share (in connection with the Acquisition, these warrants were exchanged for warrants to purchase an aggregate of 167,570 shares of Senseonics Holdings common stock at an exercise price of $1.790207 per share). The fair value of the warrants, which we estimated to be $205,150, was recorded as a discount to the Oxford notes, which is also being amortized as additional interest expense over the term of the Oxford notes using the effective interest method. In addition, we are obligated to pay a final fee to Oxford at maturity of the Oxford notes of $850,000. This fee is being accrued as additional interest expense over the term of the Oxford notes using the effective interest method.

        In December 2015, we amended our Loan and Security Agreement with Oxford to allow us to borrow up to an additional $5.0 million following our receipt of the CE mark for Eversense on the same terms and conditions of the existing Oxford notes described above. To the extent that we borrow such additional funds, we are required to issue additional warrants, which would be exercisable for 167,570 shares of common stock if we borrow the full $5.0 million, at an exercise price equal to $1.790207 per share. In addition, we are obligated to pay Oxford $25,000 and the additional borrowed $5.0 million will have a fixed annual interest rate of 6.76% plus the greater of (i) 0.19% or (ii) 30 day U.S. LIBOR rate five business days prior to the funding date. The maturity date for this additional $5.0 million is July 1, 2019.

        On December 4, 2015, we entered into a Note Purchase Agreement with Energy Capital, LLC, or Energy Capital, pursuant to which Energy Capital may lend us an aggregate principal amount of up to $10.0 million, or the Energy Capital note, subject to the conditions specified in the Note Purchase Agreement.

        The Energy Capital note bears interest at the rate of 6.95% per annum. Under the terms of the Energy Capital note, if we have not received at least $20.0 million from the sale of our capital stock in an offering of our equity securities (excluding any security granted, issued and/or sold by us to any employee or consultant in such capacity) prior to February 29, 2016, or the Triggering Event, then Energy Capital is obligated to disburse funds on or after March 15, 2016, provided however that if the Triggering Event has occurred and we provide documentation to Energy Capital that our available cash is lower than $500,000, then Energy Capital is obligated to disburse funds any time after March 1, 2016. The disbursements under the Energy Capital note will be split into multiple disbursements of no more than $2.5 million each during successive thirty-day periods beginning after the first disbursement. In the event that we issue and sell shares of our equity securities in an underwritten public offering with total proceeds to us exceeding $45.0 million (excluding the Energy Capital note), the Energy Capital note, including all unpaid accrued interest thereon, will become due within ten days after the closing of such public offering. The Energy Capital note is unsecured and will be subordinated to our indebtedness incurred from Oxford subject to a subordination agreement between Energy Capital and Oxford.

        Upon an "Event of Default" under the Energy Capital note, Energy Capital may declare the entire outstanding principal and accrued interest due and immediately payable. As defined under the Energy Capital note, an Event of Default includes our failure to pay any principal, interest or other amount owing under the Energy Capital note when due, our default of any covenant under the Note Purchase Agreement, or the commencement of a bankruptcy or similar insolvency proceeding

Funding Requirements and Outlook

        Our primary uses of capital are, and we expect will continue to be, research and development, compensation and related expenses, costs associated with product launch and establishment of a direct sales force in the United States, costs related to clinical trials, laboratory and related supplies, supplies and materials used in manufacturing, legal and other regulatory expenses and general overhead costs.

        We believe our existing cash and cash equivalents will be sufficient to fund our operating expenses only into early 2016. Under our credit facility with Oxford, we may borrow an additional $5.0 million following our receipt of the CE mark for Eversense, which we believe would extend our ability to fund our operations into the second quarter of 2016. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Additionally, the process of clinical and regulatory development of medical devices is costly, and the timing of progress of these efforts is uncertain. Eversense has not yet received a CE mark, which would permit commercialization of our product in Europe, or marketing authorization from the FDA. Therefore, we cannot estimate the actual amounts necessary to successfully complete the clinical and regulatory development of our CGM system or when, if ever, we may begin generating revenues from product sales or achieve profitability.

        We anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development expenses and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations. Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings and revenue from potential research and development and other collaboration agreements. To the extent that we raise additional capital through the future sale of equity or debt, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. If we raise additional funds in the future, we may have to relinquish valuable rights to our technologies, future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant licenses to develop and market products that we would otherwise prefer to develop and market ourselves.

Cash Flows

        The following is a summary of cash flows for each of the periods set forth below.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
			(unaudited)
	(in thousands)
Net cash used in operating activities	$(17,167)	$(19,270)	$(14,142)	$(17,228)
Net cash used in investing activities	(118)	(29)	(29)	(123)
Net cash provided by financing activities	203	29,976	23,985	10,662

Net (decrease) increase in cash and cash equivalents	$(17,081)	$10,677	$9,814	$(6,689)

Net cash used in operating activities

        Net cash used in operating activities was $17.2 million for the nine months ended September 30, 2015, and consisted primarily of a net loss of $21.5 million partially offset by non-cash interest expense of $0.1 million, stock-based compensation expense of $0.8 million and a net change in assets and liabilities of $3.3 million (consisting of an increase in accounts payable and accrued expenses of $3.0 million and an increase in prepaid expenses, deposits and other assets of $0.3 million).

        Net cash used in operating activities was $14.1 million for the nine months ended September 30, 2014, and consisted primarily of a net loss of $14.0 million and a net change in assets and liabilities of $0.6 million (consisting of a decrease in accounts payable and accrued expenses of $0.4 million and prepaid expenses, deposits and other assets of $0.3 million), partially offset by stock-based compensation expense of $0.4 million.

        Net cash used in operating activities was $19.3 million for the year ended December 31, 2014, and consisted primarily of a net loss of $18.9 million and a net change in assets and liabilities of $1.2 million (consisting of a decrease in accounts payable and accrued expenses of $0.7 million and an increase in prepaid expenses, deposits and other assets of $0.5 million), partially offset by stock-based compensation expense of $0.5 million and depreciation expense of $0.2 million.

        Net cash used in operating activities was $17.2 million for the year ended December 31, 2013, and consisted primarily of a net loss of $18.8 million, partially offset by a net change in assets and liabilities of $0.9 million (consisting primarily of an increase in accounts payable and accrued expenses of $1.0 million), stock-based compensation expense of $0.5 million and depreciation expense of $0.2 million.

Net cash used in investing activities

        Net cash used in investing activities was $123,000 for the nine months ended September 30, 2015, and consisted entirely of capital expenditures for laboratory equipment.

        Net cash used in investing activities was $29,000 for the nine months ended September 30, 2014, and consisted entirely of capital expenditures for laboratory equipment.

        Net cash used in investing activities was $29,000 for the year ended December 31, 2014, and consisted entirely of capital expenditures for laboratory equipment.

        Net cash used in investing activities was $118,000 for the year ended December 31, 2013, and consisted entirely of capital expenditures for laboratory and office equipment.

Net cash provided by financing activities

        Net cash provided by financing activities was $10.7 million for the nine months ended September 30, 2015, and consisted primarily of the net proceeds received upon the issuance of Series E convertible preferred stock.

        Net cash provided by financing activities was $24.0 million for the nine months ended September 30, 2014, and consisted primarily of the net proceeds received upon the issuance of Series D convertible preferred stock.

        Net cash provided by financing activities was $30.0 million for the year ended December 31, 2014, and consisted primarily of the net proceeds of $20.1 million from our issuance of Series D convertible preferred stock, and the net proceeds of $9.9 million from the issuance of the Oxford notes.

        Net cash provided by financing activities was $0.2 million for the year ended December 31, 2013, and consisted primarily of the net proceeds received upon the exercise of stock options.

Contractual Obligations

        The following summarizes our contractual obligations as of December 31, 2014.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$1,350	$381	$798	$171	$—
Payments under corporate development agreement(2)	1,372	552	820	—	—
Principal payments under Oxford notes(3)(4)	10,000	—	5,175	4,825	—
Interest payments under Oxford notes(3)(4)	2,862	660	1,068	1,134	—

Total contractual obligations	$15,584	$1,593	$7,861	$6,130	$—

(1)
We lease approximately 20,000 square feet of research and office space under a non-cancelable operating lease expiring in 2018 for which we have an option to renew the lease for one additional five-year term.

(2)
Represents minimum payment obligations under a corporate development agreement to purchase current application-specific integrated circuits, which are subcomponents of the sensors used in Eversense.

(3)
Represents the principal and interest payment schedule for the $10.0 million principal amount of the Oxford notes that were outstanding as of December 31, 2014, assuming that we do not receive our CE mark by February 1, 2016, in which case, principal payments will begin on February 1, 2016. In the event we do receive our CE mark by February 1, 2016, the principal payments will begin on August 1, 2016. In such event, the schedule for principal payments on the Oxford notes will be as follows: $0 in less than one year; $4,464 in 1-3 years; and $5,536 in 3-5 years, and the schedule for interest payments on the Oxford notes will be as follows: $660 in less than one year; $1,187 in 1-3 years and $1,236 in 3-5 years. For additional information, see "—Liquidity and Capital Resources—Indebtedness."

(4)
Excludes additional $5.0 million of borrowings under an Oxford note in December 2015. Assuming that we do not receive our CE mark by February 1, 2016, the schedule for principal payments on such Oxford note will be as follows: $0 in 2015; $5,175 in 2016-2017; and $4,825 in 2018-2019 years. If we do receive our CE mark by February 1, 2016, the schedule for interest payments on this Oxford note will be as follows: $0 in 2015; $4,464 in 2016-2017; and $5,536 in 2018-2019 years.

Critical Accounting Policies and Significant Judgments and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenue and expenses during the reporting periods. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances at the time such estimates are made. Actual results may differ materially from our estimates and judgments under different assumptions or conditions. We periodically review our estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates are reflected in our financial statements prospectively from the date of the change in estimate.

        While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this Report, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.

Revenue Recognition

        Subject to regulatory approval and our ability to secure agreements with third party distributors, we expect to begin commercializing Eversense in select European markets through a third-party distributor network in early 2016. Subject to the completion and the results of our planned pivotal trial in the United States, which we plan to initiate in the first quarter of 2016, we also intend to seek FDA approval to commercialize Eversense in the United States. We intend to distribute Eversense in the United States through our own direct sales and marketing organization.

        We will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation

        We issue stock-based compensation awards to our employees and non-employee directors, including stock options. We measure stock-based compensation expense related to these awards based on the fair value of the award on the date of grant and date of any modification, and recognize stock-based compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the award for those awards with service conditions only. For awards that also contain performance conditions, expense is recognized beginning at the time the performance condition is considered probable of being met over the remaining vesting period.

        We have selected the Black-Scholes option pricing model to determine the fair value of stock option awards, which requires management to apply judgment and make assumptions and estimates, including:

  •
  the fair value of our common stock;

  •
  the expected volatility of the price of our common stock; and

  •
  dividend yields;

  •
  future employee turnover rates; and

  •
  future employee stock option exercise behaviors.

        The following summarizes the assumptions used for estimating the fair value of stock options granted to employees for the periods indicated. Options to purchase 3,144,892 shares and 1,477,688 shares were granted during the nine months ended September 30, 2014 and 2015, respectively.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
Assumptions:
Risk-free interest rate	2.2%	2.0 - 2.1%	2.1%	0.7%
Expected life in years	6.4	6.25 - 6.5	6.5	6.5
Expected volatility	60.8%	55.5 - 56.4%	55.5%	54.1 - 54.3%
Expected dividend yield	—%	—%	—%	—%
Weighted-average grant date fair value	$0.29	$0.33	$0.39	$1.89

        We have assumed no dividend yield because we do not expect to pay dividends in the future, which is consistent with our history of not paying dividends. The risk-free interest rate assumption is based on observed interest rates for constant maturity U.S. Treasury securities consistent with the expected life of our employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. We used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on the daily closing prices of a peer group of comparable publicly traded companies in similar stages of development.

        The amount of stock-based compensation expense recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. Our estimate of pre-vesting forfeitures, or forfeiture rate, is based on our analysis of historical behavior by stock option holders. The estimated forfeiture rate is applied to the total estimated fair value of the awards, as derived from the Black-Scholes model, to compute the stock-based compensation expense, net of pre-vesting forfeitures, to be recognized in our statements of operations. We estimate forfeitures for employee grants at the time of grant, and revise the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the actual expense recognized over the vesting period will only represent those options that vest.

        Our assumptions may differ from those used in prior periods, and changes in the assumptions may have a significant impact on the fair value of future equity awards, which could have a material impact on our consolidated financial statements. We grant stock options with exercise prices equal to the estimated fair value of our common stock on the date of grant.

        The following table summarizes the classification of our stock-based compensation expenses recognized in our statements of operations.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
	(in thousands)
Research and development	$41	$105	$81	$348
Administrative	409	434	298	438

Total stock based compensation	$450	$539	$379	$786

Fair value of common stock on grant and modification dates

        Prior to the Acquisition, we were a private company with no active public market for our common stock. Therefore, we have historically periodically determined for financial reporting purposes the estimated per share fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. We performed these contemporaneous valuations on an as-needed basis. In conducting the contemporaneous valuations, we considered all objective and subjective factors that we believed to be relevant for each valuation conducted, including our best estimate of our business condition, prospects and operating performance at each valuation date.

Common stock valuation methodology

        The contemporaneous valuations that we conducted were prepared in accordance with the guidelines in the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its common stock. In determining the fair value of the common stock underlying the stock options granted, our board of directors has historically considered, among other things, the most recent estimate of fair value provided by an independent third-party valuation specialist and our assessment of additional objective and subjective factors to determine the common stock fair market value each valuation date. The following factors, among others, were considered:

  •
  our financial condition and operating results, including our projected results;

  •
  our stage of development and business strategy;

  •
  the financial condition and operating results of publicly owned companies with similar lines of business and their historical volatility;

  •
  external market conditions that could affect companies in the life sciences and medical device sectors;

  •
  the prices of our convertible preferred stock sold to outside investors and the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the liquidation preference of our convertible preferred stock; and

  •
  the likelihood of a liquidity event such as an initial public offering, a merger or the sale of our company.

        Following the Acquisition, our board of directors determines the fair value of our common stock based on its closing trading price on the date of grant.

        There are significant judgments and estimates inherent in the determination of fair value of our common stock, including the contemporaneous valuations. These judgments and estimates include assumptions regarding our future operating performance, and the determination of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per common share could have been significantly different.

        In each of our contemporaneous valuations through September 30, 2015, we generally used the income and market approaches to derive an estimated enterprise value. The income approach utilizes a discounted cash flow, or DCF, analysis, to determine our enterprise value. The DCF analysis involves applying appropriate discount rates to estimated cash flows that were based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achievement of our forecasts were assessed in selecting the appropriate discount rates and selecting probability weightings for forecasted cash flows. The market approach utilizes the option pricing method, or OPM, backsolve method to determine our enterprise value. Under this method, an implied equity value of the company is derived from recent transactions involving the company's securities in arms-length transactions.

        In accordance with the Practice Aid, for all valuations through September 30, 2015, we used the OPM to allocate our estimated enterprise value across our classes and series of capital stock to determine the fair value of our common stock. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

Option grants and modifications

        The following table summarizes by grant date, or modification date, the number of shares of common stock subject to stock options granted or repriced from January 1, 2014 through September 30, 2015.

Event Date	Number of Shares Underlying Options Granted/Repriced	Exercise Price per Share	Estimated Fair Value per Share of Common Stock
June 4, 2014(1)	3,144,892	$0.70	$0.70
November 21, 2014(1)	83,900	$0.70	$0.54
December 5, 2014	795,546	$0.54	$0.54
December 5, 2014(2)	3,178,452	$0.54	$0.54
June 2, 2015	145,776	$1.37	$1.75
July 24, 2015	1,331,912	$1.95	$1.95

(1)
On December 5, 2014, our board of directors determined that the exercise prices of these stock options were substantially above the then estimated fair market value of our common stock of $0.54 per share. Accordingly, the board of directors amended the terms of these options to reset their respective exercise prices to $0.54 per share. See footnote (2) below.

(2)
Represents the repricing of stock options to purchase an aggregate of 3,178,452 shares of common stock having exercise prices of $0.70 per share, which were held by then current employees and directors as of December 5, 2014. These options were originally granted on June 4, 2014 and November 21, 2014. Pursuant to this repricing, the exercise prices of these options were decreased to $0.54 per share, the then estimated fair market value of our common stock.

        On June 2, 2015, we amended the terms of certain stock options to purchase an aggregate of 1,211,390 shares of common stock that originally had both service and performance conditions. The amendments to these options replaced the original vesting schedule with a vesting schedule providing that the options vest in 48 equal monthly installments from their respective original dates of grant. The modification did not result in a change to the exercise prices of the stock options.

Research and Development Expenses

        Research and development costs are expensed as incurred. These costs include compensation and benefits for research and development employees, including stock-based compensation, facilities expenses, depreciation, overhead expenses, cost of laboratory supplies, clinical trial and related clinical manufacturing expenses, costs related to regulatory operations, fees paid to CROs and other consultants, and other outside expenses.

        Certain of these costs, such as costs associated with our clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations or information provided to us by our vendors with respect to their actual costs incurred.

We account for the expenses under these agreements according to the progress of the trial or study, as measured by patient enrollment and progression and the timing of various aspects of the trial or study. We determine accrual estimates through discussion with applicable personnel and outside service providers as to the progress or state of completion of the applicable clinical trials or feasibility studies. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid or accrued expenses, as the case may be. During the course of a clinical trial or feasibility study, we adjust the rate of clinical trial expense recognition if actual results differ from our estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at the time. Although we do not expect that our estimates will be materially different from amounts actually incurred, our understanding of status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting amounts that are too high or too low for any particular period. As of September 30, 2015, we had not made any material adjustments to our prior period estimates of accrued expenses for clinical trials. However, due to the nature of estimates, we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status of our clinical trials.

Income Taxes

        We recorded deferred tax assets of $53.5 million as of December 31, 2014, which have been fully offset by a valuation allowance due to uncertainties surrounding our ability to realize these tax benefits. The deferred tax assets are primarily composed of federal and state tax net operating loss, or NOL, carry forwards, capitalized start-up costs and research and development tax credit carry forwards. As of December 31, 2014, we had federal and state NOL carry forwards of $84.6 million, capitalized start-up costs of $39.4 million and research and development tax credit carry forwards of $5.1 million available to reduce future taxable income, if any. These federal and state NOL carry forwards will begin to expire at various dates starting in 2018. In general, if we experience a greater than 50 percentage point aggregate change in ownership of specified significant stockholders over a three-year period, utilization of our pre-change NOL carry forwards will be subject to an annual limitation under Section 382 of the Code, and similar state laws. Such limitations may result in expiration of a portion of the NOL carry forwards before utilization and may be substantial. If we experience a Section 382 ownership change as a result of future changes in our stock ownership, some of which changes are outside our control, the tax benefits related to the NOL carry forwards may be further limited or lost.

Recent Accounting Pronouncements

        In July 2013, the Financial Accounting Standards Board, or FASB, issued guidance for the presentation of an unrecognized tax benefit when an NOL carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an entity to present in the financial statements an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward. If the NOL carryforward, a similar tax loss or a tax credit carryforward is not available at the reporting date under the tax law of the jurisdiction or the tax law of the jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit will be presented in the financial statements as a liability and will not be combined with deferred tax assets. This guidance does not require any additional recurring disclosures and is effective for fiscal years beginning after December 15, 2013. The adoption of this guidance did not have a material impact on the financial statements.

        In May 2014, the FASB issued guidance for revenue recognition for contracts, superseding the previous revenue recognition requirements, along with most existing industry-specific guidance. The guidance requires an entity to review contracts in five steps: 1) identify the contract, 2) identify performance obligations, 3) determine the transaction price, 4) allocate the transaction price, and 5) recognize revenue. The new standard will result in enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue arising from contracts with customers. The standard is effective for the reporting year beginning January 1, 2018. We are currently evaluating the impact, if any, that this new accounting pronouncement will have on our financial statements.

        In August 2014, the FASB issued guidance requiring management to evaluate on a regular basis whether any conditions or events have arisen that could raise substantial doubt about the entity's ability to continue as a going concern. The guidance 1) provides a definition for the term "substantial doubt," 2) requires an evaluation every reporting period, interim periods included, 3) provides principles for considering the mitigating effect of management's plans to alleviate the substantial doubt, 4) requires certain disclosures if the substantial doubt is alleviated as a result of management's plans, 5) requires an express statement, as well as other disclosures, if the substantial doubt is not alleviated, and 6) requires an assessment period of one year from the date the financial statements are issued. The standard is effective for the reporting year beginning January 1, 2017 and early adoption is permitted in certain circumstances. We do not expect the adoption of this guidance to have a material impact on our financial statements.

        We have evaluated all other issued and unadopted Accounting Standards Updates and believe the adoption of these standards will not have a material impact on our results of operations, financial position, or cash flows.

JOBS Act

        In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

        We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, (i) not being required to provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (b) the last day of our fiscal year ending December 31, 2019; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous six years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Off-Balance Sheet Arrangements

        During the periods presented, we did not have, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

        The market risk inherent in our financial instruments and in our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2013 and 2014 and September 30, 2015, we had cash and cash equivalents of $8.2 million, $18.9 million and $12.2 million, respectively. We generally hold our cash in interest-bearing money market accounts. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term maturities of our cash equivalents and the low risk profile of our investments, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents. Additionally, the interest rate on our Oxford notes is fixed. We do not currently engage in hedging transactions to manage our exposure to interest rate risk.

Foreign Currency Risk

        We expect that our international sales through distributors and the costs we incur in connection with our international operations will be denominated in U.S. dollars. Therefore, we do not expect that our results of operations will be materially affected by foreign exchange rate risks. However, our distributors' sales of our products in international markets to their customers will be denominated in local currencies. Therefore, it is possible that, when the U.S. dollar appreciates, products sales could be adversely impacted, as our products will become more expensive to the customers of our distributors. We do not currently engage in any hedging transactions to manage our exposure to foreign currency exchange rate risk.

PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of December 7, 2015 for:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before February 5, 2016, which is 60 days after December 7, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Senseonics Holdings, Inc., 20451 Seneca Meadows Parkway, Germantown, MD 20876.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Stockholders:
Entities affiliated with New Enterprise Associates, Inc.(1)	25,622,210	33.0%
HealthCare Ventures VI, L.P.(2)	5,643,297	7.4
Entities affiliated with Delphi Ventures(3)	10,118,876	13.4
Roche Finance Ltd.(4)	8,042,414	10.5
Kato Consulting, LLC(5)	3,999,996	5.3
Energy Capital, LLC(6)	7,466,772	9.9
SBLE, LLC(7)	5,030,004	6.6
Named Executive Officers and Directors:
Timothy T. Goodnow, Ph.D.(8)	3,037,552	3.9
Mukul Jain, Ph.D.(9)	330,444	*
Mirasol Panlilio(9)	205,200	*
M. James Barrett, Ph.D.(10)	14,966,242	19.5
Peter Justin Klein, M.D., J.D.(11)	6,683	*
Stephen P. DeFalco(12)	398,525	*
Edward J. Fiorentino(9)	83,900	*
Douglas S. Prince(9)	48,940	*
Douglas A. Roeder(3)	10,118,876	13.4
All current directors and executive officers as a group (10 persons)(13)	29,213,142	36.3

*
Represents beneficial ownership of less than 1%.

(1)
Consists of (a) 13,240,038 shares of common stock and 1,079,436 shares of common stock underlying immediately exercisable warrants held by New Enterprise Associates 10, Limited Partnership, or NEA 10, (b) 7,896,661 shares of common stock and 701,630 shares of common stock underlying immediately exercisable warrants held by New Enterprise Associates 9, Limited Partnership, or NEA 9, (c) 2,534,912 shares of common stock and 139,645 shares of common stock underlying immediately exercisable warrants held by New Enterprise Associates VII, Limited Partnership, or NEA VII, (d) 27,791 shares of common stock issuable upon conversion of shares of preferred stock held by NEA Presidents' Fund, L.P., or NEA Presidents, and (e) 2,097 shares of common stock held by NEA Ventures 1997, L.P., or NEA 1997. The shares held by NEA 10 are indirectly held by NEA Partners 10, Limited Partnership, or Partners 10, the sole general partner of NEA 10. The individual general partners of Partners 10 are M. James Barrett, a member of our board of directors, Peter J. Barris and Scott D. Sandell, or the NEA 10 GPs. Partners 10 and the NEA 10 GPs may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA 10. The shares held by NEA 9 are indirectly held by NEA Partners 9 Limited Partnership, or Partners 9, the sole general partner of NEA 9. The individual general partner of Partners 9 is Peter J. Barris. Partners 9 and Peter J. Barris may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA 9. The shares held by NEA VII are indirectly held by NEA Partners VII, Limited Partnership, or Partners VII, the sole general partner of NEA VII. The individual general partner of Partners VII is Peter J. Barris. Partners VII and Peter J. Barris may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA VII. The shares held by NEA Presidents are indirectly held by NEA General Partners L.P., the sole general partner of NEA Presidents. The individual general partner of NEA General Partners, L.P. is Peter J. Barris. NEA General Partners, L.P. and Peter J. Barris may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA Presidents. Pamela J. Clark, the general partner of NEA 1997, may be deemed to share voting and dispositive power over, and be the indirect beneficial owner of, the shares held by NEA 1997. The principal business address of NEA 10, NEA 9, NEA VII, NEA Presidents and NEA 1997 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)
Consists of 5,050,633 shares of common stock and 592,663 shares of common stock underlying immediately exercisable warrants held by HealthCare Ventures VI, L.P., or HealthCare VI. The general partner of HealthCare VI is HealthCare Partners VI, L.P. John W. Littlechild, James Cavanaugh, Augustine Lawlor, Christopher Mirabelli and Harold Werner are the general partners of HealthCare Partners VI, L.P., or the HealthCare Partners VI General Partners. HealthCare Partners VI, L.P. and the HealthCare Partners VI General Partners may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by HealthCare VI. The principal business address of HealthCare VI is 47 Thorndike Street, Suite B1-1, Cambridge, MA 02141.

(3)
Consists of (a) 10,021,026 shares of common stock held by Delphi Ventures VIII, L.P., or Delphi VIII, and (b) 97,850 shares of common stock held by Delphi BioInvestments VIII, L.P., or Delphi Bio. Delphi Management Partners VIII, LLC, or DMP VIII, is the general partner of each of Delphi VIII and Delphi Bio, collectively referred to herein as the Delphi VIII Funds. DMP VIII and each of Douglas A. Roeder, a member of our board of directors, James J. Bochnowski, David L. Douglass and Deepika R. Pakianathan, the Managing Members of DMP VIII, may be deemed to share voting and dispositive power over the shares held by the Delphi VIII Funds. The address of each of the persons and entities affiliated with Delphi Ventures is 3000 Sand Hill Road, 1-135, Menlo Park, CA 94025.

(4)
Consists of 7,068,679 shares of common stock and 973,735 shares of common stock underlying immediately exercisable warrants held by Roche Finance Ltd. Roche Finance Ltd is a wholly owned subsidiary of Roche Holding Ltd, a publicly-held corporation. The principal business address of Roche Finance Ltd is Grenzacherstrasse 122, 4070 Basel, Switzerland.

(5)
Steve Virtue, the sole Managing Member of Kato Consulting, LLC, may be deemed to have voting and dispositive power over the shares held by Kato Consulting, LLC. The address of Kato Consulting, LLC is 3205 Harrington Dr., Boca Raton, FL 33496.

(6)
Robert L. Smith, the sole Managing Member of Energy Capital, LLC, may be deemed to have voting and dispositive power over the shares held by Energy Capital, LLC. The address of Energy Capital, LLC is 13650 Fiddlesticks Blvd., Suite 202-324, Ft. Myers, FL 33912.

(7)
Susan Coyne, the sole Managing Member of SBLE, LLC, may be deemed to have voting and dispositive power over the shares held by SBLE, LLC. The address of SBLE, LLC is 15011 Hawks Shadow, Ft. Myers, FL 33905.

(8)
Consists of (a) 145,725 shares of common stock, (b) 27,928 shares of common stock underlying immediately exercisable warrants and (c) 2,863,899 shares of common stock underlying options that are exercisable within 60 days of December 7, 2015.

(9)
Consists of shares of common stock underlying options that are exercisable within 60 days of December 7, 2015.

(10)
Consists of (a) 494,689 shares of common stock held directly by Dr. Barrett, (b) 152,079 shares of common stock held by Dr. Barrett's wife, (c) 13,240,038 shares of common stock held by NEA 10 and (d) 1,079,436 shares of common stock underlying immediately exercisable warrants held by NEA 10.

(11)
Consists of (a) 3,892 shares of common stock and (b) 2,791 shares of common stock underlying immediately exercisable warrants.

(12)
Includes 199,263 shares of restricted stock that will vest in full upon our completion of a public offering or private placement of our equity securities in which gross proceeds of at least $40 million are raised. Until such shares vest, Mr. DeFalco has voting but not dispositive power with respect to these restricted shares

(13)
Consists of (a) 24,553,824 shares of common stock, (b) 1,110,155 shares of common stock underlying immediately exercisable warrants and (c) 3,549,163 shares of common stock underlying options that are exercisable within 60 days of December 7, 2015.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth information concerning our directors and executive officers, including their ages as of December 7, 2015:

Name	Age	Position
Executive Officers:
Timothy T. Goodnow, Ph.D	54	President, Chief Executive Officer and Director
R. Don Elsey	62	Chief Financial Officer, Secretary and Treasurer
Mukul Jain, Ph.D	43	Vice President, Operations, Quality and Regulatory
Mirasol Panlilio	51	Vice President, Global Sales and Marketing
Non-management Directors:
Stephen P. DeFalco	54	Chairman of the Board of Directors
M. James Barrett, Ph.D	73	Director
Edward J. Fiorentino	57	Director
Peter Justin Klein, M.D., J.D	38	Director
Douglas S. Prince	62	Director
Douglas A. Roeder	45	Director

Executive Officers

Timothy T. Goodnow, Ph.D.

        Dr. Goodnow was elected as one of our directors and was appointed as our President and Chief Executive Officer in December 2015. From December 2010 to December 2015, Dr. Goodnow served on the board of directors of Senseonics, Incorporated and he served as the President and Chief Executive Officer of Senseonics, Incorporated from March 2011 to December 2015. Dr. Goodnow served as Vice President, Technical Operations of Abbott Diabetes Care, a healthcare company, from 2000 to February 2011. Prior to that, he held positions at TheraSense, Verax Biomedical, Inc. and Dade Behring and Baxter Healthcare. Dr. Goodnow received his Ph.D. and B.S. in chemistry from The University of Miami. Our board of directors believes that Dr. Goodnow's experience as our Chief Executive Officer, his background in medical device development and his knowledge of the diabetes industry qualify him to serve as a director of our company.

R. Don Elsey

        Mr. Elsey was appointed as our Chief Financial Officer in December 2015. Mr. Elsey served as the Chief Financial Officer of Senseonics, Incorporated from February 2015 to December 2015. He previously served as the Senior Vice President, Finance and Chief Financial Officer of Regado Biosciences, Inc., a public biopharmaceutical company, from May 2014 to February 2015. He also served as the Chief Financial Officer of LifeCell, Inc., a private regenerative medicine company, from December 2012 to February 2014 and as Senior Vice President and Chief Financial Officer of Emergent BioSolutions, Inc., a public biopharmaceutical company, from 2005 to December 2012. Prior to that, Mr. Elsey served as the Director of Finance and Administration at IGEN International, Inc., a public biotechnology company, and its successor BioVeris Corporation, from 2000 to 2005. Prior to joining IGEN, he served as Director of Finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey serves on the board of directors of RegeneRx Biopharmaceuticals, Inc., a public biopharmaceuticals company, as well as on the board of the Cancer Support Community. Mr. Elsey received his M.B.A. in finance and his B.A. in economics from Michigan State University.

Mukul Jain, Ph.D.

        Dr. Jain was appointed as our Vice President Operations, Quality and Regulatory in December 2015. Dr. Jain served as Senior Director, Quality and Regulatory of Senseonics, Incorporated from January 2012 to January 2014 and as Vice President Operations, Quality and Regulatory of Senseonics, Incorporated from January 2014 to December 2015. Prior to that, Dr. Jain held various positions at Medtronic, Inc., a medical technology and services company, from 1999 to January 2012, most recently as a senior program manager. Dr. Jain received his M.B.A. from the University of Minnesota, Carlson School of Management, his Ph.D. in chemical engineering from the University of South Carolina and his B.Tech. from the Indian Institute of Technology, Kanpur.

Mirasol Panlilio

        Ms. Panlilio was appointed as our Vice President, Global Sales and Marketing in December 2015. Ms. Panlilio served as the Vice President, Global Sales and Marketing of Senseonics, Incorporated from June 2014 to December 2015. Prior to joining Senseonics, Incorporated, Ms. Panlilio served as Vice President, Global Marketing and Sales at Viveve, Inc. from October 2012 to May 2014, an Independent Marketing Consultant at MGP Retail Consulting, LLC from May 2011 to June 2014, Vice President of Sales and Marketing for Arkal Medical, Inc. from 2010 to May 2011 and Vice President of Marketing and Sales at VeraLight, Inc. from 2007 to 2010. From 2003 to 2007, Ms. Panlilio worked at Abbott Diabetes Care. Ms. Panlilio received her B.S. in business administration from San Jose State University.

Non-Management Directors

Stephen P. DeFalco

        Mr. DeFalco was elected as a director and our chairman in December 2015. Mr. DeFalco served as chairman of the Senseonics, Incorporated board of directors from June 2010 to December 2015 and served as Senseonics, Incorporated's interim Chief Executive Officer from 2010 to March 2011. Since October 2011, Mr. DeFalco has served as the Chief Executive Officer of Crane & Co, Inc., a global technology company, and also serves on its board of directors. Previously, from May 2005 to July 2010, he served as the Chief Executive Officer and on the board of directors of MDS, Inc., a public life sciences company. Mr. DeFalco received his M.B.A. from the Massachusetts Institute of Technology—Sloan School of Management, his M.S.E.E. from Syracuse University and his B.S.M.E. from the Massachusetts Institute of Technology. Our board of directors believes that Mr. DeFalco's leadership, executive, managerial and business experience with life sciences companies qualifies him to serve as a director of our company.

M. James Barrett, Ph.D.

        Dr. Barrett was elected to our board of directors in December 2015. Dr. Barrett founded Senseonics, Incorporated and served as a member of the board of directors of Senseonics, Incorporated from November 1996 to December 2015. He served as the Chief Executive Officer of Senseonics, Incorporated from 1997 to 2001. He currently serves as a General Partner of New Enterprise Associates, or NEA, a venture capital firm, where he specializes in biotechnology and works with members of NEA's healthcare investment group on medical devices, healthcare information systems and healthcare services companies. Prior to joining NEA and Senseonics, Incorporated, he led three NEA-funded companies, serving from 1987 to 1995 as Chairman and Chief Executive Officer at Genetic Therapy, Inc. and from 1982 to 1987 as President and Chief Executive Officer at Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Previously, Dr. Barrett worked at SmithKline Beecham Corporation, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. He currently serves on the boards of directors of the publicly-held life sciences companies GlycoMimetics, Inc.,

Clovis Oncology, Inc., Loxo Oncology, Inc., Roka Bioscience, Inc., Zosano Pharma Corporation and Supernus Pharmaceuticals, Inc. In the past five years, he has served on the boards of directors of the publicly traded companies Amicus Therapeutics, Inc., Inhibitex, Inc. (acquired by Bristol-Myers Squibb Co.), YM Biosciences, Inc. and Targacept, Inc. Dr. Barrett received his Ph.D. in biochemistry from the University of Tennessee, his M.B.A. from the University of Santa Clara and his B.S. from Boston College. Our board of directors believes that Dr. Barrett's experience overseeing NEA's investments in biotechnology, serving as a member of the board of directors of other public companies, prior senior management experience, including as President and Chief Executive Officer of biopharmaceutical companies, and his strong capital markets experience qualify him to serve as a director of our company.

Edward J. Fiorentino

        Mr. Fiorentino was elected to our board of directors in December 2015. Mr. Fiorentino served on the Senseonics, Incorporated board of directors from March 2012 to December 2015. Since August 2013, Mr. Fiorentino has served as Chairman and Chief Executive Officer of Crealta Pharmaceuticals. Previously, from March 2009 to June 2013 he was the Chief Executive Officer of Actient Pharmaceuticals. Prior to Actient, Mr. Fiorentino served in various positions at Abbott Laboratories, including Corporate Vice President of Pharmaceutical Commercial Operations, for more than 20 years. He also previously served as Senior Vice President and President of Abbott Diabetes Care and was Executive Vice President of TAP Pharmaceuticals. Mr. Fiorentino received his B.S. in Business Administration from the State University of New York and his M.B.A. from Syracuse University. Our board of directors believes that Mr. Fiorentino's substantial healthcare and pharmaceutical experience qualifies him to serve as a director of our company.

Peter Justin Klein, M.D., J.D.

        Dr. Klein was elected to our board of directors in December 2015. Dr. Klein served on the Senseonics, Incorporated board of directors from September 2013 to December 2015. Dr. Klein has served as a Partner at NEA since 2006. Prior to joining NEA, Dr. Klein worked for the Duke University Health System. Dr. Klein currently serves as a director of several private life sciences companies. Dr. Klein received his A.B., B.S. and M.D. from Duke University and his J.D. from Harvard Law School. Our board of directors believes that Dr. Klein's significant legal and medical expertise in healthcare and his services as a venture capital investor and director of multiple biotechnology and medical device companies qualify him to serve as a director of our company.

Douglas S. Prince

        Mr. Prince was elected to our board of directors in December 2015. Mr. Prince served on the Senseonics, Incorporated board of directors from February 2015 to December 2015. Mr. Prince has acted as the Chief Financial Officer of Crane & Co. Inc., a global technology company, since February 2013. Prior to Crane & Co., from October 2010 to January 2013, Mr. Prince served as the Chief Financial Officer of Northern Power Systems Corp., an energy technology company. From 2007 to 2010, Mr. Prince served as Chief Financial Officer of MDS Inc., a public life sciences company. Mr. Prince received his B.B.A. in Business Administration from the University of Kentucky. Our board of directors believes that Mr. Prince's executive experience and financial expertise qualify him to serve as a director of our company.

Douglas A. Roeder

        Mr. Roeder was elected to our board of directors in December 2015. Mr. Roeder served on the Senseonics, Incorporated board of directors from October 2011 to December 2015. Mr. Roeder joined Delphi Ventures as an Associate in 1998, and has been a Partner of Delphi Ventures since 2000, focusing on medical devices, diagnostics and biotechnology. Prior to joining Delphi Ventures, Mr. Roeder was an Associate with Alex, Brown & Sons Healthcare Investment Banking Group. Mr. Roeder currently serves on the boards of directors of Tandem Diabetes, Inc., TriVascular Technologies, Inc. and several private companies. Mr. Roeder received his A.B. from Dartmouth College. Our board of directors believes that Mr. Roeder's substantial experience with companies in the healthcare sector and his venture capital, financial and business experience qualify him to serve as a director of our company.

Board Composition

        Our board of directors currently consists of seven members. Mr. DeFalco is the chairman of our board of directors. Each director is currently elected to the board for a one-year term, to serve until the election and qualification of successor directors at the annual meeting of stockholders, or until the director's earlier removal, resignation or death.

Director Independence

        We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. However, our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Messrs. DeFalco, Fiorentino, Prince and Roeder and Drs. Barrett and Klein, representing six of our seven directors, are "independent directors" as defined under the rules of the New York Stock Exchange-MKT, or NYSE-MKT.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, the board may establish other committees to facilitate the management of our business.

Audit Committee

        Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee consists of three directors, Mr. Prince, Mr. Fiorentino and Dr. Klein, and our board of directors has determined that each of them is independent within the meaning of NYSE-MKT listing requirements and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Prince is the chairman of the audit committee and our board of directors has determined that Mr. Prince is an "audit committee financial expert" as defined by SEC rules and regulations implementing Section 407 of the Sarbanes-Oxley Act. Our board of directors has determined that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with, the applicable requirements of the Sarbanes-Oxley Act, NYSE-MKT listing requirements and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

  •
  appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor's work and determining the independent auditor's compensation;

  •
  approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor's review of our quarterly financial statements; and

  •
  conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

Compensation Committee

        Our compensation committee reviews and determines the compensation of all our executive officers. Our compensation committee consists of three directors, Mr. Roeder, Dr. Klein and Mr. Fiorentino, each of whom is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act. Mr. Roeder is the chairman of the compensation committee. Our board of directors has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, NYSE-MKT listing requirements and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

  •
  establishing and approving, and making recommendations to the board of directors regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer's compensation, including incentive-based and equity-based compensation, based on that evaluation;

  •
  setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

  •
  exercising administrative authority under our stock plans and employee benefit plans;

  •
  establishing policies and making recommendations to our board of directors regarding director compensation;

  •
  reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

  •
  preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee consists of four directors, Mr. DeFalco, Dr. Barrett, Mr. Roeder and Mr. Prince. Mr. DeFalco is the chairman of the nominating and corporate governance committee.

        Our board of directors has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, NYSE-MKT listing requirements and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include:

  •
  assessing the need for new directors and identifying individuals qualified to become directors;

  •
  recommending to the board of directors the persons to be nominated for election as directors and to each of the board's committees;

  •
  assessing individual director performance, participation and qualifications;

  •
  developing and recommending to the board corporate governance principles;

  •
  monitoring the effectiveness of the board and the quality of the relationship between management and the board; and

  •
  overseeing an annual evaluation of the board's performance.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

        We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.senseonics.com. The nominating and corporate governance committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, we intend to post on our website all disclosures that are required by law or the NYSE-MKT listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Compensation Committee Interlocks and Insider Participation

        None of our directors who currently serve as members of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

        All shares of Senseonics, Incorporated common stock converted into Company Shares, and all Senseonics Options converted into Company Options, in connection with the Closing of the Acquisition pursuant to the Exchange Ratio. With respect to the options, corresponding adjustments were also made to their exercise prices. The share and per share information included in this "—Non-Employee Director Compensation" section gives effect to the conversion of such shares and options, and related exercise price adjustments, in the Acquisition.

        Senseonics, Incorporated has not historically paid cash retainers or other cash compensation with respect to service on the board of directors, except for reimbursement of direct expenses incurred in connection with attending board or committee meetings. Senseonics, Incorporated at times granted stock options to some of its non-employee directors under its 1997 plan. In March 2012, Senseonics, Incorporated awarded an option to purchase 83,900 shares of common stock to Mr. Fiorentino at an exercise price of $0.54 per share. In November 2014, Senseonics, Incorporated awarded an option to purchase 83,900 shares of common stock to Mr. Prince at an exercise price of $0.70 per share. In connection with a stock option repricing described in "Executive Compensation—Narrative to Summary

Compensation Table—Stock Option Repricing," in December 2014, Senseonics, Incorporated amended Mr. Prince's stock option to reset its exercise price to $0.54 per share, which was the fair market value as of December 5, 2014 as determined by the Senseonics, Incorporated board of directors. Other than Messrs. Fiorentino and Prince, none of the Senseonics, Incorporated non-employee directors serving as of December 31, 2014 held any options to purchase Senseonics, Incorporated common stock.

        In December 2015, Mr. DeFalco received a restricted stock grant of 398,525 shares of common stock pursuant to an agreement we entered into with Mr. DeFalco to supersede a pre-existing agreement. One half of the shares covered by this restricted stock grant were fully vested on grant. The remainder will vest in full upon our completion of a public offering or private placement of our equity securities in which gross proceeds of at least $40 million are raised, which we refer to as a qualified financing. Additionally, upon a qualified financing, Mr. DeFalco will be entitled to receive a cash payment that, when combined with the value of the restricted stock grant, equals a percentage of our company valuation ranging between 0.75% to 1.25% of our company valuation, with the actual percentage determined based on the company valuation. For additional information regarding this arrangement, see "Certain Relationships and Related Party Transactions—Letter agreement with Stephen P. DeFalco."

Director Compensation Table

        The following table sets forth information regarding compensation earned by our non-employee directors for service on the Senseonics, Incorporated board of directors during the year ended December 31, 2014. Timothy T. Goodnow, our President and Chief Executive Officer, was also a Senseonics, Incorporated director, but did not receive any additional compensation for his service as a director and therefore is not included in the able below. Dr. Goodnow's compensation as an executive officer is set forth below under "Executive Compensation—2014 Summary Compensation Table."

Name	Option Awards(1) ($)
Stephen P. DeFalco	—
M. James Barrett	—
Edward J. Fiorentino	—
Justin Klein	—
Douglas S. Prince	24,638
Douglas A. Roeder	—

(1)
This column reflects the full grant date fair value for options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 9 to our audited financial statements included in this Report. Includes $2,806 in incremental fair value, computed in accordance with ASC Topic 718, in connection with an option exercise price adjustment effective as of December 5, 2014, as described above.

Non-Employee Director Equity Outstanding at 2014 Year End

        The following table provides information about Senseonics Options held by our non-employee directors as of December 31, 2014. All of these options were granted under the 1997 plan, which is described under the caption "Executive Compensation—Equity Incentive Plans—1997 Stock Option Plan."

Name	Aggregate Option Awards Outstanding (#)
Edward J. Fiorentino	83,900	(1)
Douglas S. Prince	83,900	(2)

(1)
As of December 31, 2014, all shares underlying this option were vested.

(2)
As of December 31, 2014, 3,494 shares underlying this option were vested and the remaining 80,406 shares vest in equal monthly installments through November 21, 2016. All shares subject to vesting under this option will vest in full upon the holder's death or disability or upon a change in control of our company.

EXECUTIVE COMPENSATION

        All shares of Senseonics, Incorporated common stock converted into shares of Senseonics Holdings common stock, and all Senseonics Options converted into Company Options, in connection with the Closing of the Acquisition pursuant to the Exchange Ratio. With respect to the options, corresponding adjustments were also made to their exercise prices. The share and per share information included in this "Executive Compensation" section gives effect to the conversion of such shares and options in the Acquisition and related exercise price adjustments.

        Senseonics, Incorporated's Chief Executive Officer and its two other most highly compensated executive officers for the year ended December 31, 2014 were:

  •
  Timothy T. Goodnow, Ph.D., President and Chief Executive Officer;

  •
  Mirasol Panlilio, Vice President, Global Sales and Marketing; and

  •
  Mukul Jain, Ph.D., Vice President, Operations, Quality and Regulatory.

We refer to these executive officers in this Report as our named executive officers.

  Summary Compensation Table

        The following table presents the compensation awarded to, earned by or paid to each of our named executive officers by Senseonics, Incorporated for the year ended December 31, 2014.

Name and Principal Position	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Timothy T. Goodnow President and Chief Executive Officer	355,137	—		153,986	106,541	—		615,664
Mukul Jain Vice President, Operations, Quality and Regulatory	220,000	3,000	(4)	— (5)	33,000	—		256,000
Mirasol Panlilio(3) Vice President, Global Sales and Marketing	125,417	36,000	(6)	123,189	18,812	17,635	(7)	321,053

(1)
The amounts include the full grant date fair value for awards granted during 2014. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our audited financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 9 to our audited financial statements included in this Report. Also includes the incremental fair value, computed in accordance with ASC Topic 718, in connection with the repricing of certain stock options held by our named executive officers in December 2014, as follows: Dr. Goodnow, $17,540; and Ms. Panlilio, $14,032. See "—Narrative to Summary Compensation Table—Stock Option Repricing" below.

(2)
The amounts reflect bonus paid on the achievement of specified corporate goals, as discussed further below under "—Narrative to Summary Compensation Table—Annual Bonus."

(3)
Ms. Panlilio became an executive officer of Senseonics, Incorporated in June 2014 and amounts represent compensation earned since that date.

(4)
This amount reflects the discretionary bonus paid for performance during 2014, as discussed further below under "—Narrative to Summary Compensation Table—Annual Bonus."

(5)
During 2014, Dr. Jain was granted options to purchase an aggregate of 444,286 shares. These options were issued subject to performance-based vesting conditions related to our receipt of a CE mark on our CGM system, as well as service-based vesting conditions thereafter. In accordance with SEC rules, the amount in the table reflects the value of the options based on the probability of this performance condition being met as of the dates of the grants. At the time of the grant, the performance condition was not considered probable. As a result, the grant date fair value of these options, for purposes of this table, is $0. Assuming that the performance condition of the options was satisfied, the aggregate grant date fair value of these options would be $130,467. A portion of the options granted to Dr. Jain were repriced in December 2014 and, in accordance with SEC rules, the foregoing amount reflects the effects of this repricing under ASC Topic 718. Finally, in June 15, 2015, we amended the terms of these options to eliminate the performance-based vesting condition, and these awards are now subject only to service-based vesting. For additional information regarding the issuance and subsequent amendment of these options, see "—Narrative to Summary Compensation Table—Long-Term Incentives" and "—Narrative to Summary Compensation Table—Stock Option Repricing" below.

(6)
Represents a signing bonus paid to Ms. Panlilio in connection with the commencement of her employment.

(7)
Represents a temporary housing allowance pursuant to Ms. Panlilio's employment offer letter.

Narrative to Summary Compensation Table

        We review compensation annually for all employees, including our named executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

        The compensation committee of Senseonics, Incorporated historically determined its executives' compensation. Senseonics, Incorporated's compensation committee typically reviewed and discussed management's proposed compensation with the chief executive officer for all executives other than the chief executive officer. Based on those discussions and its discretion, the compensation committee then approved the compensation of each executive officer after discussions without members of management present.

        Senseonics, Incorporated's compensation committee engaged Radford, a compensation consultant, and reviewed Radford's compensation data for executives at similarly sized medical device companies when determining executive compensation.

Annual Base Salary

        Senseonics, Incorporated entered into employment agreements with each of its named executive officers that establish their base salaries and target bonus opportunities. In connection with the Acquisition, we assumed those employment agreements. The base salaries will be reviewed periodically by our compensation committee. The following table presents the annual base salaries for each of our named executive officers for 2014 and 2015. The 2014 base salaries became effective on

January 1, 2014 and the 2015 base salaries became effective on January 1, 2015 for all of the named executive officers.

Name	2014 Base Salary ($)	2015 Base Salary ($)
Timothy T. Goodnow	355,137	365,791
Mukul Jain	220,000	240,000
Mirasol Panlilio	215,000	221,450

Annual Bonus

        We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his or her annual salary. The following table presents the annual target bonus opportunity, as a percentage of annual base salary, for each of our named executive officers for 2014 and 2015.

Name	Target Bonus (as a % of Base Salary) (%)
Timothy T. Goodnow	50
Mukul Jain	25
Mirasol Panlilio	25

        For 2014, bonuses were based on Senseonics, Incorporated's achievement of specified corporate goals, including submitting regulatory approval documents related to its European pivotal clinical trial, initiating its European clinical trial in the second quarter of 2014, completing the enrollment of its European pivotal clinical trial, demonstrating an increase in sensor manufacturing capacity and completing a successful surveillance audit. Based on the level of achievement, the Senseonics, Incorporated compensation committee awarded Dr. Goodnow and Ms. Panlilio 60% of their target bonuses based on their 2014 base salary, respectively. These actual bonus amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

        Senseonics, Incorporated's compensation committee, in its sole discretion, decided to award Dr. Jain 60% of his target bonus based on his 2015 base salary, rather than his 2014 base salary. The difference between the bonus Dr. Jain would have received based on his 2014 salary and the bonus Dr. Jain actually received based on his 2015 salary is a discretionary bonus and reflected in the "Bonus" column of the Summary Compensation Table.

Long-Term Incentives

        The 1997 plan authorizes Senseonics, Incorporated to make grants to eligible recipients of non-qualified stock options and incentive stock options.

        We award stock options on the date the compensation committee approves the grant. We set the option exercise price and grant date fair value based on its per-share valuation on the date of grant.

        In June 2014, the Senseonics, Incorporated board of directors awarded to Drs. Goodnow and Jain and Ms. Panlilio options to purchase 524,375, 335,600 and 419,500 shares of our common stock, respectively. Each of these options was originally issued with an exercise price of $0.70 per share. In December 2014, the Senseonics, Incorporated board of directors awarded Dr. Jain an option to purchase 108,686 shares of our common stock, with an exercise price of $0.54 per share. The options issued to Dr. Goodnow and Ms. Panlilio were granted with a four-year service-based vesting schedule and vest in 48 equal monthly installments from the date of grant. The options issued to Dr. Jain were originally granted subject to performance- and service-based vesting conditions and would vest in 48 equal monthly installments following its receipt of a CE mark on its CGM system. However, in June 2015, Senseonics, Incorporated amended the terms of Dr. Jain's options to eliminate the performance-based vesting conditions of these awards and to replace the vesting provisions of these awards with a four-year service-based vesting period. As a result, these options now vest in 48 equal monthly installments from their respective dates of grant. In July 2015, the Senseonics, Incorporated board of directors awarded to Drs. Goodnow and Jain and Ms. Panlilio options to purchase 220,237, 134,240 and 243,310 shares of our common stock, respectively. Each of these options was originally issued with an exercise price of $1.95 per share. All shares subject to vesting under these option grants will vest in full and become immediately exercisable upon the closing of a change in control of our company.

Stock Option Repricing

        On December 5, 2014, the Senseonics, Incorporated board of directors determined that the exercise prices of certain stock options then held by its employees were substantially above the then estimated fair market value of our common stock of $0.54 per share. Accordingly, the Senseonics, Incorporated board of directors amended the terms of these options to reduce their respective exercise prices to $0.54 per share, based upon the fair market value of Senseonics, Incorporated's common stock as of December 5, 2014, as determined by its board of directors. The options that were repriced consisted of all outstanding stock options with exercise prices of $0.70 then held by employees and directors. Pursuant to this repricing, options to purchase an aggregate of 3,178,452 shares of common stock held by Senseonics Incorporated's then current employees and directors were repriced, including options to purchase 524,375, 335,600 and 419,500 shares of our common stock held by Drs. Goodnow and Jain and Ms. Panlilio, respectively.

Other Compensation

        Except for the temporary housing allowance provided to Ms. Panlilio under her employment offer letter included in the Summary Compensation Table above, Senseonics, Incorporated did not, and we do not, provide perquisites or personal benefits to our named executive officers. Senseonics, Incorporated did, however, pay a portion of the premiums for life, medical and dental insurance for all employees, including our named executive officers.

Outstanding Equity Awards at End of 2014

        The following table provides information about outstanding Senseonics Options held by each of our named executive officers at December 31, 2014. All of these options were granted under the 1997 plan. None of our named executive officers held any other Senseonics, Incorporated stock awards at the end of 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Timothy T. Goodnow	2,038,610	—		0.54	12/2/2020
	451,638	137,455	(2)	0.54	2/28/2021
	65,546	458,828	(3)	0.54	6/4/2024
Mukul Jain	38,235	14,202	(4)	0.54	3/13/2022
	22,424	131,350	(5)	0.46	9/11/2023
	—	335,599	(6)	0.54	6/4/2024
	—	108,686	(7)	0.54	12/5/2024
Mirasol Panlilio	—	419,499	(8)	0.54	6/4/2024

(1)
All shares subject to vesting under these options will vest in full and become immediately exercisable upon the closing of a change in control of our company.

(2)
The unvested shares underlying this option vest in 14 equal monthly installments, subject to the officer's continued service through each applicable vesting date.

(3)
The unvested shares underlying this option vest in 42 equal monthly installments, subject to the officer's continued service through each applicable vesting date.

(4)
The unvested shares underlying this option vest in 13 equal monthly installments, subject to the officer's continued service through each applicable vesting date.

(5)
As of December 31, 2014, this option was subject to performance- and service-based vesting conditions, and would vest in 48 equal monthly installments following the enrollment of the first patient in Senseonics, Incorporated's first pivotal trial. This performance condition was met in May 2014, and as of December 31, 2014, this award was vested as to 22,424 shares, with the remainder scheduled to vest in 41 equal monthly installments. In June 2015, Senseonics, Incorporated amended the terms of this option to replace the original vesting schedule with a four-year service-based vesting period from the date of grant. As a result, this option now vests in 48 equal monthly installments from September 11, 2013, subject to the officer's continued service through each applicable vesting date.

(6)
As of December 31, 2014, this option was subject to performance- and service-based vesting conditions and was scheduled to vest in 48 equal monthly installments following our receipt of a CE mark on our CGM system. In June 2015, Senseonics, Incorporated amended the terms of this option to replace the vesting provisions of the option with a four-year service-based vesting period from the date of grant. As a result, this option now vests in 48 equal monthly installments from June 4, 2014, subject to the officer's continued service through each applicable vesting date.

(7)
As of December 31, 2014, this option was subject to performance- and service-based vesting conditions and was scheduled to vest in 48 equal monthly installments following our receipt of a CE mark on our CGM system. In June 2015, Senseonics, Incorporated amended the terms of this option to replace the vesting provisions of the option with a four-year service-based vesting period from the date of grant. As a result, this option now vests in 48 equal monthly installments from December 5, 2014, subject to the officer's continued service through each applicable vesting date.

(8)
The unvested shares underlying this option vested as to 25% of the shares on June 4, 2015, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer's continued service through each applicable vesting date.

Pension Benefits

        Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us or Senseonics, Incorporated during 2014.

Nonqualified Deferred Compensation

        Our named executive officers did not participate in, or otherwise receive any benefits under, any nonqualified deferred compensation plan sponsored by us or Senseonics, Incorporated during 2014.

Employment Agreements

        Below are descriptions of employment agreements that our named executive officers entered into with Senseonics, Incorporated. We assumed these employment agreements in connection with the Acquisition.

Agreement with Dr. Goodnow

        In July 2015, Senseonics, Incorporated entered into an amended and restated employment agreement with Dr. Goodnow that governs the terms of his employment with us. Pursuant to the agreement, Dr. Goodnow is entitled to an annual base salary of $365,791 and is eligible to receive an annual performance bonus of up to 50% of his base salary, as determined by our board of directors. If Dr. Goodnow's employment is terminated by us for reasons other than for cause or if he resigns for good reason (each as defined in his employment agreement), he would be entitled to receive severance payments equal to continued payment of his base salary for 18 months, 100% of his target bonus, employee benefit coverage for up to 18 months, and reimbursement of expenses owed to him through the date of his termination. If Dr. Goodnow's employment is terminated by us other than for cause or if he resigns for good reason, coincident with a change in control (as defined in his employment agreement), he would be entitled to the benefits described above, although he would be entitled to 150%, rather than 100%, of his target bonus, and 50% of his then unvested equity awards would become fully vested. Additionally, if Dr. Goodnow's employment is terminated by us or any successor entity without cause within 12 months following a change in control, then 100% of his then unvested equity awards shall become fully vested.

Agreement with Dr. Jain

        In July 2015, Senseonics, Incorporated entered into an amended and restated employment agreement with Dr. Jain that governs the terms of his employment with us. Pursuant to the agreement, Dr. Jain is entitled to an annual base salary of $240,000 and is eligible to receive an annual performance bonus of up to 25% of his base salary, as determined by our board of directors. If Dr. Jain's employment is terminated by us for reasons other than for cause or if he resigns for good reason (each as defined in his employment agreement), he would be entitled to receive severance payments equal to continued payment of his base salary for nine months, a prorated portion of his target bonus for the year in which his service is terminated, employee benefit coverage for up to nine months, and reimbursement of expenses owed to him through the date of his termination. If Dr. Jain's employment is terminated by us other than for cause or if he resigns for good reason, coincident with a change in control (as defined in his employment agreement), he would be entitled to the benefits described above, although in lieu of the bonus described above, he would be entitled to the larger of 75% of his target bonus or his pro rata portion of his target bonus. Additionally, if Dr. Jain's employment is terminated by us or any successor entity without cause within 12 months following a change in control, then 100% of his then unvested equity awards shall become fully vested.

Agreement with Ms. Panlilio

        In August 2015, Senseonics, Incorporated entered into an employment agreement with Ms. Panlilio that governs the terms of her employment with us. Pursuant to the agreement, Ms. Panlilio is entitled to an annual base salary of $221,450 and is eligible to receive an annual performance bonus of up to 25% of her base salary, as determined by our board of directors. If Ms. Panlilio's employment is terminated by us for reasons other than for cause or if she resigns for good reason (each as defined in her employment agreement), she would be entitled to receive severance payments equal to continued payment of her base salary for nine months, a prorated portion of her target bonus for the year in which her service is terminated, employee benefit coverage for up to nine months, and reimbursement of expenses owed to her through the date of her termination. If Ms. Panlilio's employment is terminated by us other than for cause or if she resigns for good reason, coincident with a change in control (as defined in her employment agreement), she would be entitled to the benefits described above, although in lieu of the bonus described above, she would be entitled to the larger of 75% of her target bonus or her pro rata portion of her target bonus. Additionally, if Ms. Panlilio's employment is terminated by us or any successor entity without cause within 12 months following a change in control, then 100% of her then unvested equity awards shall become fully vested.

401(k) Plan

        We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee, subject to participants' ability to give investment directions by following specified procedures. We do not currently make discretionary contributions or matching contributions to our 401(k) plan.

Equity Incentive Plans

2015 Equity Incentive Plan

        The Senseonics, Incorporated board of directors has adopted and its stockholders have approved our 2015 equity incentive plan, or our 2015 plan. In connection with the Acquisition, we assumed the 2015 plan. Our 2015 plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or the Code, to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2015 plan also provides for the grant of performance cash awards to our employees, consultants and directors.

Authorized Shares

        The maximum number of shares of our common stock that may be issued under our 2015 plan is 10,029,876 shares. The maximum number of shares that may be issued pursuant to exercise of incentive stock options under the 2015 plan is 10,029,876 shares.

        Shares issued under our 2015 plan may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2015 plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2015 plan. Additionally, shares issued pursuant to stock awards under our 2015 plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under our 2015 plan.

        As of December 7, 2015, there were 9,568,426 shares remaining available for grant under the 2015 plan, there were outstanding stock options covering a total of 62,925 shares granted under the 2015 plan and restricted stock awards covering a total of 398,525 shares granted under the 2015 plan.

Administration

        Our board of directors, or a duly authorized committee thereof, has the authority to administer our 2015 plan. Our board of directors has delegated its authority to administer our 2015 plan to our compensation committee under the terms of the compensation committee's charter. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2015 plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2015 plan.

        The administrator has the power to modify outstanding awards under our 2015 plan. Subject to the terms of our 2015 plan, the administrator has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration or take any other action that is treated as a repricing under GAAP with the consent of any adversely affected participant.

Section 162(m) Limits

        No participant may be granted stock awards covering more than 2,097,500 shares of our common stock under our 2015 plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. Additionally, no participant may be granted in a calendar year a performance stock award covering more than 2,097,500 shares of our common stock or a performance cash award having a maximum value in excess of $3.0 million under our 2015 plan. These limitations enable us to grant awards that will be exempt from the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

Performance Awards

        Our 2015 plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To enable us to grant performance-based awards that will qualify, our compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of specified pre-established performance goals during a designated performance period.

Corporate Transactions

        Our 2015 plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger or similar transaction involving our company, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 50% of the outstanding capital stock of our company, the administrator will determine how to treat each outstanding equity award. The administrator may:

  •
  arrange for the assumption, continuation or substitution of a stock award by a successor corporation;

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  arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

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  accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

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  arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us; or

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  cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award.

        The administrator is not obligated to treat all equity awards or portions of equity awards, even those that are of the same type, in the same manner. The administrator may take different actions with respect to the vested and unvested portions of an equity award.

Change of Control

        The administrator may provide, in an individual award agreement or in any other written agreement between us and the participant, which the equity award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. In the absence of such a provision, no such acceleration of the award will occur.

Plan Amendment or Termination

        Our board has the authority to amend, suspend or terminate our 2015 plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No incentive stock options may be granted after the tenth anniversary of the date our board of directors adopts our 2015 plan.

1997 Stock Option Plan

        The board of directors and stockholders of Senseonics, Incorporated approved the 1997 plan, which became effective in March 1997, and it was further amended and restated by the Senseonics, Incorporated board of directors and stockholders most recently in June 2011. In connection with the Acquisition, we assumed the 1997 plan. As of December 7, 2015, there were outstanding stock options covering a total of 9,251,164 shares granted under the 1997 plan.

        Upon the effectiveness of the 2015 Plan, we no longer grant awards under the 1997 plan.

        Types of Awards.    The1997 plan provided for the grant of incentive stock options and nonqualified stock options. Nonqualified stock options may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Incentive stock options may be granted only to employees.

        Share Reserve.    The aggregate number of shares of common stock reserved for issuance pursuant to stock options under the 1997 plan was 10,644,109 shares, less any shares issued as restricted stock, which was also the maximum number of shares that may be issued upon the exercise of ISOs under the 1997 plan.

        If a stock option granted under the 1997 plan expires, terminates or is otherwise canceled without being exercised in full, or if we reacquire shares of unvested common stock issued pursuant to the founder's stock purchase agreements, the shares of our common stock not acquired pursuant to the stock option or forfeited will again become available for subsequent issuance as options under the 2015 plan.

        Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 1997 plan. Subject to the terms of the 1997 plan, the our board of directors or the authorized committee, referred to herein as the plan administrator, has full power and authority to take all actions and make all determinations required or provided under the 1997 plan and any stock option agreement for stock options granted under the 1997 plan. The plan administrator determines recipients, dates of grant, the numbers and types of stock options to be granted and the terms and conditions of the stock options, including the period of their exercisability and vesting schedule. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of stock options granted and the types of consideration to be paid upon exercise of stock options.

        Stock Options.    Incentive stock options and nonqualified stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 1997 plan, provided that the exercise price of a stock option cannot be less than the greater of par value or 100% of the fair market value of our common stock on the date of grant. Options granted under the 1997 plan vest at the rate specified by the plan administrator.

        The plan administrator determines the term of stock options granted under the 1997 plan. In accordance with an optionholder's stock option agreement, if an optionholder's service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder's service relationship with us or any of our affiliates ceases due to disability or death, the optionholder may generally exercise any vested options for a period of 12 months following disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

        Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and included in the option agreement and may include (i) cash or check, (ii) the tender of shares of the common stock of Senseonics, Incorporated previously owned by the optionholder, (iii) a combination of the foregoing, and (iv) after our shares of common stock become publicly traded on an established securities market, a broker-assisted cashless exercise.

        Unless the plan administrator provides otherwise in the stock option agreement governing the terms of the option, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

        Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the option is not exercisable after the expiration of five years from the date of grant.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 1997 plan and (ii) the class and number of shares and exercise price, strike price, or purchase price of all outstanding stock options.

        Certain Reorganizations and Mergers.    If we are the surviving corporation in any reorganization, merger or consolidation with any other corporation, the number and class of shares and the exercise price subject to stock options previously granted under the 1997 plan will be proportionately adjusted to reflect the transaction.

        Other Corporate Transactions.    In the event of (i) our dissolution or liquidation, (ii) a merger, consolidation or reorganization following which we are not the surviving corporation, (iii) a sale of substantially all of our assets to another person or entity or (iv) any transaction that results in a change in control, the 1997 plan and all stock options granted under the 1997 plan will terminate, unless in connection with the transaction the board approves the continuation of the 1997 plan, the assumption of outstanding stock options by the successor corporation or the substitution of outstanding options for new options covering stock of the successor corporation or its parent, with appropriate adjustments to the number and kind of shares and the exercise prices of the stock options. In the event the 1997 plan and outstanding stock options are terminated in connection with a transaction, the optionholders will have an opportunity to exercise their vested outstanding stock options before the occurrence of the transaction during such period as determined by the board in its sole discretion.

        Under the 1997 plan, a change in control is generally defined as any transaction that results in any person or entity, other than a person or entity who was a holder of Senseonics, Incorporated securities on June 30, 1998, owning 50% or more of the combined voting power of all classes of our stock, unless (i) the person or entity becomes the owner of 50% or more of the combined voting power of our stock due to our issuing new securities to the person or entity (other than an issuance pursuant to an underwritten public offering in which the acquisition is not approved by the board) or (ii) at least two-thirds of members of the board determine that the transaction does not constitute a change in control for purposes of the 1997 plan.

        Amendment and Termination.    The Senseonics, Incorporated board of directors has the authority to amend, suspend, or terminate the 1997 plan, provided that such action does not alter or impair the existing rights or obligations of any participant without such participant's written consent.

Limitations on Liability and Indemnification Matters

        Our certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. We have entered into and expect to continue to enter into agreements to indemnify our directors, and we also expect into agreements to indemnify our officers, as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        There have been no transactions since January 1, 2012 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Executive Compensation."

Senseonics, Incorporated Sales of Series E Convertible Preferred Stock

        In August 2015, Senseonics, Incorporated sold an aggregate of 2,711,926 shares of its Series E convertible preferred stock, 2,457,101 shares of which were sold to holders of more than 5% of its voting securities, at a price of $3.93 per share for aggregate proceeds of $10.0 million. Each share of Series E convertible preferred stock converted into one Senseonics Share and was exchanged for 2.0975 Company Shares in connection with the Acquisition.

        The table below summarizes these sales:

Purchaser	Shares of Series E Convertible Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with New Enterprise Associates(1)	1,230,609	$4,836,293
HealthCare Ventures(2)	265,080	1,041,764
Entities affiliated with Delphi Ventures(3)	602,796	2,368,988
Roche Finance Ltd.	358,616	1,409,361

Total	2,457,101	$9,656,406

(1)
Consists of 743,534 shares purchased by New Enterprise Associates 10, Limited Partnership and 487,075 shares purchased by New Enterprise Associates 9, Limited Partnership. Entities affiliated with New Enterprise Associates are holders of more than 5% of our voting securities, and M. James Barrett and Peter Justin Klein, members of our board of directors, are affiliated with New Enterprise Associates.

(2)
Consists of 265,080 shares purchased by HealthCare Ventures VI, L.P. Healthcare Ventures VI, L.P. is a holder of more than 5% of our voting securities.

(3)
Consists of 596,967 shares purchased by Delphi Ventures VIII, L.P. and 5,829 shares purchased by Delphi BioInvestments VIII, L.P. Entities affiliated with Delphi Ventures are holders of more than 5% of our voting securities, and Douglas A. Roeder, a member of our board of directors, is affiliated with Delphi Ventures.

Senseonics, Incorporated Sales of Series D Convertible Preferred Stock

        From October 2012 to September 2014, Senseonics, Incorporated sold an aggregate of 11,100,093 shares of its Series D convertible preferred stock at a price of $3.75 per share for an aggregate price of $41.7 million, 10,424,689 shares of which were sold to holders of more than 5% of our voting securities, executive officers and members of the board of directors of Senseonics, Incorporated. Each share of Series D convertible preferred stock converted into one Senseonics Share and was exchanged for 2.0975 Company Shares in connection with the Acquisition.

        The table below summarizes these sales:

Purchaser	Shares of Series D Convertible Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with New Enterprise Associates(1)	4,886,450	$18,348,424
Entities affiliated with HealthCare Ventures(2)	1,553,849	5,834,642
Entities affiliated with Delphi Ventures(3)	2,623,573	9,851,417
Roche Finance Ltd.	1,355,206	5,088,748
Timothy T. Goodnow	5,103	19,164
Peter Justin Klein	508	1,908

Total	10,424,689	$39,144,280

(1)
Consists of 2,866,446 shares purchased by New Enterprise Associates 10, Limited Partnership, 1,886,847 shares purchased by New Enterprise Associates 9, Limited Partnership and 133,157 shares purchased by New Enterprise Associates VII Limited Partnership.

(2)
Consists of 372,840 shares purchased by HealthCare Ventures V, L.P. and 1,181,009 shares purchased by HealthCare Ventures VI, L.P.

(3)
Consists of 2,598,203 shares purchased by Delphi Ventures VIII, L.P. and 25,370 shares purchased by Delphi BioInvestments VIII, L.P.

Registration Rights Agreement

        In connection with the Acquisition, we entered into a registration rights agreement with certain of our stockholders, including each of the persons and entities listed in the table above.

        The registration rights agreement, among other things grants certain of our stockholders specified registration rights with respect to shares of our common stock issued upon conversion of the shares of Senseonics, Incorporated convertible preferred stock held by them. For more information regarding the registration rights provided in this agreement, see "Description of Capital Stock—Registration Rights." The Registration Rights Agreement is filed as an exhibit to this Report and is incorporated herein by reference.

Letter Agreement with Stephen P. DeFalco

        In June 2010, Senseonics, Incorporated entered into a letter agreement with Stephen P. DeFalco, pursuant to which Mr. DeFalco provided Senseonics, Incorporated his services as the chairman of the Senseonics, Incorporated board of directors and, from June 2010 to November 2010, provided Senseonics, Incorporated with consulting services. Pursuant to the letter agreement, for his service as the chairman of the Senseonics, Incorporated board of directors, Mr. DeFalco was entitled to a fee of between 0.75% and 1.25% of the valuation of our company upon the closing of a public offering or a merger or consolidation with another company, a sale, disposition or lease of all or substantially all of their assets.

        In December 2015, Senseonics, Incorporated and Mr. DeFalco terminated this agreement and entered into a new agreement that superseded the prior agreement. Under the new agreement, Mr. DeFalco received a restricted stock grant of 190,000 shares of Senseonics, Incorporated common stock, which converted into 398,525 shares of Senseonics Holdings common stock in the Acquisition. One half of the shares covered by this restricted stock grant were fully vested on grant. The remainder will vest in full upon our completion of a public offering or private placement of our equity securities in which gross proceeds of at least $40 million are raised, which we refer to as a qualified financing. Additionally, upon a qualified financing, Mr. DeFalco will be entitled to receive a cash payment that, when combined with the value of the restricted stock grant, equals a percentage of our company valuation ranging between 0.75% to 1.25% of our company valuation, with the actual percentage determined based on the company valuation.

Indemnification Agreements

        Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provides that we indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board.

        In addition, we have entered into an indemnification agreement with our directors and our executive officers. For more information regarding these agreements, see "Executive Compensation—Limitations on Liability and Indemnification Matters."

Related Person Transaction Policy

        We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including:

  •
  the risks, costs and benefits to us;

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  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

        The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

 LEGAL PROCEEDINGS

        From time to time, we are subject to litigation and claims arising in the ordinary course of business. We are not currently a party to any material legal proceedings and we are not aware of any pending or threatened legal proceeding against us that we believe could have a material adverse effect on our business, operating results or financial condition.

 MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock is currently eligible for quotation on the OTCBB under the symbol "AWSN." To date, no viable trading market has been established.

Holders

        As of the date of the Report, after giving effect to the Closing of the Acquisition and the issuance of shares required thereunder, there are approximately 190 holders of record of our common stock.

Dividends

        We have never declared or paid any cash dividend. We do not anticipate that we will declare or pay any dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our board of directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

        At the Closing of the Acquisition, our board of directors assumed the 1997 plan and the 2015 plan under which the Company Options were exchanged for existing Senseonics Options, based on the Exchange Ratio. The following table shows the number of securities issuable upon exercise of outstanding Company Options.

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans not approved by security holders	9,251,164	$0.77	0
Equity compensation plan approved by security holders	0	0	0
Total	9,251,164	0	0

Rule 144

        Under Rule 144 promulgated under the Securities Act, beginning with the one year anniversary of the filing of this Report with the SEC, our officers, directors, and any other stockholder that is considered an affiliate of the company (as defined under the federal securities laws) may sell, every three months, a number of shares equal to the greater of 1% of the total outstanding shares or the average weekly reported trading volume of our common stock over the four calendar weeks preceding the sale, provided that (i) current public information is available about our company, (ii) in the case of shares of restricted stock, the shares have been fully paid for at least one year, (iii) the shares are sold in a broker's transaction or through a market-maker, and (iv) the seller files a Form 144 with the SEC.

        As of the date of this Report, we have the following equity securities issued and outstanding: (i) 75,760,061 shares of our common stock, (ii) options to purchase 9,251,164 shares of our common stock and (iii) warrants to purchase 5,090,661 shares of our common stock.

Common Stock Purchase Warrants

        In conjunction with the Closing of the Acquisition, we exchanged Company Warrants for Senseonics Warrants, and pursuant to the Exchange Ratio, issued Company Warrants for the purchase of an aggregate of 5,090,661 shares of the our common stock. The Company Warrants are filed hereto as exhibits and are incorporated herein by reference.

Registration Rights Agreement

        In connection with the Closing of the Acquisition, we entered into a registration rights agreement with certain of our stockholders. For more information regarding the registration rights provided in this agreement, see "Description of Capital Stock—Registration Rights." The Registration Rights Agreement is filed as an exhibit to this Report and is incorporated herein by reference

RECENT SALES OF UNREGISTERED SECURITIES

        See information contained in Item 3.02 below.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

        We have authorized capital stock consisting of 250,000,000 shares of common stock, $0.001 par value per share.

Common Stock

        As of the date of this Report, we had 75,760,061 shares of common stock issued and outstanding. Each outstanding share of our common stock is duly and validly issued, fully paid and non-assessable.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

        Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Rights and Preferences

        Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Options

        As of December 7, 2015, under our 1997 plan and 2015 plan, options to purchase an aggregate of 9,251,164 shares of common stock were outstanding. For additional information regarding the terms of this plan, see "Executive Compensation—Equity Incentive Plans."

Warrants

        We have outstanding immediately exercisable warrants to purchase 3,171,154 shares of our common stock at an exercise price of $1.79 per share. These warrants expire in November 2020.

        We have outstanding immediately exercisable warrants to purchase 1,056,726 shares of our common stock at an exercise price of $1.79 per share. These warrants expire in July 2021.

        We have outstanding immediately exercisable warrants to purchase 615,145 shares of our common stock at an exercise price of $1.79 per share. These warrants expire in August 2021.

        We also have outstanding warrants to purchase 247,630 shares of our common stock at an exercise price of $1.79 per share. These warrants expire in July 2024.

        Each of our outstanding warrants has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The warrants also contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

        We and certain holders of our common stock have entered into a registration rights agreement. The registration rights provisions of this agreement provide those holders with demand, piggyback and Form S-3 registration rights with respect to Company Shares issued in exchange for Senseonics Shares issued upon conversion of Senseonics, Incorporated's convertible preferred stock into common stock.

        In addition, pursuant to the terms of our warrants to purchase common stock held by Oxford, Oxford has piggyback registration rights with respect to the shares of common stock issuable upon the exercise of the warrants on the same terms as are set forth in the registration rights agreement.

Demand Registration Rights

        At any time beginning the earlier of six months following the effective date of a future registration statement for a public offering of our securities or December 7, 2018, provided however that in either event, no earlier than the one year anniversary of the filing of this Report, the holders of at least a majority of the shares upon conversion of our convertible preferred stock in the aggregate, or a lesser percent if the anticipated aggregate offering price would exceed $10.0 million, have the right to demand that we filed up to a total of two registration statements. These registration rights are subject to specified conditions and limitations, including the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to effect the registration as expeditiously as possible. An aggregate of up to 55,300,420 shares of common stock will be entitled to these demand registration rights.

Piggyback Registration Rights

        If we propose to register any of our securities under the Securities Act of 1933, as amended, or the Securities Act, either for our own account or for the account of other stockholders, certain holders of shares of common stock and Oxford will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. An aggregate of up to 55,467,990 shares of common stock will be entitled to these piggyback registration rights.

Registration on Form S-3

        At any time after we become eligible to file a registration statement on Form S-3, holders of shares of our common stock that are issued upon conversion of our convertible preferred stock will be entitled, upon their written request, to have such shares registered by us on a Form S-3 registration statement at our expense, provided that such requested registration has an anticipated aggregate offering size to the public of at least $1.0 million and subject to other specified conditions and limitations. An aggregate of up to 55,300,420 shares of common stock will be entitled to these Form S-3 registration rights.

Expenses of Registration

        We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

        The registration rights granted under the registration rights agreement will terminate on August 4, 2025 or, if earlier, with respect to a particular holder, at such time as that holder and its affiliates may sell all of their shares of common stock pursuant to Rule 144 under the Securities Act without any restrictions on volume.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        As permitted by the Delaware General Corporation Law, our certificate of incorporation and bylaws provide that: (i) we are required to indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law; (ii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iii) the rights conferred in the bylaws are not exclusive; and (iv) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

        We have entered into agreements with our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain a directors' and officers' liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING OR FINANCIAL
DISCLOSURE

        See information contained in Item 4.01 below.

FINANCIAL STATEMENTS

        See information contained in Item 9.01 below.

Item 3.02    Unregistered Sales of Equity Securities.

Issuance and Exchange of Senseonics, Incorporated Series D Convertible Preferred Stock

        In October 2012, Senseonics, Incorporated issued an aggregate of 5,725,759 shares of its Series D convertible preferred stock (or 12,009,773 post-exchange shares of our common stock) to 13 investors at a purchase price of $3.75 per share, for aggregate consideration of $21.5 million. In May 2014, Senseonics, Incorporated issued an aggregate of 2,646,078 shares of its Series D convertible preferred stock (or 5,550,145 post-exchange shares of our common stock) to 11 investors at a purchase price of $3.75 per share, for aggregate consideration of $9.9 million. In July 2014, Senseonics, Incorporated issued an aggregate of 82,178 shares of its Series D convertible preferred stock (or 172,364 post-exchange shares of our common stock) to 11 investors at a purchase price of $3.75 per share, for aggregate consideration of $308,591. In September 2014, Senseonics, Incorporated issued an aggregate of 2,646,078 shares of its Series D convertible preferred stock (or 5,550,145 post-exchange shares of our common stock) to 11 investors at a purchase price of $3.75 per share, for aggregate consideration of $9.9 million.

Issuance and Exchange of Senseonics, Incorporated Series E Convertible Preferred Stock

        In August 2015, Senseonics, Incorporated issued an aggregate of 2,544,529 shares of its Series E convertible preferred stock (or 5,337,144 post-exchange shares of our common stock) to 10 investors at a purchase price of $3.75 per share, for aggregate consideration of $10.0 million. In September 2015, Senseonics, Incorporated issued an aggregate of 167,397 shares of its Series E convertible preferred stock (or 351,106 post-exchange shares of our common stock) to 18 investors at a purchase price of $3.75 per share, for aggregate consideration of $0.66 million.

Securities Issued Pursuant to Acquisition

        On December 7, 2015, pursuant to and in connection with the Closing of the Acquisition, we issued:

  •
  57,739,953 Company Shares to the former stockholders of Senseonics, Incorporated;

  •
  Company Options for the purchase of an aggregate of 9,251,164 shares of our common stock; and

  •
  Company Warrants for the purchase of an aggregate of 5,090,661 shares of our common stock.

        The 57,739,953 shares issued to the former Senseonics, Incorporated stockholders were issued with a restrictive legend that the shares had not been registered under the Securities Act of 1933. For more information, see Item 2.01—Completion of Acquisition or Disposition of Assets.

Exemptions from Registration

        The offers, sales and issuances of the Series D convertible preferred stock and the Series E convertible preferred stock by Senseonics, Incorporated described above were exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act. Each of the purchasers represented to Senseonics, Incorporated that they acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. The purchasers also represented to Senseonics, Incorporated that they were accredited investors as defined in Rule 501 promulgated under the Securities Act.

        The issuance of the Company Shares and Company Warrants in conjunction with the Acquisition was exempt from registration under Regulation D promulgated under the Securities Act and Section 4(a)(2) of the Securities Act as an offering not involving a public offering. Each of the recipients of the Company Shares and Company Warrants represented that they were accredited investors and/or sophisticated, with fewer than 35 non-accredited investors. The issuance of the Company Options were exempt under Rule 701 under the Securities Act.

        None of the stock options or warrants, nor the underlying shares of common stock issuable upon exercise, have been registered under the Securities Act; and all documents have been issued with a restrictive legend prohibiting further transfer of the shares without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

Item 4.01    Changes In Accountants.

  Change in Independent Registered Public Accountants Resulting from the Acquisition

        The financial statements as of and for the nine months ended September 30, 2015 of Senseonics, Incorporated were audited by Ernst & Young LLP ("EY"), which was the independent registered public accounting firm that audited the financial statements of Senseonics, Incorporated. Our financial statements as of and for the fiscal years ended June 30, 2014 and 2015 were audited by, and our financial statements as of and for the first quarter ended September 30, 2015 were reviewed by, KLJ & Associates, LLP ("KLJ"), which served as our independent registered public accountants prior to the Acquisition.

        Therefore, effective as of December 7, 2015, EY will continue to act as our auditor until its resignation or removal. Pursuant to Item 304 of Regulation S-K, we report as follows:

  •
  The dismissal of KLJ, which took effect on December 7, 2015, and the appointment of the new independent registered public accounting firm, EY, which took effect on December 7, 2015, were related solely to the change of control resulting from the Acquisition, and were not related in any way to any disagreement with KLJ.

  •
  KLJ's reports on the financial statements of ASN Technologies, Inc. since its inception on June 26, 2014 have not contained any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except for KLJ's audit reports dated August 15, 2014 and September 18, 2015, each of which contained an explanatory paragraph that cited certain conditions that raised substantial doubt about our ability to continue as a going concern.

  •
  The decision to utilize Senseonics, Incorporated's current accountants was approved by our board of directors, on the recommendation of our audit committee.

  •
  During our last two fiscal years and through the date of this Report, there were no disagreements between us and KLJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KLJ, would have caused it to make reference to the subject matter of the disagreements in connection with its report; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        We have provided KLJ a copy of the above disclosures in response to Item 304 of Regulation S-K in conjunction with the filing of this Report and requested that KLJ provide us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements we have made in response to Item 304(a) of Regulation S-K. A copy of such letter will be filed with an amendment to this Report.

        During our two most recent fiscal years and through the date of this Report, we did not consult EY with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2) of Regulation S-K.

Previous independent registered public accounting firm

        On October 19, 2015, Senseonics, Incorporated dismissed PricewaterhouseCoopers LLP as Senseonics, Incorporated's independent registered public accounting firm, following the completion of a competitive process overseen by the Senseonics, Incorporated board of directors to review the appointment of Senseonics, Incorporated's independent registered public accounting firm.

        The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended December 31, 2014 and 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except for an explanatory paragraph regarding substantial doubt about Senseonics, Incorporated's ability to continue as a going concern in its report on Senseonics, Incorporated's annual financial statements for the fiscal year ended December 31, 2014.

        During the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through October 19, 2015: (i) there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years, and (ii) there have been no reportable events (as defined in Regulation S-K 304(a)(1)(v)), except for the material weakness described below.

        In 2013, Senseonics, Incorporated identified a material weakness whereby Senseonics, Incorporated did not have a control designed and in place to identify and properly account for complex equity transactions. This resulted in a material balance sheet reclassification adjustment and the restatement of Senseonics, Incorporated's financial statements as of and for the years ended December 31, 2011 and 2012. Senseonics, Incorporated remediated this material weakness in 2014 primarily by implementing a new control over the process and engaging external accounting experts with the appropriate knowledge to supplement Senseonics, Incorporated's internal resources in our computation and review processes.

        The Senseonics, Incorporated audit committee discussed with PricewaterhouseCoopers LLP this material weakness and the remediation. We have authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness.

        The Company has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements under the headlines Previous independent registered public accounting firm. A copy of such letter, dated December 10, 2015, is filed as Exhibit 16.1 to this Report.

New independent registered public accounting firm

        Senseonics, Incorporated engaged EY as its new independent registered public accounting firm as of October 28, 2015. During the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through June 30, 2015, we have not consulted with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K 304(a)(1)(iv)) and the related instructions to Regulation S-K 304, or a reportable event (as defined in Regulation S-K 304(a)(1)(v)).

Item 5.01    Changes in Control of Registrant.

        The information regarding the Acquisition set forth in Item 2.01, "Completion of Acquisition or Disposition of Assets" is incorporated herein by reference.

        At the Closing of the Acquisition, we issued 57,739,953 shares of our common stock to former Senseonics, Incorporated stockholders in exchange for all of their ownership of Senseonics, Incorporated. Prior to the Acquisition, the Senseonics, Incorporated stockholders did not own any of our shares of common stock.

        After giving effect to the issuance of the Company Shares and the cancellation of the Repurchase Shares, the number of shares of our common stock issued and outstanding is 75,760,061, of which the former Senseonics, Incorporated stockholders own approximately 76%. Assuming the exercise of all outstanding Company Options and Company Warrants, the number of shares of our common stock issued and outstanding would be 90,101,886, of which the former Senseonics, Incorporated stockholders would own approximately 80%. Stockholders beneficially owning all of our common stock immediately prior to the Closing of the Acquisition were diluted to an aggregate beneficial ownership of 18,020,108 shares, or approximately 20% of our issued and outstanding shares.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in the Directors Serving on our Board

        In connection with the Closing of the Acquisition, the Company accepted the resignation of Daniel Davis, its former sole director, and the individuals listed below were elected to serve on our board of directors. The resignation of the former sole director was not in connection with any known disagreement with us on any matter.

  Timothy T. Goodnow, Ph.D.
  M. James Barrett, Ph.D.
  Peter Justin Klein, M.D., J.D.
  Stephen P. DeFalco
  Edward J. Fiorentino
  Douglas S. Prince
  Douglas A. Roeder

        Our new board of directors then elected Mr. DeFalco as the chairman of the board of directors.

Change in Executive Officers

        In connection with the Closing of the Acquisition, the former sole officer resigned and the following individuals were named as executive officers of the Company:

Timothy T. Goodnow, Ph.D.	President and Chief Executive Officer
R. Don Elsey	Chief Financial Officer
Mukul Jain, Ph.D.	Vice President, Operations, Quality and Regulatory
Mirasol Panlilio	Vice President, Global Sales and Marketing

        Our executive officers serve at the pleasure of our board of directors.

        See "Management" for information on each of our new directors and executive officers.

Item 5.03    Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

        On December 4, 2015, the Company converted to a Delaware corporation by filing a Certificate of Incorporation, or the Delaware Certificate, and Certificate of Conversion with the Delaware Secretary of State. Pursuant to the Delaware Certificate, we changed our name to "Senseonics Holdings, Inc." No other material amendments were made. The Delaware Certificate is filed as an exhibit to this Report and is incorporated by reference herein.

        On December 7, 2015, in connection with the Closing of the Acquisition, we changed our fiscal year of June 30 to conform to the December 31 fiscal year of Senseonics, Incorporated.

Item 5.06    Change in Shell Company Status.

        As a result of the Acquisition, we are no longer a "shell company" within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934. In addition, the information contained in this Report is intended to provide "Form 10 information" within the meaning of Rule 144(i)(3) under the Securities Act of 1933.

Item 9.01    Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired

        See Financial Statements for Senseonics, Incorporated for the years ended December 31, 2013 and 2014, which are filed as Exhibit 99.1 to this Report and are incorporated herein by reference.

        See Financial Statements for Senseonics, Incorporated for the nine months ended September 30, 2014 and 2015, which are filed as Exhibit 99.2 to this Report and are incorporated herein by reference.

(b)   Pro Forma Financial Information

        See Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 and the nine months ended September 30, 2015, which is filed as Exhibit 99.3 to this Report and is incorporated herein by reference.

(d)   Exhibits

Exhibit No.		Document
2.1	*	Agreement and Plan of Merger by and among ASN Technologies, Inc., SMSI Merger Sub, Inc. and Senseonics, Incorporated, dated as of December 4, 2015.

3.1		Certificate of Incorporation of the Registrant.

3.2		Bylaws of the Registrant.

4.1		Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated as of December 7, 2015.

10.1		Lease Agreement, dated as of February 4, 2008, by and between Senseonics, Incorporated and Seneca Meadows Corporate Center III Limited Partnership, as amended by the First Amendment to Lease, dated as of September 25, 2012.

10.2	+	Transaction Bonus Agreement by and between Senseonics, Incorporated and Stephen DeFalco, dated as of December 4, 2015.

10.3	+	Amended and Restated 1997 Stock Option Plan of Senseonics, Incorporated, as amended to date.

Exhibit No.		Document

10.4	+	Form of Incentive Stock Option Agreement under Senseonics, Incorporated Amended and Restated 1997 Stock Option Plan.

10.5	+	Form of Nonqualified Stock Option Agreement under Senseonics, Incorporated Amended and Restated 1997 Stock Option Plan.

10.6	+	2015 Equity Incentive Plan of Senseonics, Incorporated.

10.7	+	Form of Stock Option Grant Notice and Stock Option Agreement under Senseonics, Incorporated 2015 Equity Incentive Plan.

10.8	+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under Senseonics, Incorporated 2015 Equity Incentive Plan.

10.9	+	Form of Indemnification Agreement between the Registrant and its directors and executive officers.

10.10	+	Amended and Restated Executive Employment Agreement by and between Senseonics, Incorporated and Timothy T. Goodnow, dated as of July 24, 2015.

10.11	+	Amended and Restated Executive Employment Agreement by and between Senseonics, Incorporated and Mukul Jain, dated as of July 30, 2015.

10.12	+	Executive Employment Agreement by and between Senseonics, Incorporated and Mirasol Panlilio, dated as of August 10, 2015.

10.13	+	Amended and Restated Executive Employment Agreement by and between Senseonics, Incorporated and R. Don Elsey, dated as of July 27, 2015.

10.14		Loan and Security Agreement, by and between Senseonics, Incorporated and Oxford Finance LLC, dated as of July 31, 2014, as amended by the Consent and First Amendment to Loan and Security Agreement, dated as of December 7, 2015.

10.15		Form of Secured Promissory Note issued to Oxford Finance LLC by Senseonics, Incorporated, dated as of July 31, 2014 and December 23, 2014.

10.16		Form of Secured Promissory Note issued to Oxford Finance LLC by Senseonics, Incorporated, dated as of December 7, 2015.

10.17		Form of Replacement Warrant to Purchase Common Stock issued to Oxford Finance LLC by Senseonics, Incorporated, dated as of December 7, 2015.

10.18		Form of Warrant to Purchase Preferred Stock issued by Senseonics, Incorporated in bridge loan financings.

10.19		Common Stock Repurchase Agreement, by and between ASN Technologies, Inc. and Laura Magrone, dated as of December 4, 2015.

10.20		Spin-out Agreement by and between Daniel Davis and ASN Technologies, Inc., dated as of December 4, 2015.

10.21		Note Purchase Agreement by and between the Registrant and Energy Capital LLC, dated as of December 7, 2015.

10.22		Unsecured Promissory Note issued by the Registrant to Energy Capital LLC, dated as of December 7, 2015.

10.23		Resignation Letter of Daniel Davis.

Exhibit No.		Document
10.24	#	Exclusive Distribution Agreement, by and between Senseonics, Incorporated and Rubin Medical, dated as of September 14, 2015.

16.1		Letter from PricewaterhouseCoopers LLP

21.1		Subsidiaries of the Registrant.

99.1		Financial Statements for Senseonics, Incorporated for the years ended December 31, 2014 and 2013.

99.2		Financial Statements for Senseonics, Incorporated for the nine months ended September 30, 2015 and 2014.

99.3		Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2014 and the Nine Months ended September 30, 2015.

*
Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the Securities and Exchange Commission upon request.

#
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.

+
Indicates management contract or compensatory plan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2015

SENSEONICS HOLDINGS, INC.
By:	/s/ TIMOTHY T. GOODNOW Timothy T. Goodnow, Ph.D. President and Chief Executive Officer